UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE

----------------------------------------------------X

IN RE                                            :
                                                 :      CHAPTER 11
CONSOLIDATED HYDRO, INC.,                        :      CASE NO. 97-1924 (SLR)
                                                 :
                        DEBTOR.                  :
                                                 :
----------------------------------------------------X




            DEBTOR'S DISCLOSURE STATEMENT PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE RELATING TO DEBTOR'S PLAN OF REORGANIZATION
         ---------------------------------------------------------------




                                        WEIL, GOTSHAL & MANGES LLP
                                        ATTORNEYS FOR THE DEBTOR
                                        767 FIFTH AVENUE
                                        NEW YORK, NEW YORK 10153
                                        (212) 310-8000

                                               AND

                                        RICHARDS, LAYTON & FINGER, P.A.
                                        ATTORNEYS FOR THE DEBTOR
                                        ONE RODNEY SQUARE
                                        WILMINGTON, DELAWARE 19899
                                        (302) 685-6541



DATED:      STAMFORD, CONNECTICUT
            AUGUST 8, 1997

THIS SOLICITATION IS BEING CONDUCTED TO OBTAIN SUFFICIENT ACCEPTANCES OF A PLAN OF REORGANIZATION BEFORE THE FILING OF A VOLUNTARY REORGANIZATION CASE UNDER CHAPTER 11 OF THE BANKRUPTCY CODE. BECAUSE A CHAPTER 11 CASE HAS NOT YET BEEN COMMENCED, THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING ADEQUATE INFORMATION WITHIN THE MEANING OF SECTION 1125(A) OF THE BANKRUPTCY CODE. FOLLOWING THE COMMENCEMENT OF ITS CHAPTER 11 CASE, CONSOLIDATED HYDRO, INC. EXPECTS TO PROMPTLY SEEK AN ORDER OF THE BANKRUPTCY COURT (I) APPROVING THIS DISCLOSURE STATEMENT AS HAVING CONTAINED ADEQUATE INFORMATION AND THE SOLICITATION OF VOTES AS HAVING BEEN IN COMPLIANCE WITH
SECTION 1126(B), AND (II) CONFIRMING ITS PLAN OF REORGANIZATION.






                              DISCLOSURE STATEMENT

                              DATED AUGUST 8, 1997

                            SOLICITATION OF VOTES ON
                          THE PLAN OF REORGANIZATION OF

                            CONSOLIDATED HYDRO, INC.

           from the holders of Consolidated Hydro, Inc.'s outstanding

                       12% SENIOR DISCOUNT NOTES DUE 2003
                 SERIES F 8% SENIOR CONVERTIBLE PREFERRED STOCK
              SERIES G 9.85% JUNIOR CONVERTIBLE PREFERRED STOCK AND
       SERIES H 13.50% CUMULATIVE REDEEMABLE EXCHANGEABLE PREFERRED STOCK





================================================================================
THE VOTING DEADLINE TO ACCEPT OR REJECT THE PLAN OF
REORGANIZATION IS 5:00 P.M., EASTERN TIME, ON SEPTEMBER 9,
1997, UNLESS EXTENDED.
================================================================================

                        HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN CONSOLIDATED HYDRO, INC. ARE ENCOURAGED TO READ AND CAREFULLY CONSIDER THE MATTERS DESCRIBED IN THIS DISCLOSURE STATEMENT UNDER "RISK FACTORS" PRIOR TO VOTING. IN MAKING ITS VOTING DECISION, EACH HOLDER MUST RELY ON ITS OWN EXAMINATION OF CONSOLIDATED HYDRO, INC. AND THE TERMS OF THE PLAN OF REORGANIZATION, INCLUDING THE MERITS AND RISKS INVOLVED. HOLDERS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE AND SHOULD CONSULT WITH THEIR OWN ADVISORS.

                        CONSOLIDATED HYDRO INC. IS RELYING ON SECTION 3(A)(9) OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), TO EXEMPT FROM REGISTRATION PURSUANT TO SUCH ACT AND UNDER APPLICABLE STATE SECURITIES OR "BLUE SKY" LAWS THE OFFER OF NEW COMMON STOCK AND NEW WARRANTS WHICH MAY BE DEEMED TO BE MADE PURSUANT TO THE SOLICITATION. THE NEW COMMON STOCK AND NEW WARRANTS TO BE ISSUED ON THE EFFECTIVE DATE WILL NOT HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") UNDER THE SECURITIES ACT OR UNDER ANY STATE SECURITIES OR "BLUE SKY" LAW AND WILL BE ISSUED IN RELIANCE UPON THE EXEMPTION FROM THE SECURITIES ACT AND EQUIVALENT STATE LAW REGISTRATION PROVIDED BY SECTION 1145(A)(1) OF THE BANKRUPTCY CODE. SEE ARTICLE XI, BELOW, ENTITLED "SECURITIES LAW MATTERS" FOR INFORMATION ON CERTAIN REGISTRATION RIGHTS TO BE GRANTED TO RECIPIENTS OF NEW COMMON STOCK AND NEW WARRANTS.

                        NEITHER THE NEW COMMON STOCK NOR THE NEW WARRANTS TO BE ISSUED ON THE EFFECTIVE DATE HAVE BEEN APPROVED OR DISAPPROVED BY THE COMMISSION OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL, OR REGULATORY AUTHORITY, AND NEITHER THE COMMISSION NOR ANY SUCH AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE PLAN OF REORGANIZATION.

                        CERTAIN STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING PROJECTED FINANCIAL INFORMATION AND OTHER FORWARD-LOOKING STATEMENTS ARE BASED ON ESTIMATES AND ASSUMPTIONS. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES. FORWARD-LOOKING STATEMENTS ARE PROVIDED IN THIS DISCLOSURE STATEMENT PURSUANT TO THE SAFE HARBOR ESTABLISHED UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND SHOULD BE EVALUATED IN THE CONTEXT OF THE ESTIMATES, ASSUMPTIONS, UNCERTAINTIES, AND RISKS DESCRIBED HEREIN.

                        THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED.

                        THE TERMS OF THE PLAN GOVERN IN THE EVENT OF ANY INCONSISTENCY WITH THE SUMMARIES IN THIS DISCLOSURE STATEMENT.

                        THE INFORMATION IN THIS DISCLOSURE STATEMENT IS BEING PROVIDED SOLELY FOR PURPOSES OF VOTING TO ACCEPT OR REJECT THE PLAN OR OBJECTING TO CONFIRMATION. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE USED BY ANY ENTITY FOR ANY OTHER PURPOSE.

                              TABLE OF CONTENTS
                              -----------------


       GLOSSARY..............................................................iii

I.     INTRODUCTION..........................................................  1

       A.          WHO IS ENTITLED TO VOTE...................................  2
       B.          SUMMARY OF VOTING PROCEDURES..............................  3

II.    OVERVIEW OF THE PLAN..................................................  6

III.   GENERAL INFORMATION................................................... 12

       A.          CHI'S BUSINESS............................................ 12

                   1.          General....................................... 12
                   2.          Organizational Structure of CHI............... 12
                   3.          The Hydroelectric Projects.................... 12
                   4.          Power Purchase Agreements..................... 13
                   5.          Industrial Infrastructure Business............ 14
                   6.          Pumped Storage Development.................... 14
                   7.          Employees..................................... 14

       B.          CHI'S SIGNIFICANT DEBT.................................... 15

                   1.          The Senior Discount Notes..................... 15
                   2.          The DnB Facility.............................. 15
                   3.          Intercompany Indebtedness..................... 16

       C.          CHI'S EQUITY STRUCTURE.................................... 16

                   1.          Series F Preferred Stock and Series G
                                  Preferred Stock.............................16
                   2.          Series H Preferred Stock...................... 17
                   3.          Common Stock.................................. 18

       D.          MORGAN STANLEY............................................ 18

IV.    FACTORS LEADING TO THE COMMENCEMENT OF THE CHAPTER 11
         CASE AND NEW BUSINESS STRATEGY...................................... 18

       A.          THE CHANGING HYDRO BUSINESS............................... 18

       B.          CASH DIVIDENDS AND CASH INTEREST DUE IN 1998-1999........ 20
       C.          NEW BUSINESS STRATEGY.................................... 20
       D.          THE 1996-97 PREPETITION NEGOTIATIONS..................... 23

V.     ANTICIPATED EVENTS DURING THE CHAPTER 11 CASE........................ 23

       A.          COMMENCEMENT OF THE CHAPTER 11 CASE...................... 23
       B.          ADMINISTRATION OF THE CHAPTER 11 CASE.................... 23
       C.          CREDITORS' COMMITTEE..................................... 24
       D.          CONFIRMATION HEARING..................................... 24
       E.          BAR DATE................................................. 24

VI.    THE PLAN OF REORGANIZATION........................................... 25

       A.          INTRODUCTION............................................. 25
       B.          ADMINISTRATIVE EXPENSES.................................. 26
       C.          PRIORITY TAX CLAIMS...................................... 27
       D.          CLASSIFICATION AND TREATMENT OF CLAIMS AND
                        EQUITY INTERESTS.....................................27
       E.          SECURITIES TO BE ISSUED PURSUANT TO THE PLAN............. 33

                   1.          New Common Stock............................. 33
                   2.          New Series B Warrants........................ 34
                   3.          New Series C Warrants........................ 34
                   4.          Management Options........................... 35

       F.          EXECUTORY CONTRACTS AND UNEXPIRED LEASES................. 35

                   1.          General...................................... 35
                   2.          Insurance Policies........................... 36
                   3.          Indemnification Obligations.................. 36
                   4.          Compensation and Benefit Programs............ 36
                   5.          Retiree Benefits............................. 37
                   6.          Rejection of Certain Put and Call
                                      Agreements............................ 37

       G.          IMPLEMENTATION OF THE PLAN............................... 37

                   1.          Cancellation of Certain Securities........... 37
                   2.          Issuance or Reservation of New Securities.... 37
                   3.          Registration Rights.......................... 39
                   4.          Effectuating Documents and Further
                                      Transactions.......................... 39
                   5.          Corporate Action............................. 39

       H.          METHOD OF DISTRIBUTIONS UNDER THE PLAN................... 39

                   1.          Date and Delivery of Distributions........... 39
                   2.          No Fractional Shares......................... 40
                   3.          Distributions to Holders as of the
                                  Distribution Record Date.................. 40
                   4.          Surrender of Existing Securities and
                               Agreements................................... 41
                   5.          Hart-Scott-Rodino Act Filing Requirements.... 41
                   6.          Waiver of Enforcement of Priority............ 42

       I.          PROCEDURES FOR TREATING DISPUTED CLAIMS AND EQUITY
                   INTERESTS................................................ 42

       J.          OTHER PLAN PROVISIONS.................................... 43

                   1.          Exculpation.................................. 43
                   2.          Exemption From Transfer Taxes................ 43
                   3.          Limited Releases............................. 44
                   4.          Dissolution of Committee..................... 45
                   5.          Compliance with Tax Requirements............. 45
                   6.          Vesting and Liens............................ 45
                   7.          Discharge of CHI............................. 45
                   8.          Permanent Injunction......................... 45
                   9.          Retention of Jurisdiction.................... 46
                   10.         Amendment or Modification of the Plan........ 46
                   11.         Votes Solicited in Good Faith................ 46

VII.   VOTING PROCEDURES AND REQUIREMENTS................................... 47

       A.          VOTING DEADLINE.......................................... 47
       B.          HOLDERS OF CLAIMS AND EQUITY INTERESTS ENTITLED TO VOTE.. 48
       C.          VOTE REQUIRED FOR ACCEPTANCE BY A CLASS.................. 48
       D.          VOTING PROCEDURES........................................ 49

                   1.          Holders of Claims in Class 3 and Equity
                                 Interests in Classes 7, 8 and 9....;;;;.... 49

                   2.          Withdrawal of Ballot or Master Ballot........ 51

VIII.  CONFIRMATION OF THE PLAN............................................. 52

       A.          CONFIRMATION HEARING..................................... 52

       B.          REQUIREMENTS FOR CONFIRMATION OF THE PLAN............... 53

                   1.          Statutory Requirements...................... 53
                   2.          Unfair Discrimination and Fair and
                               Equitable Tests..............................54
                   3.          Feasibility................................. 56
                   4.          Best Interests Test......................... 57

       C.          EFFECTIVENESS OF THE PLAN............................... 59

                   1.          Conditions Precedent to Effectiveness....... 59
                   2.          Effect of Failure of Conditions............. 60
                   3.          Effect of Confirmation...................... 60

IX.    GOVERNANCE AND MANAGEMENT OF REORGANIZED CHI........................ 61

       A.          GOVERNANCE AND MANAGEMENT OF REORGANIZED CHI............ 61

                   1.          General..................................... 61
                   2.          Board of Directors of Reorganized CHI....... 61
                   3.          Executive Officers of Reorganized CHI....... 62
                   4.          Employment Agreements of Executive Officers
                                    of Reorganized CHI..................... 63
                   5.          Restated Certificate of Incorporation and
                                   Amended By-laws of Reorganized CHI...... 63

       B.          OWNERSHIP OF REORGANIZED CHI............................ 63

       C.          MANAGEMENT OPTION PLAN.................................. 64

                   1.          General..................................... 64
                   2.          Tax Consequences............................ 65

X.     RISK FACTORS........................................................ 67

       A.          CERTAIN BANKRUPTCY LAW CONSIDERATIONS................... 67

                   1.          Failure to Satisfy Vote Requirement......... 67
                   2.          Risk of Non-Confirmation of the Plan........ 68
                   3.          Risk of Non-Occurrence of the Effective Date 68
                   4.          Effect of CHI's Chapter 11 Case on Its
                                     Subsidiaries.......................... 68

       B.          FACTORS AFFECTING THE VALUE OF THE SECURITIES TO BE ISSUED
                     UNDER THE PLAN......................................... 68

                   1.          The Industrial Infrastructure Business....... 68
                   2.          The Hydroelectric Industry................... 69
                   3.          Capital Requirements......................... 70
                   4.          Variances from Projections................... 71
                   5.          Lack of Trading Market........................71
                   6.          Dividend Policies............................ 71
                   7.          Significant Holders.......................... 72

       C.          CERTAIN TAX MATTERS...................................... 72

XI.    SECURITIES LAW MATTERS............................................... 72

       A.          THE SOLICITATION......................................... 72
       B.          ISSUANCE OF NEW SECURITIES UNDER THE PLAN................ 73
       C.          REGISTRATION RIGHTS...................................... 74
       D.          STOCKHOLDERS' AGREEMENT.................................. 74

XII.   CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN.................. 74

       A.          CONSEQUENCES TO CHI...................................... 75

                   1.          Cancellation of Debt......................... 75
                   2.          Limitations on NOL Carryforwards and
                                 Other Tax Attributes....................... 76
                   3.          Alternative Minimum Tax...................... 78

       B.          CONSEQUENCES TO HOLDERS OF SENIOR DISCOUNT
                     NOTE CLAIMS............................................ 79

                   1.          Gain or Loss................................. 79
                   2.          Distributions in Discharge of Accrued OID.... 80
                   3.          Subsequent Sale of New Common Stock.......... 81
                   4.          Withholding.................................. 81

       C.          CONSEQUENCES TO HOLDERS OF OLD PREFERRED STOCK........... 81

                   1.          Potential Dividend Characterization.......... 82
                   2.          Sale or Exchange Treatment................... 83
                   3.          Proposed Regulations......................... 83

       D.          CONSEQUENCES TO HOLDERS OF OLD COMMON STOCK............. 84

XIII.  VALUATION........................................................... 84

       A.          ESTIMATED LIQUIDATION VALUE OF ASSETS................... 84
       B.          REORGANIZATION VALUE.................................... 85
       C.          NEW WARRANTS AND MANAGEMENT OPTIONS VALUES.............. 87

XIV.   FINANCIAL INFORMATION............................................... 89

       A.          GENERAL................................................. 89
       B.          CHANGE IN FISCAL YEAR................................... 89
       C.          SELECTED FINANCIAL DATA................................. 89
       D.          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                   CONDITION AND RESULTS OF OPERATIONS..................... 89
       E.          RECENT PERFORMANCE...................................... 90

XV.    ALTERNATIVES TO CONFIRMATION AND CONSUMMATION
         OF THE PLAN....................................................... 90

       A.          LIQUIDATION UNDER CHAPTER 7............................. 90
       B.          ALTERNATIVE PLAN OF REORGANIZATION...................... 91

XVI.   CONCLUSION.......................................................... 91

                                    EXHIBITS

PLAN OF REORGANIZATION...................................................... A

CONSOLIDATED HYDRO, INC. ANNUAL REPORT ON FORM 10-K......................... B

CONSOLIDATED HYDRO, INC. QUARTERLY REPORT ON FORM 10-Q...................... C

PROJECTED FINANCIAL INFORMATION............................................. D

LIQUIDATION ANALYSIS........................................................ E


                                    SCHEDULE

CHI'S HYDROELECTRIC PROJECTS................................................ 1

                                    GLOSSARY

                        The following glossary contains certain important terms used throughout this Disclosure Statement. If there are any inconsistencies between the definitions used in the Plan and the definitions used in this Disclosure Statement, the definitions in the Plan are controlling.



Bankruptcy        title 11 of the United States Code, as amended from time to
Code              time, as applicable to the Chapter 11 Case.

Bankruptcy        the United States District Court for the District of Delaware
Court             having jurisdiction over the Chapter 11 Case and, to the
                  extent of any reference under section 157 of title 28 of the United States Code, the unit of such District Court under section 151 of title 28 of the United States Code.

Bankruptcy        the Federal Rules of Bankruptcy Procedure as promulgated by
Rules             the United States Supreme Court under section 2075 of title 28 of the United States Code, and any Local Rules of the Bankruptcy Court.

Business Day      any day other than a Saturday, Sunday or any
                  other day on which commercial banks in New York, New York are required or authorized to close by law or executive order.

Chapter 11 Case   the case under chapter 11 of the Bankruptcy Code commenced by
                  CHI, styled In re Consolidated Hydro, Inc.

Claim             as defined in section 101(5) of the Bankruptcy Code.

Class A           the authorized class A common stock, par value $0.001 per
Common Stock      share, issued by CHI.

Commencement      the date on which CHI commences the Chapter 11 Case.
Date

Company collectively, Consolidated Hydro, Inc. and its consolidated subsidiaries.


Confirmation      the date on which the Confirmation Order is signed by the
Date              Bankruptcy Judge.

Confirmation      the order of the Bankruptcy Court confirming the Plan pursuant
Order             to Section 1129 the Bankruptcy Code.

Distribution      the day that is three Business Days from and after the
Record Date       Confirmation Date.

Effective Date    the first Business Day on which the conditions specified in
                  Section 11.1 of the Plan have been satisfied or waived.

Equity Interest   an interest in CHI evidenced by Old Preferred Stock, Old
                  Common Stock, Old Warrants, Old Options or other instruments evidencing an ownership interest in CHI, whether or not transferable.

Industrial        as defined in Section III.A.5, entitled "Industrial
Infrastructure    Infrastructure Business."
Business

Management        options to purchase 810,811 shares of New Class A Common Stock
Options           pursuant to the provisions of the Management Option
                  Agreements to be entered into under the Management Option
                  Plan.

MS Leveraged      The Morgan Stanley Leveraged Equity Fund II, L.P., an
Equity            affiliate of Morgan Stanley, Dean Witter, Discover & Co., and
                  a holder of Series F Preferred Stock and Series G Preferred
                  Stock.

New Class A       the class A common stock of Reorganized CHI authorized and to
Common Stock      be issued pursuant to the Plan. The New Class A Common Stock will have a par value of $.01 per share and such rights with respect to dividends, liquidation and other matters as are provided for by applicable nonbankruptcy law or in the Restated CHI Certificate of Incorporation and the Amended CHI
                  By-Laws. Each share of New Class A Common Stock will have one vote.

New Class B       the class B common stock of Reorganized CHI authorized and to
Common Stock      be issued pursuant to the Plan. The New Class B Common Stock will have a par value of $.01 per share and such rights with respect to dividends, liquidation and other matters as are provided for by applicable nonbankruptcy law or in the Restated CHI Certificate of Incorporation and the Amended CHI
                  By-Laws. Each share of New Class B Common Stock will have one-hundredth (1/100) of one vote.

New Common        collectively, the New Class A Common Stock and the New Class B
Stock             Common Stock.

New Series B      warrants issued by Reorganized CHI to purchase 810,811 shares
Warrants          of New Common Stock pursuant to the provisions of the
                  Series B Warrant Agreement, the form of which is annexed to the Plan as Exhibit E.

New Series C      warrants issued by Reorganized CHI to purchase 526,316 shares
Warrants          of New Common Stock pursuant to the provisions of the
                  Series C Warrant Agreement, the form of which is annexed to the Plan as Exhibit F.

New Warrants      collectively, the New Series B Warrants and the New Series C
                  Warrants.

Old Common        all authorized and issued Class A Common Stock, authorized
Stock             class B common stock issued by CHI, Old Options and Old
                  Warrants, including any right, contractual or otherwise, to acquire any common stock of CHI, existing prior to the Commencement Date.

Old Preferred     collectively, the Series F Preferred Stock, the Series H
Stock             Preferred Stock, and the Series G Preferred Stock.

Pro Rata Share    a proportionate share, so that the ratio of the consideration distributed on account of an Allowed Claim or Allowed Equity
                  Interest in a Class to the amount of such Allowed Claim or Allowed Equity Interest is the same as the ratio of the amount of the consideration distributed on account of all Allowed
                  Claims or Allowed Equity Interests in such Class to the amount of all Allowed Claims or Allowed Equity Interests in such Class.

Reorganized       CHI Energy, Inc., or any successor thereto by merger,
CHI               consolidation or otherwise, on and after the Effective
                  Date.

Schedules         the schedules of assets and liabilities to be filed by CHI pursuant to section 521 of the Bankruptcy Code and Bankruptcy
                  Rule 1007, including any amendments and modifications thereto through the Confirmation Date.

Senior Discount   the 12% Senior Discount Notes due 2003 issued pursuant to that
Notes             certain Indenture, dated as of June 15, 1993, as amended
                  and restated in the Amended and Restated Indenture as of February 7, 1994.

Series F          the Series F 8% Senior Convertible Preferred Stock issued
Preferred Stock   pursuant to that certain  Purchase Agreement,
                  dated March 25, 1992, among CHI, The Morgan Stanley Leveraged
                  Equity Fund II, L.P. and Madison Group, L.P.

Series G          the Series G 9.85% Junior Convertible Preferred Stock issued
Preferred Stock   pursuant to that certain Purchase Agreement,
                  dated March 25, 1992, among CHI, The Morgan Stanley Leveraged
                  Equity Fund II, L.P. and Madison Group, L.P.

Series H          the Series H 13.5% Cumulative Redeemable Exchangeable
Preferred Stock   Preferred Stock governed by the Certificate of
                  Designations for the Series H Preferred Stock.

Voting Record      August 8, 1997.
Date

                                       I.

                                  INTRODUCTION
                                  ------------

                        Consolidated Hydro, Inc. ("CHI") is soliciting acceptances of its chapter 11 plan of reorganization (the "Plan") attached as Exhibit A to this Disclosure Statement. This solicitation is being conducted at this time in order to obtain (prior to the commencement of a chapter 11 case) sufficient acceptances to enable the Plan to be confirmed by the Bankruptcy Court pursuant to the provisions of the Bankruptcy Code. CHI anticipates that a pre-commencement solicitation will significantly simplify, shorten, and reduce the cost of the administration of the Chapter 11 Case. CHI does not intend to commence chapter 11 cases for any of its subsidiaries. Unless otherwise defined herein or in the Glossary, all capitalized terms used herein shall have the same meanings ascribed to them in the Plan.

                        CHI is commencing this solicitation after several months of discussions with (i) an informal committee of substantial bondholders, consisting of Morgan Stanley & Co. Incorporated ("Morgan Stanley"), Swiss Bank Corporation ("SBC"), Merrill Lynch Asset Management and Stonehill Investment Corp. (collectively, the "Unofficial Bondholders' Committee"), (ii) representatives of The Morgan Stanley Leveraged Equity Fund II, L.P. ("MS Leveraged Equity"), a significant holder of both the Series F Preferred Stock and Series G Preferred Stock, and (iii) certain significant holders of the Series H Preferred Stock. The members of the Unofficial Bondholders' Committee have been represented by Wachtell, Lipton, Rosen & Katz.

                        THE PLAN IS THE PRODUCT OF NEGOTIATIONS AMONG THE COMPANY, MEMBERS OF THE UNOFFICIAL BONDHOLDERS' COMMITTEE, REPRESENTATIVES OF MS LEVERAGED EQUITY AND REPRESENTATIVES OF MORGAN STANLEY, A HOLDER OF APPROXIMATELY 32.4% OF THE SERIES H PREFERRED STOCK. CHI'S BOARD OF DIRECTORS, CHI'S MANAGEMENT, THE UNOFFICIAL BONDHOLDERS' COMMITTEE, MS LEVERAGED EQUITY AND MORGAN STANLEY, A SIGNIFICANT HOLDER OF THE SERIES H PREFERRED STOCK, STRONGLY SUPPORT THE PLAN AND CHI STRONGLY URGES YOU TO VOTE TO ACCEPT THE PLAN.

                        Attached as Exhibits to or accompanying this Disclosure Statement are copies of the following:

                        1.   The Plan (Exhibit A);

                        2. Consolidated Hydro, Inc. Annual Report on Form 10-K, dated September 30, 1996 (Exhibit B);

                        3. Consolidated Hydro, Inc. Quarterly Report on Form 10-Q, dated May 14, 1997 (Exhibit C);

                        4.   Projected Financial Information (Exhibit D); and

                        5.   Liquidation Analysis (Exhibit E).

                        In addition, a ballot for the acceptance or rejection of the Plan is enclosed with this Disclosure Statement for those holders of Claims and Equity Interests that CHI believes are entitled to vote to accept or reject the Plan.

A.          WHO IS ENTITLED TO VOTE
            -----------------------

                        Under the Bankruptcy Code, only classes of claims or equity interests that are impaired are entitled to vote to accept or reject a proposed chapter 11 plan. Classes of claims or equity interests in which the holders of claims or interests will not receive or retain any property under a proposed chapter 11 plan are deemed to have rejected the plan. The holders of claims or equity interests that are unimpaired under a proposed chapter 11 plan are deemed to have accepted the plan.

                        The creditors and equity interest holders that beneficially own, AS OF THE AUGUST 8, 1997 VOTING RECORD DATE, any of the following securities issued by CHI, are entitled to vote on the Plan:

                    12% Senior Discount Notes due 2003 (Class 3)

                    Series F 8% Senior Convertible Preferred Stock (Class 7)

                    Series H 13.50% Cumulative Redeemable Exchangeable
                      Preferred Stock (Class 8)

                    Series G 9.85% Junior Convertible Preferred Stock (Class 9)

                        Claims in each of Class 1 (Other Priority Claims), Class 2 (Secured Claims), Class 4 (DnB Claims), Class 5 (General Unsecured Claims) and Class 6 (Intercompany Claims) will, to the extent unpaid prior to the Effective Date, be rendered unimpaired or reinstated in accordance with section 1124 of the Bankruptcy Code. Holders of Claims in those Classes are deemed to have accepted the Plan.

                        Equity Interests in Class 10 will be cancelled and will receive no distributions under the Plan. Therefore, the holders of Equity Interests in Class 10 are deemed to have rejected the Plan.

                        CHI is soliciting acceptances only from holders of Allowed Claims and Allowed Equity Interests in Classes 3, 7, 8 and 9.

                        The Bankruptcy Code defines "acceptance" of a chapter 11 plan by a class of claims if holders of at least two-thirds in amount, and more than one-half in number, of the claims of that class that actually vote, accept the Plan. Acceptance of the Plan by a class of equity interest holders requires the acceptance by the holders of two-thirds of the total number of shares or interests held by the equity interest holders of that class that actually vote. For a discussion of these matters, see Article VII "Voting Procedures and Requirements," and Section VIII.C.1, "Conditions Precedent to Effectiveness."

                        As Class 10 (Old Common Stock) is deemed to have rejected the Plan, CHI is requesting confirmation of the Plan under section 1129(b) of the Bankruptcy Code. Section 1129(b) of the Bankruptcy Code permits the confirmation of a plan of reorganization, notwithstanding the rejection of such plan by one or more impaired classes of claims or equity interests, if it does not discriminate unfairly and is "fair and equitable" with respect to the rejecting class.

                        Liabilities incurred in the ordinary course of business by CHI after the Commencement Date that are described in the Plan as Administrative Expense Claims will be paid by CHI in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to such transactions. Holders of Administrative Expense Claims are not entitled to vote to accept or reject the Plan.

B.          SUMMARY OF VOTING PROCEDURES
            ----------------------------

                        To be counted, your vote must be received by The Altman Group, Inc., CHI's voting agent (the "Voting Agent"), so that it is received by the Voting Agent at the following address, before the VOTING DEADLINE OF 5:00 P.M. (EASTERN TIME) ON SEPTEMBER 9, 1997:

                            CONSOLIDATED HYDRO, INC.
                            c/o The Altman Group, Inc.
                            60 East 42nd Street
                            New York, New York 10165
                            (212) 681-9600

DO NOT RETURN YOUR NOTES OR SECURITIES WITH YOUR BALLOT.

IF YOU ARE, AS OF AUGUST 8, 1997, THE VOTING RECORD DATE, THE BENEFICIAL OWNER OF 12% Senior Discount Notes (Class 3), Series F 8% Senior Convertible Preferred Stock (Class 7), Series H 13.50% Cumulative Redeemable Exchangeable Preferred Stock (Class 8) or Series G 9.85% Junior Convertible Preferred
Stock (Class 9) you are entitled to vote.

                        IF YOUR NOTES OR SHARES ARE REGISTERED IN YOUR OWN NAME:
Please complete the information requested on the Ballot, sign, date, and indicate your vote on the

            Ballot, and return the Ballot in the pre-addressed, postage-paid envelope so that it is actually received by the Voting Agent before the Voting Deadline.

                        IF YOUR NOTES OR SHARES ARE REGISTERED IN "STREET NAME"
AND:

                                    YOUR BALLOT HAS ALREADY BEEN SIGNED (OR
                                    "PREVALIDATED") BY YOUR NOMINEE (YOUR
                                    BROKER, BANK, OTHER NOMINEE, OR THEIR
                                    AGENT): Please complete the information
                                    requested on the Ballot, indicate your vote on the Ballot, and return your completed Ballot in the enclosed pre-addressed postage-paid envelope so that it is actually received by the Voting Agent before the Voting Deadline;

                                                       OR

                                    YOUR BALLOT HAS NOT BEEN SIGNED (OR
                                    "PREVALIDATED") BY YOUR NOMINEE (YOUR
                                    BROKER, BANK, OTHER NOMINEE, OR THEIR
                                    AGENT): Please sign the Ballot, complete the information requested on the Ballot, date and indicate your vote on the Ballot, and return the Ballot to your nominee in sufficient time for your nominee to then forward your Ballot to the Voting Agent so that it is actually received by the Voting Agent before the Voting Deadline.

IF YOU ARE, AS OF THE VOTING RECORD DATE, THE NOMINEE FOR A BENEFICIAL OWNER of 12% Senior Discount Notes (Class 3), Series F 8% Senior Convertible Preferred Stock (Class 7), Series H 13.50% Cumulative Redeemable Exchangeable Preferred Stock (Class 8) or Series G 9.85% Junior Convertible Preferred Stock (Class 9), please follow the instructions below:

                                    Please forward a copy of this Disclosure
Statement and the appropriate Ballot to each beneficial owner, AND:

                                    ALL BALLOTS THAT YOU HAVE SIGNED (OR
                                    "PREVALIDATED") should be completed and
                                    returned by the beneficial owners directly to the Voting Agent so that such Ballots are received by the Voting Agent prior to the Voting Deadline.

                                    ALL BALLOTS THAT YOU HAVE NOT SIGNED (OR
                                    "PREVALIDATED") must be collected by you, and you should complete the appropriate Master Ballot, and deliver the completed Master Ballot so that it is actually received by the Voting Agent prior to the Voting Deadline.

                        IF YOU ARE A SECURITIES CLEARING AGENCY: PLEASE ARRANGE FOR YOUR RESPECTIVE PARTICIPANTS TO VOTE BY EXECUTING AN OMNIBUS PROXY IN THEIR FAVOR.

                        Entities not voting to accept the Plan will be bound by the Plan if it is accepted by the requisite holders of Claims and Equity Interests, as described in Article VII "Voting Procedures and Requirements," and confirmed.

                        If you are a creditor or a holder of an Equity Interest entitled to vote on the Plan and did not receive a Ballot, received a damaged Ballot or lost your Ballot, or if you have any questions about this Disclosure Statement, the Plan or the procedures for voting on the Plan, please call The Altman Group, Inc. at (212) 681-9600.

                        For detailed voting instructions, see Article VII, below, entitled "VOTING PROCEDURES AND REQUIREMENTS" and the instructions accompanying your Ballot.

                                       II.

                              OVERVIEW OF THE PLAN
                              --------------------

                        The following table briefly summarizes the classification and treatment of Claims and Equity Interests under the Plan.


                     SUMMARY OF CLASSIFICATION AND TREATMENT
                         oF CLAIMS AND EQUITY INTERESTS1

====================================================================================================================================
                                                                                                                          Estimated
     CLASS    Type of Claim               Treatment                                                                       Percent
                                                                                                                          Recovery
-----------------------------------------------------------------------------------------------------------------------------------
               Compensation and           Unimpaired; to be paid in full, in Cash, on the Effective Date, or in             100%
      --       Reimbursement, and         accordance with such terms as may be mutually agreed to by the holder
               Other Administrative       and CHI.
               Expense Claims
-----------------------------------------------------------------------------------------------------------------------------------
               Priority Tax Claims        Unimpaired; except to the extent that a holder of an Allowed Priority Tax         100%
      --                                  Claim has been paid by CHI prior to the Effective Date or agrees to a different treatment, each such holder will be paid, at the sole discretion of
                                          Reorganized CHI, (i) in full by Reorganized CHI in the ordinary course of business in accordance with the terms and conditions of any law, regulation, agreement, instrument or other document relating to such claims or (ii) deferred Cash having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim, over a period not exceeding six years after the date of assessment of such Allowed Priority Tax
                                          Claim.
-----------------------------------------------------------------------------------------------------------------------------------
      1        Other Priority Claims      Unimpaired; to the extent unpaid prior to the Effective Date and except to        100%
                                          the extent that a holder of such a claim agrees to a different treatment, each Allowed Other Priority Claim shall be rendered unimpaired or reinstated in accordance with section 1124 of the Bankruptcy Code.
-----------------------------------------------------------------------------------------------------------------------------------
      2        Secured Claims             Unimpaired; except to the extent that a holder of such a claim agrees to a        100%
                                          different treatment, each claim shall be rendered unimpaired or reinstated in accordance with section 1124 of the Bankruptcy Code.
-----------------------------------------------------------------------------------------------------------------------------------

1. This table is only a summary of the classification and treatment of Claims and Equity Interests under the Plan. Reference should be made to the entire Disclosure Statement and the Plan for a complete description of the classification and treatment of Claims and Equity Interests.



====================================================================================================================================
                                                                                                                          Estimated
     CLASS        Type of Claim                              Treatment                                                    Percent
                                                                                                                          Recovery
------------------------------------------------------------------------------------------------------------------------------------
      3            12% Senior Discount      Impaired; accreted claim, as of the Commencement Date, to be                     52.2%2
                   Notes due 2003           exchanged for:

                                            o    100% of the New Common Stock, subject to dilution from the
                                                 New Series B Warrants and New Series C Warrants, and also
                                                 subject to dilution from the Management Options; and

                                            o    $15 million plus the Unofficial Bondholders' Committee
                                                 Expenses in Cash distributed as follows:

                                                 (i)  $10,000,000 plus the Unofficial Bondholders' Committee
                                                 Expenses on the Effective Date;

                                                 (ii) up to $5,000,000 payable out of Excess Cash and the
                                                 proceeds of the Working Capital Facility (to the extent
                                                 permitted by the lender under the Working Capital Facility)
                                                 on or before December 31, 1997; and

                                                 (iii) if the payment set forth in subsection (ii) is not
                                                 made in full by December 31, 1997, the balance of the
                                                 $5,000,000 payment on or before March 31, 1998, with interest thereon at the Prime Rate from December 31, 1997 until the date the balance is paid in full.
------------------------------------------------------------------------------------------------------------------------------------
      4            DnB Claims               Unimpaired; except to the extent that DnB agrees to a different treatment,         100%
                                            the DnB Claims shall be rendered unimpaired or reinstated in accordance with section 1124 of the Bankruptcy Code.
------------------------------------------------------------------------------------------------------------------------------------
      5            General Unsecured        Unimpaired; to the extent unpaid prior to the Effective Date and except to         100%
                   Claims                   the extent that a holder of such a claim agrees to a different treatment, each Allowed General Unsecured Claim shall be rendered unimpaired or reinstated in accordance with section 1124 of the Bankruptcy Code.
------------------------------------------------------------------------------------------------------------------------------------
      6            Intercompany Claims      Unimpaired; to the extent unpaid prior to the Effective Date and except to         100%
                                            the extent that a holder of such a claim agrees to a different treatment, each Allowed Intercompany Claim shall be rendered unimpaired or reinstated in accordance with section 1124 of the Bankruptcy Code.
------------------------------------------------------------------------------------------------------------------------------------

2.   The estimated recoveries for holders of Allowed Senior Discount Note
     Claims are based upon the midpoint of the current estimates of the value of the New Common Stock to be issued under the Plan and the $15 million Cash payment (without taking into account the Unofficial Bondholders' Committee Expenses) under the Plan without any discount with respect to the timing of such payment. The market and economic conditions upon which the value of the New Common Stock is based are beyond the control of CHI, and therefore, the actual results achieved necessarily may vary (higher or lower). If the value of the New Common Stock varies from the current estimates, the estimated percent recovery will also change. Such variation may be material and adverse.



====================================================================================================================================
                                                                                                                         ESTIMATED
CLASS         Type of Interest                                          TREATMENT                                        PERCENT
                                                                                                                         RECOVERY
------------------------------------------------------------------------------------------------------------------------------------
 7            Series F 8% Senior        Impaired.  The Series F Preferred Stock will be treated pari passu with             0.7%5
              Convertible Preferred     Series G Preferred Stock and Series H Preferred Stock.3  The preferred
              Stock Interests           liquidation preference and accrued dividends will be exchanged for:

                                             o       New Series B Warrants - which entitle the holders to
                                                     purchase in the aggregate approximately 224,387 shares
                                                     or approximately  2.1%4 of the New Class A Common Stock
                                                     (subject to dilution as set forth below); and

                                             o       New Series C Warrants - which entitle the holders to
                                                     purchase in the aggregate approximately 145,655 shares
                                                     or approximately 1.4%4 of the New Class A Common Stock
                                                     (subject to dilution as set forth below).

                                        The New Series B Warrants and the New Series C Warrants have the terms and conditions described below.
------------------------------------------------------------------------------------------------------------------------------------
 8            Series H 13.50%           Impaired.  The Series H Preferred Stock will be treated pari passu with               0.7%5
              Cumulative                Series F Preferred Stock and Series G Preferred Stock.3  The preferred
              Redeemable                liquidation preference and accrued dividends will be exchanged for:
              Exchangeable
              Preferred Stock                o       New Series B Warrants - which entitle the holders to purchase
              Interests                              in the aggregate approximately 346,525 shares or
                                                     approximately 3.2%4 of New Common Stock (subject to
                                                     dilution as set forth below); and

                                             o       New Series C Warrants - which entitle the holders to purchase in the aggregate approximately 224,937 shares or approximately
                                                     2.1%4 of New Common Stock (subject to dilution as set forth below).

                                        The New Series B Warrants and the New Series C Warrants have the terms and conditions described below.
------------------------------------------------------------------------------------------------------------------------------------

3. If Class 8 (Series H Preferred Stock) votes to reject the Plan, each Class of Old Preferred Stock will not be treated pari passu. Instead, the holders of Allowed Series F Preferred Stock Equity Interests will receive, in addition to the treatment described in the chart above, the treatment that otherwise would have been provided to Class 9 (Series G Preferred Stock) and Class 9 will receive no distribution. The distributions to Class 8 (Series H Preferred Stock) will not change regardless of whether Class 8 votes to accept or reject the Plan.

4. The percentage and number of New Series B Warrants and New Series C Warrants to be distributed to each of Classes 7, 8 and 9 are based upon the accrued liquidation preference of the Series F Preferred Stock, the Series G Preferred Stock and the Series H Preferred Stock as of the Commencement Date. For purposes of this Disclosure Statement, CHI has projected that the Commencement Date will be September 30, 1997. To the extent that the Commencement Date is later or earlier than September 30, 1997, the actual percentage and number of New Series B Warrants and New Series C Warrants to be distributed may vary. Such variation is not likely to be material.

5. The estimated recoveries for holders of Equity Interests in Classes 7, 8 and 9 on their respective allowed claim amounts, as of the Commencement Date are based upon the midpoint of the current estimates of the value of the New Series B Warrants and the New Series C Warrants to be issued under the Plan. The market and economic conditions upon which the values of the New Series B Warrants and New Series C Warrants are based are beyond the control of CHI, and therefore, the actual results achieved necessarily may vary (higher or lower). If the value of the New Series B Warrants and/or New Series C Warrants varies from the current estimates, the estimated percent recovery will also change. Such variation may be material and adverse.



====================================================================================================================================
                                                                                                                          ESTIMATED
CLASS          Type of Interest                           TREATMENT                                                       PERCENT
                                                                                                                          RECOVERY
------------------------------------------------------------------------------------------------------------------------------------
 9            Series G 9.85% Junior      Impaired.  The Series G Preferred Stock will be treated pari passu with             0.7%8
              Convertible Preferred      Series F Preferred Stock and Series H Preferred Stock.6  The preferred
              Stock Interests            liquidation preference and accrued dividends will be exchanged for:

                                              o       New Series B Warrants - which entitle the holders to purchase in the aggregate approximately 239,899 shares or approximately
                                                      2.2%7 of the New Class A Common Stock (subject to dilution as set forth below); and

                                              o       New Series C Warrants - which entitle the holders to purchase in the aggregate approximately 155,724 shares or approximately
                                                      1.5%7 of the New Class A Common Stock (subject to dilution as set forth below).

                                         The New Series B Warrants and the New Series C
                                         Warrants have the terms and conditions described below.
------------------------------------------------------------------------------------------------------------------------------------
  7           Summary Description        New Series B Warrants:                                                               N/A
                                         ---------------------
  8           of New Warrants
 and                                     Amount:                 Warrants exercisable for up to 7.5%, or a total of
  9                                                              810,811 shares, of New Common Stock (subject to
                                                                 dilution as set forth below).

                                         Term:                   6 years from the Effective Date

                                         Price:                  $10 per share

                                         Vesting                 Exercisable for up to 1% of the New Common Stock
                                         Schedule:               if, as and when the total capital (debt and equity)
                                                                 invested in industrial infrastructure projects
                                                                 that either (i) close within 3 years from the Effective
                                                                 Date or (ii) are subject to Definitive Agreements (as
                                                                 such term is defined in the Series B Warrant Agreement)
                                                                 within such 3 year period and thereafter close within
                                                                 the term of the warrants, equals $60 million.
                                                                 The additional New Series B Warrants exercisable for
                                                                 the remaining 6.5% of the New Common Stock will vest
                                                                 incrementally if, as and when the total capital
                                                                 invested in industrial infrastructure projects
                                                                 increases from $60 million to $450 million within the
                                                                 time periods set forth above.

                                         Dilution and            Subject to dilution from the New Series C Warrants
                                         Protections:            and the Management Options; customary antidilution
                                                                 provisions and protections against Extraordinary
                                                                 Dividends (as defined in the Series B Warrant
                                                                 Agreement).

6. See Footnote 3, supra.
7. See Footnote 4, supra.
8. See Footnote 5, supra.




====================================================================================================================================
                                                                                                                           ESTIMATED
     CLASS                Type of Interest                                                  TREATMENT                      PERCENT
                                                                                                                           RECOVERY
------------------------------------------------------------------------------------------------------------------------------------
       7           Summary Description        New Series C Warrants:                                                         N/A
                                              ---------------------
       8           of New Warrants
      and          (continued)                Amount:         Warrants exercisable for up to 5%, or 526,316 shares,
       9                                                      of the New Common Stock (subject to dilution as set
                                                              forth below).

                                              Term:           8 years from the Effective Date

                                              Price:          $18.45 per share9

                                              Dilution and    Subject to dilution from the New Series B Warrants
                                              Protections:    and the Management Options; customary antidilution
                                                              provisions and protections against Extraordinary
                                                              Dividends (as defined in the Series C Warrant Agreement).
------------------------------------------------------------------------------------------------------------------------------------
      10           Old Common Stock           Impaired; no distributions; Old Common Stock will be cancelled.                   0%
                   Interests
====================================================================================================================================


THE CONFIRMATION HEARING
------------------------

                        If the Plan is approved by the requisite number and amount of Claims and Equity Interests, as applicable, CHI will file its Chapter 11 Case and request that the Bankruptcy Court schedule a hearing to consider the confirmation of the Plan (the "Confirmation Hearing") as soon as possible, at the United States Bankruptcy Court, 824 Market Street, Sixth Floor, Wilmington, Delaware 19801 or such other location as the Bankruptcy Court directs.

                        THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS ANOTHER TIME IS SPECIFIED HEREIN, AND THE DELIVERY OF THIS DISCLOSURE STATEMENT SHALL NOT CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION STATED SINCE THE DATE HEREOF. HOLDERS OF CLAIMS AND EQUITY INTERESTS SHOULD CAREFULLY READ THIS DISCLOSURE STATEMENT IN ITS ENTIRETY PRIOR TO VOTING ON THE PLAN.

                        FOR THE CONVENIENCE OF HOLDERS OF CLAIMS AND EQUITY INTERESTS, THIS DISCLOSURE STATEMENT SUMMARIZES THE TERMS OF THE
PLAN, BUT THE PLAN ITSELF QUALIFIES ALL SUMMARIES.  IF ANY
INCONSISTENCY EXISTS BETWEEN THE PLAN AND THIS DISCLOSURE STATE-
--------
[FN]

9. The exercise price of the New Series C Warrants will be based on the accreted claim of the holders of the Senior Discount Notes as of the Commencement Date. For purposes of the Disclosure Statement, CHI has projected that the Commencement Date will be September 30, 1997. To the extent that the Commencement Date is later or earlier that September 30, 1997, the exercise price of the New Series C Warrants will vary. Such variation is not likely to be material.


MENT, THE TERMS OF THE PLAN ARE CONTROLLING. THIS DISCLOSURE STATEMENT MAY NOT BE RELIED ON FOR ANY PURPOSE OTHER THAN TO DETERMINE WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, AND NOTHING STATED SHALL CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PARTY, OR BE ADMISSIBLE IN ANY PROCEEDING INVOLVING CHI OR ANY OTHER PARTY, OR BE DEEMED CONCLUSIVE EVIDENCE OF THE TAX OR OTHER LEGAL EFFECTS OF THE PLAN ON CHI OR HOLDERS OF CLAIMS OR EQUITY INTERESTS. CERTAIN OF THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, BY NATURE, ARE FORWARD LOOKING AND CONTAIN ESTIMATES AND ASSUMPTIONS. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES. ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS SHOULD CAREFULLY READ AND CONSIDER FULLY ARTICLE X "RISK FACTORS" BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

                        SUMMARIES OF CERTAIN PROVISIONS OF AGREEMENTS REFERRED TO IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE COMPLETE AND ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, THE FULL TEXT AND TO ALL OF THE PROVISIONS OF THE APPLICABLE AGREEMENT, INCLUDING THE DEFINITIONS OF CERTAIN TERMS CONTAINED IN SUCH AGREEMENT.

                        CHI BELIEVES THAT THE PLAN ENABLES IT TO SUCCESSFULLY REORGANIZE AND ACCOMPLISH THE OBJECTIVES OF CHAPTER 11 AND PROVIDES FOR THE BEST RECOVERIES TO HOLDERS OF CLAIMS AND EQUITY INTERESTS. ESSENTIALLY, THE NET RESULT OF THE PLAN IS TO DELEVERAGE THE BUSINESS OF CHI BY ELIMINATING APPROXIMATELY $202 MILLION IN FACE AMOUNT OF DEBT BY EXCHANGING SUCH DEBT FOR THE NEW COMMON STOCK AND CASH AND CONVERTING $280.6 MILLION OF PREFERRED STOCK INTO WARRANTS FOR UP TO A MAXIMUM OF 12.5% OF THE NEW COMMON STOCK OF REORGANIZED CHI, IF CERTAIN SPECIFIED CONDITIONS ARE SATISFIED.

                                      III.

                               GENERAL INFORMATION
                               -------------------

A.          CHI'S BUSINESS
            --------------

            1.          GENERAL

                        CHI and its operating subsidiaries (collectively, the "Company") are principally engaged in the development, operation and management of hydroelectric power plants throughout the United States and in Canada. Founded in 1985, the Company is the largest independent hydroelectric power producer in the United States, based on operating megawatts. As of June 30, 1997, the Company owned, operated or leased 91 hydroelectric projects in the United States and Canada, with aggregate capacity of approximately 343 megawatts and has one 15-megawatt project under construction in Canada.

                        The Company's hydroelectric projects are located in 15 states and two Canadian provinces. The United States hydroelectric projects are clustered in four regions: the Northeast, Southeast, Northwest and West, with a concentration in the Northeast, a region characterized by relatively consistent long-term water flow and power purchase contract rates which are higher on average than in most other regions in the country. Additionally, the Company operates three hydroelectric projects with an aggregate capacity of 80 megawatts in Ontario, Canada pursuant to an operations and maintenance contract, and has begun construction of a 15-megawatt hydroelectric project in Newfoundland, Canada in partnership with a Canadian paper company.

            2.          ORGANIZATIONAL STRUCTURE OF CHI

                        CHI is a holding company which owns interests in numerous entities which own directly or indirectly various interests in the hydroelectric projects. CHI has 81 direct and indirect wholly-owned subsidiaries, in both corporate and non-corporate forms. In addition, CHI has less than a 100% ownership interest in 6 corporate subsidiaries. CHI also has less than 100% ownership interest in 17 partnerships and joint ventures. Each of the Company's hydroelectric projects is owned by one or more, of the foregoing entities. The Company's hydroelectric projects, as of June 30, 1997, are listed on Schedule 1 to this Disclosure Statement.

            3.          THE HYDROELECTRIC PROJECTS

                        As of June 30, 1997, the Company had a 100% ownership interest or long- term lease interest in 55 hydroelectric projects (145 megawatts), a partial ownership interest in 11 hydroelectric projects (82 megawatts), operations and maintenance ("O&M") contracts with 25 hydroelectric projects (116 megawatts) and one hydroelectric project (15 megawatts) under construction. CHI sells substantially all of the output from these hydroelectric projects, excluding the operating Canadian hydroelectric projects, to public utility companies pursuant to take and pay power purchase contracts. These contracts vary in their terms but typically provide scheduled rates throughout the life of the contracts, which are generally for a term of 15 to 40 years from inception. Currently, all of the Company's revenue is derived from the ownership and operation of hydroelectric facilities.

                        The hydroelectric projects were financed using a variety of structures primarily consisting of limited recourse or non-recourse debt. As of June 30, 1997, the Company had $100.3 million (exclusive of the Boott project operating lease) of direct project financing obligations that are limited recourse or non-recourse to CHI. Such obligations are structured to be fully serviced out of each applicable project's cash flow, however, many of the projects are cross-defaulted. In the event of a project default and assuming CHI is unable or chooses not to cure such default within applicable cure periods (if any), the lenders or lessor would generally have rights to the facility, related contracts and all licenses and permits necessary to operate the facility and, in the event of foreclosure after such a default, the Company might not retain any interest in such project. As of June 30, 1997, the Company is not aware of, and does not believe that there are, any events of default which exist at any project.

            4.          POWER PURCHASE AGREEMENTS

                        As of June 30, 1997, substantially all energy and capacity of the Company's existing majority-owned hydroelectric projects in the United States is sold to 19 public utilities pursuant to take and pay long-term power purchase agreements with remaining terms ranging from approximately 6 months to 28 years. The Company's power purchase agreements generally require the utility company to purchase all energy delivered by the relevant facility. These power purchase agreements generally do not provide for termination prior to expiration except in the case of continuing nonperformance by the project-owning entity and certain events of bankruptcy or insolvency of the project subsidiary.

                        The Company's power purchase agreements have either fixed or fluctuating rates or a combination thereof. Fluctuating rates and combination rate contracts are generally based on avoided costs,10 or a percentage thereof. The Company's fixed rate contracts often contain (i) blended rates typically determined as of the date of the contract based on projected annual avoided costs averaged over a 15 to 30 year period; or (ii) an escalation factor that reflects estimated increases in projected annual avoided costs over the term of the contract.

--------
10. Avoided cost generally means the costs that the utility would otherwise incur in (i) producing the incremental energy itself or (ii) purchasing energy from another source.

                        All of the Company's existing hydroelectric facilities in the United States are qualifying facilities (each a "QF") under the Public Utility Regulatory Policy Act of 1978 ("PURPA"), which requires utilities to purchase power from QFs, and exempts QFs from most utility regulatory requirements. Pursuant to PURPA, electric utilities are required to purchase power from QFs at prices based on the utilities' current avoided cost. In recent years, a number of utilities have begun to challenge certain provisions of PURPA as no longer appropriate in the current U.S. energy market.

            5.          INDUSTRIAL INFRASTRUCTURE BUSINESS

                        In November 1995, the Company established a subsidiary, CHI Power, Inc. ("CHI Power"), for the purpose of developing, acquiring, operating and managing industrial energy facilities and related industrial assets in such sectors as pulp and paper, petroleum refining, chemical, textiles, and other energy-intensive industries (the "Industrial Infrastructure Business"). The Company has begun to seek opportunities for providing energy-related products and services in an effort to respond to changing market conditions. Such opportunities, if available, will permit the Company to move away from relying exclusively on hydroelectric power.

                        For a more detailed discussion of the Industrial Infrastructure Business, see
Section IV.C, below, entitled "New Business Strategy."

            6.          PUMPED STORAGE DEVELOPMENT

                        As of June 30, 1997, the Company held interests in the development of four pumped storage facilities through its majority-owned subsidiaries Consolidated Pumped Storage, Inc. and Summit Energy Storage Inc. The Company has concluded however, that the prospects for successfully developing its pumped storage prospects are remote, and is currently limiting its pumped storage activities to the minimum necessary to maintain the viability of the Summit and River Mountain projects and the monitoring of market conditions relevant to the projects with the intention of pursuing commitments from utilities for the balance of the projects' capacity. In fiscal year 1995, the Company wrote off its $1.3 million investment in two of its early stage pumped storage development projects, Boulder Valley and Lewis River. In fiscal year 1996, in conjunction with its implementation of Statement of Financial Accounting Standards No. 121 Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, the Company additionally wrote off all but $0.1 million of its remaining pumped storage investments, amounting to a write-off of $38.5 million in such fiscal year.

            7.          EMPLOYEES

                        As of June 30, 1997, CHI had approximately 250 employees (including part- time and seasonal personnel) at its corporate headquarters and various facilities. None of the employees are subject to collective bargaining agreements. The Company maintains offices in Stamford, Connecticut (Corporate Headquarters); Houston, Texas (CHI Power Headquarters); Andover, Massachusetts; Greenville, South Carolina; Montreal, Quebec; and North Bend, Washington, in addition to other operations and maintenance facilities.

B.          CHI'S SIGNIFICANT DEBT
            ----------------------

                        The significant debt of CHI generally consists of obligations under or pursuant to (i) the Senior Discount Notes, (ii) the DnB Facility and (iii) intercompany indebtedness.

            1.          THE SENIOR DISCOUNT NOTES

                        In June 1993, the Company raised $182.4 million through an offering in reliance on Rule 144A of the Securities Act, comprised of $112.1 million from the sale of 12% senior discount notes due 2003 (the "Old Notes") and $70.3 million from the sale of 13,695 units. Each unit consisted of 10 shares of 13.5% cumulative redeemable exchangeable series H preferred stock (the "Old Series H Preferred Stock") and 18 warrants (the "Old Class B Warrants") to purchase Class B common stock (the "Class B Common Stock") of the Company. Each Class B Warrant entitled the holder to purchase one share of Class B Common Stock at an exercise price of $40 per share. The Class B Warrants detached and became separately transferable from the Old Series H Preferred Stock at the close of business on November 22, 1993.

                        In February 1994, the Company consummated an offer to exchange the Old Notes and the Old Series H Preferred Stock for the Senior Discount Notes and the Series H Preferred Stock. The forms and terms of the old and new securities are identical, except that: (i) each of the Senior Discount Notes and the Series H Preferred Stock are registered under the Securities Act and hence do not bear the legend restricting the transfer thereof; and (ii) holders of each of the Senior Discount Notes and the Series H Preferred Stock are not entitled to certain rights of holders of the Old Notes and Old Series H Preferred Stock, respectively, under a registration rights agreement.

            2.          THE DNB FACILITY

                        In October 1993, one of the Company's former senior lenders, Den norske Bank AS ("DnB"), provided the Company with a $20 million unsecured working capital facility (the "DnB Facility"), which had an initial expiration date of June 30, 1997. The DnB Facility is pari passu with the Senior Discount Notes. Under certain limited circumstances, pursuant to the terms of the agreement, DnB had the right, upon notice to the Company, to limit any further borrowings under the DnB Facility and require the Company to repay any and all outstanding indebtedness thereunder within one year from the date DnB provides such notice to the Company. Throughout 1996, the Company and DnB negotiated an amendment to the DnB Facility to extend the maturity date thereof and reduce the outstanding indebtedness under the facility.

                        Effective July 1, 1996, the Company and DnB agreed on an amendment to the DnB Facility, which amendment, among other things, changes the final expiration date of the DnB Facility to June 30, 1998 from June 30, 1997, reduces (in steps) the total commitment under the DnB Facility from approximately $6.0 million at September 30, 1996 to $2 million at July 31, 1997, to zero at June 30, 1998, limits the use of the facility to letters of credit only and modifies certain financial covenants.

                        The DnB Facility contains certain affirmative and restrictive covenants which are generally consistent with the terms of the Senior Discount Notes and the Old Preferred Stock. As of August 1, 1997, the aggregate amount of letters of credit outstanding under the DnB Facility was approximately $2 million.

            3.          INTERCOMPANY INDEBTEDNESS

                        As of the Commencement Date, CHI's long-term debt includes an unsecured demand note, dated June 23, 1993 (the "CHI/Finance Note"), issued to CHI Finance, Inc. ("CHI Finance"), a wholly-owned subsidiary of CHI. Interest on the CHI/Finance Note accrues at the rate of 7% per year. As of June 30, 1997, approximately $300.1 million was outstanding under the CHI/Finance Note. The net amount of the Intercompany Claims of CHI Finance against CHI, including amounts owed on the CHI/Finance Note, is approximately $326.6 million, as of June 30, 1997 (the "CHI Finance Claims").

                        Other than the CHI Finance Claims, the Claims of the Nondebtor Subsidiaries against CHI are not significant. As of June 30, 1997, in the aggregate CHI has a net receivable from the Nondebtor Subsidiaries, other than CHI Finance, of approximately $60.1 million. In addition, as a result of CHI's centralized cash management system, at any given time certain of the Nondebtor Subsidiaries may hold Intercompany Claims.

C.          CHI'S EQUITY STRUCTURE
            ----------------------

                        As of June 30, 1997, CHI has three series of preferred stock issued and outstanding (Classes F, G, and H) and one series of common stock issued and outstanding (Class A). In addition, as of June 30, 1997, CHI had certain outstanding warrants and options to purchase the common stock of CHI at prices ranging from $13.50 to $50.00.

            1.          SERIES F PREFERRED STOCK AND SERIES G PREFERRED STOCK

                        Series F Preferred Stock and Series G Preferred Stock, were sold to MS Leveraged Equity and Madison Group, L.P. ("Madison") as part of a recapitalization of CHI in March 1992. MS Leveraged Equity and Madison purchased 55,000 shares of Series F

Preferred Stock, 55,000 shares of Series G Preferred Stock and certain warrants to purchase common stock for an aggregate purchase price of $110 million. At all times since March 1992, substantially all of the Series F Preferred Stock and Series G Preferred Stock have been owned by MS Leveraged Equity and Madison.

                        The Series F Preferred Stock and the Series G Preferred Stock are convertible into Class A Common Stock, subject to certain specified conditions, at the option of the holder, through March 25, 2007, at a per share rate equivalent to the liquidation preference ($1,000) divided by the conversion price (initially $40 per share, subject to adjustment). Dividends on the Series F Preferred Stock and the Series G Preferred Stock are cumulative (amounting to approximately $50.8 million at June 30, 1997) and are payable annually in arrears upon declaration by CHI's Board of Directors. The cumulative undeclared dividends in arrears per share as of June 30, 1997, was $413.33 for the original 55,000 shares of Series F Preferred Stock and $107.11 for the 1,279 shares of Series F Preferred Stock issued subsequently, and $508.92 for the original 55,000 shares of Series G Preferred Stock and $131.88 for the 1,279 shares of Series G Preferred Stock issued subsequently. The Series F Preferred Stock liquidation preference, as of June 30, 1997, of $1,413.33 per share for the original 55,000 shares and $1,107.11 for the 1,279 shares issued subsequently, is senior to the Series G Preferred Stock liquidation preference of $1,508.92 per share for the original 55,000 shares and $1,131.88 for the 1,279 shares issued subsequently.

            2.          SERIES H PREFERRED STOCK

                        The Series H Preferred Stock was sold to public investors in connection with the June 1993 refinancing and the sale of the Senior Discount Notes. The Series H Preferred Stock ranks senior to all classes of common stock and the Series G Preferred Stock and junior to the Series F Preferred Stock. The Series H Preferred Stock is mandatorily redeemable on December 31, 2003, at $1000 per share, plus accrued and unpaid dividends. It may be redeemed, at the Company's option, however, at any time after June 30, 1998, in whole or in part, at the then current liquidation preference plus all accrued and unpaid dividends. The initial liquidation preference of the Series H Preferred Stock was $513.32 per share at issuance on June 22, 1993, and, as of June 30, 1997, the liquidation preference was $875.67 per share. The liquidation preference will be increased as a form of payment for declared dividends required quarterly in arrears, computed based on the then current liquidation preference, until increasing the liquidation preference to $1,000 per share on June 30, 1998, after which time the dividends will become payable in cash from legally available funds.

                        At all times since June 1993, there have been 136,950 shares of Series H Preferred Stock issued and outstanding. Some of the members of the Unofficial Bondholders's Committee hold Series H Preferred Stock.

            3.          COMMON STOCK

                        There are two series of CHI common stock. Class A Common Stock and the Class B Common Stock. As of June 30, 1997, there are 1,285,762 shares of Class A Common Stock issued and outstanding. As of June 30, 1997, there are no issued and outstanding shares of Class B Common Stock.

D.          MORGAN STANLEY
            --------------

                        As of June 30, 1997, MS Leveraged Equity owns approximately 78.0% of each of the Series F Preferred Stock and Series G Preferred Stock which currently has 25 votes per share and which would, if converted, currently represent approximately 48.8% of the Class A Common Stock on a fully diluted basis (exclusive of cumulative undeclared dividends). The general partner of MS Leveraged Equity is a wholly owned subsidiary of the Morgan Stanley, Dean Witter, Discover & Co. ("MS DWD"), and two of the directors of the Company are officers of Morgan Stanley, another wholly-owned subsidiary of MS DWD. As a result of these relationships, Morgan Stanley and its affiliates have significant influence over the management policies and corporate affairs of the Company. In addition, as of June 30, 1997, Morgan Stanley owns approximately 36.2% of the Senior Discount Notes, and approximately 32.4% of the Series H Preferred Stock. Assuming the Plan is confirmed, Morgan Stanley will continue to have significant influence over the management and policies of the Company after the Effective Date.


                                       IV.

                     FACTORS LEADING TO THE COMMENCEMENT OF
                  THE CHAPTER 11 CASE AND NEW BUSINESS STRATEGY
                  ---------------------------------------------

A.          THE CHANGING HYDRO BUSINESS
            ---------------------------

                        CHI's initial strategy assumed continuation of a regulated, noncompetitive utility industry in which small power producers would be entitled to produce and be paid for power under PURPA, and that renewable technologies such as hydro would receive preferential treatment. The Company (along with many electric industry observers in the mid-1980's) anticipated that purchased power rates would continue to rise, or at least, not decline significantly. On the basis of these assumptions, CHI expected that its hydroelectric projects would be able to provide sufficient revenue to cover operating expenses and debt service, after which time it was contemplated the hydroelectric projects would provide substantial unencumbered cash revenues to CHI.

                        Similarly, the Company anticipated successful development of its Summit and other pumped storage projects (which were not QFs) based on a utility industry structure and business climate that would motivate utilities to offer long-term (30 year) contracts for the output from these projects.

                        Certain trends in the power industry gradually developed that are at odds with CHI's initial perception and strategy:

             o Increasing environmental regulation of hydroelectric development and operation, creating additional costs and making new hydro development in the U.S. extremely rare.

             o Increasing deregulation and restructuring of utilities, leading to a climate of uncertainty throughout the power industry and a growing belief by utilities that long-term commitments for purchased power, such as from the Company's pumped storage projects, were neither desirable nor necessary.

             o Increasing competitive bidding for assets, combined with the increasing domination of the independent power industry by utility affiliates and other larger, well-capitalized companies, leading to lower project returns and reducing the number of attractive acquisition opportunities available to CHI.

             o Decreasing wholesale prices for electricity as a result of increasing competition, surplus generating capacity, more efficient generating technology, and the emergence of natural gas-fired power plants as a preferred resource due primarily to the decline of natural gas prices in real terms.

             o Increasing criticism of PURPA as an impediment to a market-based, competitive industry, due to the fact that many existing QF power sales contracts provide for rates in excess of current market prices for electricity.

             o Attempts by certain utilities (such as Niagara Mohawk Power Corporation) to significantly modify the provisions of long-term QF power sales contracts to obtain rates far lower than those specified in the contract, accompanied in some cases by threats to abrogate these contracts.

                        The foregoing conditions contributed to the Company not achieving its cash flow projections over the past few years. Although the Company believes that future cash flow will be sufficient to satisfy all of the project-level obligations, such cash flow will not achieve the levels that are projected to be necessary to satisfy CHI's corporate debt and equity obligations in the future.

B.          CASH DIVIDENDS AND CASH INTEREST DUE IN 1998-1999
            -------------------------------------------------

                        The Company is highly leveraged, primarily as a result of the 1992 recapitalization, the refinancing of debt and capital in 1993 and the limited recourse and non-recourse debt financing of the acquisitions of its conventional hydroelectric power plants. As of March 31, 1997, the Company's total liabilities were $425 million, including $110.2 million of mandatorily redeemable preferred stock, its total assets were $245 million and its stockholders' deficit was $180 million.

                        The Company expects that, through calendar 1998, it will generate sufficient cash flow from existing operations to meet its capital expenditure and working capital requirements. Commencing on September 30, 1998, however, cash dividends become payable on the Series H Preferred Stock and on January 15, 1999, cash interest becomes payable on the Senior Discount Notes. Without the reorganization contemplated by the Plan, the Company does not believe it will be able to meet such obligations when due. In addition, the Company anticipates that it will need to obtain financing to make the principal payments on the Senior Discount Notes at their maturity in 2003 and to redeem the Series H Preferred Stock in 2003.

C.          NEW BUSINESS STRATEGY
            ---------------------

                        In light of the foregoing, the Company began an internal reorganization and cost cutting program aimed at streamlining operations and reducing general and administrative (G&A) expenses. The existing hydro portfolio was evaluated for potential opportunities to reduce operating costs or make cost-effective improvements. Certain assets were targeted for divestiture for the purposes of eliminating marginally-performing facilities and improving overall efficiency. In addition, major overhead cost reductions were made, including reduction of salaries and other compensation of certain senior management personnel, relocation of the corporate headquarters office, and achieving significant savings on insurance costs.

                        To respond to the trends in the hydroelectric business, as discussed above, CHI decided in 1995 to diversify from its "hydro-only" focus. As an initial step, CHI hired James T. Stewart as president and chief executive officer of CHI Power (a new subsidiary), based in Houston, Texas. Mr. Stewart had previously been president of CRSS, a successful independent power developer specializing in the development, acquisition, and financing of industrial energy assets. CRSS had been the first company to project finance such assets on a requirement basis, rather than a "take or pay" contract. In establishing CHI Power, CHI's goal was to reduce dependence on hydro and to create additional opportunities for profitable growth based on Mr. Stewart's experience and reputation combined with existing CHI capabilities, many of which are transferable to the new industrial energy business.

                        CHI's Industrial Infrastructure Business is strongly related to energy production, but is not traditional cogeneration or independent power plant development. In the traditional cogeneration model, a developer finances and builds a power plant at an industrial facility, typically producing electricity that is sold at wholesale to the local electric utility and steam that is sold at retail to the industrial company. In contrast, CHI's industrial business can involve a wide range of capital-intensive "utility" infrastructure assets, such as steam generators, air compressors, storage facilities, water management systems, and chemical recovery boilers. The transaction may, but need not necessarily, include electricity generation. The customer may seek to receive cash for, or "monetize," such assets if already existing, or to construct such assets, either new or as an upgrade or expansion of existing facilities. CHI will acquire or develop the assets, operate and manage them, and sell back the resulting product (steam, chilled water, compressed air, electricity, etc.) to the customers under a long-term contract, generally at retail, although individual project circumstances may include the sale of electricity to utilities.

                        CHI's principal value-creation in such a transaction is in the following areas:

                        o CHI's technical and management capabilities that cover a wide range of technologies and industrial assets, which enhance reliability and reduce production costs.

                        o The financial structure that CHI provides to the customer, offering lower-cost capital, than would be available if the customer were to invest in the assets directly, due to the Company's ability to provide financing with a high percentage of debt relative to equity.

                        o CHI can structure the transaction so that it may be project financed based on the production expectations of the individual manufacturing plant or mill.

                        o When based on "requirements" rather than a "take or pay" contract, this structure achieves off-balance sheet treatment of the transaction for the customer, avoiding a long-term debt obligation or its equivalent at the corporate level and creating a potential credit enhancement opportunity.

                        CHI's business development efforts in the industrial energy and infrastructure area are focused primarily on companies in industrial sectors characterized by high energy consumption and capital-intensive manufacturing operations. The potential market for such business in North America is represented by a total of more than $40 billion in annual energy-related expenditures and $50 billion in annual capital spending among such industries as pulp and paper, petroleum refining, chemicals, textiles, and other energy-intensive manufacturers. By capturing even a small fraction of this market, CHI will realize significant annual growth in total revenue, cash flow, and other financial criteria.

                        Another key ingredient in CHI's transformation into a multi-product energy company was an organizational restructuring. Under its new Chairman and Chief Executive Officer, James T. Stewart, management has put into effect key aspects of the new organization, including the following elements:

                        o Appointment of a President/Chief Operating Officer, Edward M. Stern, responsible for company-wide administration and project operations. Reporting to the President and Chief Operating Officer are the Chief Financial Officer and the heads of U.S. hydro operations, U.S. industrial operations, and Canadian operations.

                        o   Creation of an integrated Business
                            Development unit, reporting directly to the Chairman/CEO, responsible for all growth activities Company- wide. These include sales, marketing, and communications related to development, acquisitions, and major O&M contracts for both industrial and hydroelectric projects in the United States, Canada and elsewhere.

                        The purpose of this organizational structure is to promote full integration of the industrial and hydroelectric areas of the Company, while at the same time encouraging all members of senior management to focus on their own established areas of special skill and expertise.

                        Despite the Company's efforts to develop the Industrial Infrastructure Business, the Company's overleveraged capital structure and substantial cash requirements commencing in 1998 have made it difficult for CHI to establish the creditworthiness necessary to consummate industrial infrastructure projects. In order to capitalize on the expertise that it believes it has in the hydro and industrial businesses and thereby maximize the value of the Company, the Company determined that it was necessary to deleverage its capital structure. To that end, the Company entered into discussions with substantial holders of the Senior Discount Notes and Old Preferred Stock in an effort to restructure the Company's significant financial obligations. By addressing its financial disadvantages (as discussed above) as early as practicable, CHI hopes to create significant additional value through new business growth. The Company believes that with the proper business and financial structure in place, it can take advantage of near-term opportunities in the marketplace.

D.          THE 1996-97 PREPETITION NEGOTIATIONS
            ------------------------------------

                        In the fall of 1996, CHI retained Weil, Gotshal & Manges LLP and Houlihan Lokey Howard & Zukin Inc. ("Houlihan Lokey"), as its legal advisor and financial advisor, respectively, to provide advice concerning such a restructuring. In April, 1997, the Unofficial Bondholders' Committee, whose membership includes four institutions controlling approximately 89.2% of the Senior Discount Notes, was organized. Those institutions are:

                      Morgan Stanley & Co., Incorporated (through
                       representatives of its Fixed Income Division)
                      Swiss Bank Corporation
                      Merrill Lynch Asset Management
                      Stonehill Investment Corp.

                        The Unofficial Bondholders' Committee retained Wachtell, Lipton, Rosen & Katz to advise the committee in connection with a possible financial restructuring.

                        Over a period of several months, CHI negotiated the terms of a financial restructuring with the Unofficial Bondholders' Committee and concurrently negotiated with the holders of a majority of each series of the Old Preferred Stock. On June 4, 1997, the parties ultimately reached an agreement in principle on the terms of a financial restructuring to be accomplished pursuant to the Plan under chapter 11 of the Bankruptcy Code.


                                       V.

                  ANTICIPATED EVENTS DURING THE CHAPTER 11 CASE
                  ---------------------------------------------

A.          COMMENCEMENT OF THE CHAPTER 11 CASE
            -----------------------------------

                        If the solicitation occurring pursuant to this Disclosure Statement results in the acceptance of the Plan by holders of the requisite number of Claims and Equity Interests, CHI intends to commence the Chapter 11 Case. Following the Commencement Date, CHI will continue to operate its business and manage its properties as a Debtor in Possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

B.          ADMINISTRATION OF THE CHAPTER 11 CASE
            -------------------------------------

                        o OPERATIONAL MATTERS. On the Commencement Date, CHI will request that the Bankruptcy Court enter a series of orders designed to minimize any disruption of business operations and to facilitate its reorganization.

                        o PAYMENT OF DEBT INCURRED IN THE ORDINARY COURSE OF BUSINESS. The objective of the Chapter 11 Case is to restructure the outstanding indebtedness to institutional creditors holding the Senior Discount Notes and the Old Preferred Stock held by institutional equity security holders. It is essential to the Plan that relationships with trade vendors and other holders of debt incurred in the ordinary course of business, and relationships with employees and consultants, not be disrupted or impaired. In that connection, CHI will request that the Bankruptcy Court enter an order authorizing CHI to pay, in its discretion, all undisputed indebtedness and obligations (other than the indebtedness or liabilities that are impaired and to be restructured under the
Plan) incurred in the ordinary course of business as such indebtedness and obligations mature in accordance with their terms, and to pay salaries, wages, benefits and other amounts owed to employees and consultants. These include obligations that were, or may have been, incurred prior to the Commencement Date.

                        o CASH MANAGEMENT. CHI will request that the Bankruptcy Court enter an order authorizing CHI to continue its current cash management system. The order would allow CHI to fund the Company's day to day obligations, such as payroll, taxes, employee benefits and insurance, and to allocate and collect a share of such costs from the various Nondebtor Subsidiaries.

C.          CREDITORS' COMMITTEE
            --------------------

                        Pursuant to section 1102 of the Bankruptcy Code, the United States Trustee is required to appoint a committee of Creditors holding unsecured claims. In light of the prepackaged chapter 11 plan, the existence and likely continued functioning of the Unofficial Bondholders' Committee, and CHI's request for an order authorizing it to pay prepetition ordinary course liabilities (with certain exceptions), it is possible that the United States Trustee may elect in the exercise of its discretion not to appoint a statutory committee of unsecured creditors.

D.          CONFIRMATION HEARING
            --------------------

                        CHI anticipates that as soon as practicable after commencing the Chapter 11 Case, it will seek an order of the Bankruptcy Court scheduling the hearing to consider confirmation of the Plan. CHI anticipates that notice of the hearing will be published in the Wall Street Journal (National Edition) and the New York Times, and will be mailed to all known holders of claims and equity interests, at least twenty-five days before the date by which objections must be filed with the Bankruptcy Court. See Section VIII.A, below, entitled "CONFIRMATION OF THE PLAN -- Confirmation Hearing."

E.          BAR DATE
            --------

                        In accordance with the provisions of the Bankruptcy Code and Bankruptcy Rules, CHI will request that the Bankruptcy Court enter an order (the "Bar Date Order") establishing the last date and time by which proofs of claims (other than claims of governmental authorities) against, and proofs of equity interests (other than equity interests of holders of Old Common Stock) in, CHI must be filed (the "Bar Date"). Additionally, CHI expects it will request that the Bar Date Order provide that, unless otherwise ordered by the Bankruptcy Court, claims arising from the rejection of executory contracts and unexpired leases subsequent to the Bar Date are to be filed no later than thirty (30) days after the latest to occur of (a) notice of entry of an order approving such rejection or (b) notice of entry of the Confirmation Order. CHI anticipates that a notice of the Bar Date will be published in Wall Street Journal (National Edition) and the New York Times, and that a proof of claim form or proof of equity interest form, as the case may be, and instructions for its completion will be mailed to all known holders of claims and equity interests subject to the Bar Date Order, at least twenty days before the Bar Date.

                        Since holders of Old Common Stock are to receive no distributions under the Plan, CHI will request that the Bar Date Order exclude the holders of such equity interests from the requirement to file proofs of equity interests.


                                       VI.

                           THE PLAN OF REORGANIZATION
                           --------------------------

A.          INTRODUCTION

                        The Plan provides for a major restructuring of CHI's financial obligations. In essence, the Plan (i) exchanges $202 million in face amount of the Senior Discount Notes for 100% of the New Common Stock (subject to dilution from the exercise of the New Warrants and the Management Options) and $15 million plus the Unofficial Bondholders' Committee Expenses in Cash, (ii) issues New Series B Warrants and New Series C Warrants to purchase up to 12.5% of the New Common Stock in exchange for all of the Old Preferred Stock, (iii) cancels the Old Common Stock and (iv) provides for the issuance of the Management Options under the Management Option Plan. The New Common Stock and New Warrants are described in detail in Section VI.E, below, entitled "Securities to Be Issued Pursuant to the Plan." The result of the restructuring will be that Reorganized CHI will have no significant debt obligations, other than the New Working Capital Facility to be entered into as of the Effective Date. CHI believes that such a deleveraging is necessary to permit the Company to compete effectively in today's economic environment.

                        CHI believes that the Plan will (i) enable the Company to more effectively pursue its business strategy including the development of the Industrial Infrastructure Business and (ii) provide the best opportunity for recoveries for the holders of the Senior Discount Notes and the Old Preferred Stock. CHI believes that creditors and equity interest holders will receive at least as much, if not more, in value under the Plan than they would receive in a chapter 7 liquidation.

                        In order to reach a substantially consensual plan and with the consent of the members of the Unofficial Bondholders' Committee, a portion of the value that might otherwise have been distributed to the holders of the Senior Discount Note Claims (Class 3) if the absolute priority rule was enforced, has been allocated to holders of Equity Interests in Classes 7, 8 and 9 on a Pro Rata basis. In the event that Class 8 rejects the Plan, however, CHI will ask the Bankruptcy Court to confirm the Plan under section 1129(b) of the Bankruptcy Code as to Classes 8, 9 and 10 and provide for the alternative treatments for Classes 7 and 9, as described below. The treatment provided for the holders of Equity Interests in Class 8 will not change regardless of whether such Class votes to accept or reject the Plan.

                        The Plan is attached as Exhibit A to this Disclosure Statement and forms a part of this Disclosure Statement. The following is a summary of the Plan.

B.          ADMINISTRATIVE EXPENSES
            -----------------------

                        Administrative expenses are the actual and necessary costs and expenses of the Chapter 11 Case that are allowed under sections 503(b) and 507(a)(1) of the Bankruptcy Code. Those expenses will include the postpetition salaries and other benefits for CHI's employees, postpetition rent for its headquarters, amounts owed to vendors providing goods and services to CHI during its chapter 11 case, tax obligations incurred after the Commencement Date, and certain statutory fees and charges assessed under section 1930, chapter 123, title 28, United States Code. Other administrative expenses include the actual, reasonable fees and expenses of CHI's advisors and the advisors to any official committees appointed in, and incurred during, the chapter 11 case.

                        Administrative expenses representing liabilities incurred in the ordinary course of business by CHI, consistent with past practice, will be paid by CHI in accordance with the terms and conditions of the particular transaction and any related agreements and instruments. All other Administrative Expenses Claims will be paid, in full, in Cash, on the Effective Date or as soon thereafter as is practicable, or on such other terms to which CHI and the holder of such administrative expense claim agree.

                        CHI, which is a holding company, has relatively few direct operating expenses, other than payroll. Accordingly, CHI anticipates that most of the Administrative Expense Claims will be paid as they come due during the Chapter 11 Case and that the administrative expenses to be paid on the Effective Date will, for the most part, comprise the allowed fees and expenses incurred by professionals retained in the case and the costs attendant to CHI's assumption of executory contracts and unexpired leases under the Plan.

CHI estimates that the Allowed Administrative Expense Claims for professional fees and expenses will be approximately $750,000.

                        All payments to professionals for compensation and reimbursement of expenses and all payments to reimburse expenses of members of statutory committees will be made in accordance with the procedures established by the Bankruptcy Court and Bankruptcy Rules relating to the payment of interim and final compensation and expenses. The Bankruptcy Court will review and determine all such requests.

C.          PRIORITY TAX CLAIMS
            -------------------

                        Priority Tax Claims are unsecured Claims asserted by federal and state governmental authorities for taxes specified in section 507(a)(8) of the Bankruptcy Code, such as certain income taxes, property taxes, excise taxes, and employment and withholding taxes. These unsecured claims are given a statutory priority in right of payment. CHI estimates that on the Effective Date, the Allowed amount of such claims will aggregate $110,000.

                        Except to the extent that a holder of an Allowed Priority Tax Claim has been paid by CHI prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Priority Tax Claim will be paid, at the sole discretion of Reorganized CHI, (i) in full by Reorganized CHI in the ordinary course of business in accordance with the terms and conditions of any law, regulation, agreement, instrument or other document relating to such claims or (ii) deferred Cash, having a value as of the Effective Date equal to such Allowed Priority Tax Claim, over a period not exceeding six years after the date of assessment of such Allowed Priority Tax Claim.

D.          CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS
            -----------------------------------------------------------

            1.          Class 1 -- Other Priority Claims - Other Priority Claims
                        --------------------------------
                        are Claims which are entitled to priority in accordance with section 507(a) of the Bankruptcy Code.

                        Pursuant to the Plan, to the extent unpaid prior to the Effective Date and except to the extent that a holder of an Allowed Other Priority Claim agrees to a different treatment, each Allowed Other Priority Claim will be rendered unimpaired or reinstated in accordance with section 1124 of the Bankruptcy Code.

                        CHI estimates that there will not be any unpaid Allowed Other Priority Claims.

            2.          Class 2 -- Secured Claims - Class 2 consists of the
                        -------------------------
                        allowed Secured Claims against CHI. Secured Claims consist of all Claims that are secured by a lien, pledge or security interest in CHI's real or personal property. CHI is aware of approximately four Secured Claims. The Secured Claims include claims relating to security deposits held by landlords pursuant to leases of CHI's corporate offices in Stamford, Connecticut; Andover, Massachusetts; and Houston, Texas.

                        Pursuant to the Plan, except to the extent that a holder of an Allowed Secured Claim agrees to a different treatment, each Allowed Secured Claim will be rendered unimpaired or reinstated in accordance with section 1124 of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Secured Claim to demand or receive payment of such Allowed Secured Claim prior to the stated maturity of such Allowed Secured Claim from and after the occurrence of a default.

                        CHI estimates that the Secured Claims will aggregate $150,000.

            3.          Class 3 -- Senior Discount Note Claims - Class 3
                        --------------------------------------
                        consists of the Allowed Claims of the holders of the Senior Discount Notes.

                        Pursuant to the Plan, each holder of an Allowed Senior Discount Note Claim will receive, in full satisfaction of such Allowed Senior Discount Note Claim, its Pro Rata Share of (i) 10,000,000 shares of New Common Stock and
                        (ii) $15 million plus the Unofficial Bondholders' Committee Expenses in Cash distributed as follows:

                                         (A)         $10,000,000 plus the
                                                     Unofficial Bond-
                                                     holders' Committee
                                                     Expenses on the
                                                     Effective Date;

                                         (B)         up to $5,000,000
                                                     payable out of
                                                     Excess Cash and the
                                                     proceeds of the
                                                     Working Capital
                                                     Facility (to the
                                                     extent permitted by
                                                     the lender under the
                                                     Working Capital
                                                     Facility) on or
                                                     before December 31,
                                                     1997; and

                                         (C)         if the payment set
                                                     forth in subsection
                                                     (B) is not made in
                                                     full by December 31,
                                                     1997, the balance of
                                                     the $5,000,000
                                                     payment on or before
                                                     March 31, 1998, with
                                                     interest thereon at
                                                     the Prime Rate from
                                                     December 31, 1997,
                                                     until the date the
                                                     balance is paid in
                                                     full.

                        All distributions to holders of Allowed Senior Discount Note Claims will be allocated first to the original principal amount of such Claim (as determined for federal income tax purposes) and then, to the extent the consideration exceeds such amount, to the remainder of such Claims.

                        CHI estimates that the aggregate Claims in Class 3, as of the Commencement Date, will be approximately $184.5 million (assuming a Commencement Date of September 30,
                        1997), which amount is computed by compounding the original principal amount of the Senior Discount Notes semi-annually at 12% per year through the Commencement Date. The original principal amount was approximately $112 million. The difference between the face amount of the Senior Discount Notes and the accreted value as of the Commencement Date represents unmatured interest, which pursuant to section 502 of the Bankruptcy Code, is not allowed.

                        For a discussion of the New Common Stock, see subsection VI.E.1, below, entitled "Securities to Be Issued Pursuant to the Plan -- New Common Stock," and Article XIII, below, entitled "VALUATION".

            4.          Class 4 -- DnB Claims - Class 4 consists of the Allowed
                        ---------------------
                        Claims of DnB. The DnB Claims relate to a letter of credit facility which expires on June 30, 1998.

                        Pursuant to the Plan, except to the extent that DnB agrees to a different treatment, the DnB Claims will be rendered unimpaired or reinstated in accordance with section 1124 of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles DnB to demand or receive payment of the DnB Claims prior to the stated maturity of such Claims from and after the occurrence of a default.

                        CHI estimates that on the Commencement Date, the Claims in Class 4 will approximate $2 million.

            5.          Class 5 -- General Unsecured Claims - Class 5 consists
                        -----------------------------------
                        of Allowed General Unsecured Claims which may include the Claims of trade creditors for goods and services provided to CHI prior to the Commencement Date, Claims for breach of contract, damages Claims from the rejection of unexpired leases and executory contracts and certain tax indemnity Claims.

                        Pursuant to the Plan, to the extent unpaid prior to the Effective Date and except to the extent that a holder of an Allowed General Unsecured Claim agrees to a different treatment, each Allowed General Unsecured Claim will be rendered unimpaired or reinstated in accordance with section 1124 of the Bankruptcy Code.

                        CHI estimates that on the Commencement Date, Allowed Claims in Class 5 will aggregate no more than $170,000.

            6.          Class 6 -- Intercompany Claims - Class 6 consists of the
                        ------------------------------
                        General Unsecured Claims of any entity which is a direct or indirect subsidiary of CHI or is controlled by CHI. The Class 6 Claims primarily result from CHI's centralized cash management system and the recapitalizations of CHI.

                        Pursuant to the Plan, to the extent unpaid prior to the Effective Date and except to the extent that a holder of an Allowed Intercompany Claim agrees to a different treatment, each Allowed Intercompany Claim will be rendered unimpaired or reinstated in accordance with section 1124 of the Bankruptcy Code.

                        CHI estimates that on the Commencement Date, Allowed Claims in Class 6 will aggregate approximately $332 million.

            7.          Class 7 -- Series F Equity Interests - Class 7 consists
                        ------------------------------------
                        of Allowed Equity Interests evidenced by Series F Preferred Stock.

                        Pursuant to the Plan, on the Effective Date, each holder of an Allowed Series F Equity Interest as of the Distribution Record Date will receive, in full satisfaction of such Allowed Equity Interest either:

                           (i) if Class 8 votes to accept the Plan, such holder's Pro Rata Share of the Series F Distribution; or

                          (ii) if Class 8 votes to reject the Plan, such holder's Pro Rata Share of (x) the Series F Distribution and (y) the Series G Distribution.

                        The Series F Distribution is determined by calculating the percentage that the preferred liquidation preference of the Series F Preferred Stock (as increased by the aggregate liquidation preference of all accrued and unpaid dividends, whether declared or not) is of the aggregate liquidation preferences and applicable dividends of all of the Old Preferred Stock, and multiplying that percentage by the aggregate number of New Series B Warrants and New Series C Warrants to be distributed to all holders Old Preferred Stock under the Plan. The Series G Distribution is determined by a similar calculation which is discussed in Section VI.D.9 below. Based on the foregoing calculations, if Class 8 votes to accept the Plan it is estimated that each holder of an Allowed Series F Equity Interest will be entitled to its Pro Rata Share of 224,387 New Series B Warrants and 145,655 New Series C Warrants. In the event that Class 8 votes to reject the Plan, it is estimated that each holder of an Allowed Series F Equity Interest will be entitled to its Pro Rata Share of 464,286 New Series B Warrants and 301,379 New Series C Warrants.

                        CHI estimates that the aggregate liquidation preference of the Equity Interests in Class 7, as of the Commencement Date, will be approximately $80.3 million.

                        For a discussion of the New Series B Warrants and New Series C Warrants, see subsections VI.E.2 and VI.E.3, below, entitled "Securities to Be Issued Pursuant to the Plan -- New Series B Warrants" and "Securities to Be Issued Pursuant to the Plan -- New Series C Warrants," respectively.

            8.          Class 8 -- Series H Equity Interests - Class 8 consists
                        ------------------------------------
                        of Allowed Equity Interests evidenced by Series H Preferred Stock.

                        Pursuant to the Plan and regardless of whether Class 8 votes to accept or reject the Plan, on the Effective Date, each holder of an Allowed Series H Equity Interest as of the Distribution Record Date will receive, in full satisfaction of such Allowed Equity Interest, such holder's Pro Rata Share of the Series H Distribution.

                        The Series H Distribution is determined by calculating the percentage that the preferred liquidation preference of the Series H Preferred Stock (as increased by the aggregate liquidation preference of (x) all pay-in-kind dividends declared and paid and (y) all accrued and unpaid dividends, whether declared or not) is of the aggregate liquidation preferences and applicable dividends of all of the Old Preferred Stock, and multiplying that percentage by the aggregate number of New Series B Warrants and New Series C Warrants to be distributed to all holders of the Old Preferred Stock under the Plan. Based on the foregoing calculations, it is estimated that each holder of an Allowed Series H Equity Interest will be entitled to its Pro Rata Share of 346,525 New Series B Warrants and 224,937 New Series C Warrants.

                        The treatment provided to the holders of Equity Interests in Class 8 is unaffected by the acceptance or rejection of the Plan by holders of such Equity Interests.

                        CHI estimates that the aggregate liquidation preference of the Equity Interests in Class 8, as of the Commencement Date, will be approximately $124.0 million.

                        For a discussion of the New Series B Warrants and New Series C Warrants, see subsections VI.E.2 and VI.E.3, below, entitled "Securities to Be Issued

                        Pursuant to the Plan -- New Series B Warrants" and "Securities to Be Issued Pursuant to the Plan -- New Series C Warrants," respectively.

            9.          Class 9 -- Series G Equity Interests - Class 9 consists
                        ------------------------------------
                        of Allowed Equity Interests evidenced by Series G Preferred Stock.

                        Pursuant to the Plan, on the Effective Date, each holder of an Allowed Series G Equity Interest as of the Distribution Record Date will receive, in full satisfaction of such Allowed Equity Interest, either:

                           (i) if Class 8 votes to accept the Plan, such holder's Pro Rata Share of the Series G Distribution; or

                          (ii) if Class 8 votes to reject the Plan, the holders of Allowed Series G Equity Interests will not receive any distribution on account of such Equity Interests.

                        The Series G Distribution is determined by calculating the percentage that the preferred liquidation preference of the Series G Preferred Stock (as increased by the aggregate liquidation preference of all accrued and unpaid dividends, whether declared or not) is of the aggregate liquidation preferences and applicable dividends of all of the Old Preferred Stock, and multiplying that percentage by the aggregate number of New Series B Warrants and New Series C Warrants to be distributed to all holders of the Old Preferred Stock under the Plan. Based on the foregoing calculations, it is estimated that if Class 8 votes to accept the Plan, each holder of an Allowed Series G Equity Interest will be entitled to its Pro Rata Share of 239,899 New Series B Warrants and 155,724 New Series C Warrants.

                        CHI estimates that the aggregate liquidation preference of the Equity Interests in Class 9, as of the Commencement Date, will be approximately $85.8 million.

                        For a discussion of the New Series B Warrants and New Series C Warrants, see subsections VI.E.2 and VI.E.3, below, entitled "Securities to Be Issued Pursuant to the Plan -- New Series B Warrants" and "Securities to Be Issued Pursuant to the Plan -- New Series C Warrants," respectively.

            10.         Class 10 -- Old Common Stock Equity Interests - Class 10
                        ---------------------------------------------
                        consists of equity interests evidenced by Old Common Stock, which includes Old Options, Old Warrants and any other right, contractual or otherwise, to acquire any common stock of CHI, existing prior to the Commencement Date.

                        Pursuant to the Plan, the holders of Old Common Stock Equity Interests will not receive any distributions on account of such Equity Interests. On the Confirmation Date, and in accordance with Section 9.1 of the Plan, the Old Common Stock certificates and any rights relating thereto will be cancelled without further action under any applicable agreement, law, regulation, order or rule, and the Old Common Stock evidenced thereby will be extinguished.

E.          SECURITIES TO BE ISSUED PURSUANT TO THE PLAN
            --------------------------------------------

                        THE NEW COMMON STOCK ISSUED PURSUANT TO THE PLAN AND THE NEW COMMON STOCK OBTAINED UPON THE EXERCISE OF THE NEW SERIES B WARRANTS, NEW SERIES C WARRANTS AND THE MANAGEMENT OPTIONS, AND THE RIGHTS OF ANY HOLDER THEREOF ARE SUBJECT TO AND LIMITED BY THE PROVISIONS OF THE STOCKHOLDERS' AGREEMENT, DATED AS OF THE EFFECTIVE DATE, BY AND AMONG CHI ENERGY, INC. AND EACH OF THE STOCKHOLDERS OF CHI ENERGY, INC. (THE "STOCKHOLDERS' AGREEMENT"). FOR A DISCUSSION OF THE STOCKHOLDERS' AGREEMENT, SEE SECTION XI.D. BELOW, ENTITLED "STOCKHOLDERS' AGREEMENT."

            1.          NEW COMMON STOCK

                        Pursuant to the Plan, on the Effective Date, 20 million shares of New Common Stock will be authorized as follows: 9,085,517 shares of New Class A Common Stock, 914,483 shares of New Class B Common Stock and 10,000,000 additional shares of New Common Stock which may be issued as either New Class A Common Stock or New Class B Common Stock, as applicable. Of the 10,000,000 shares of New Common Stock which are being authorized on the Effective Date but not issued, 1,337,127 shares will be reserved for issuance if, as and when the holders of the New Series B Warrants and New Series C Warrants exercise such warrants.

                        a.          NEW CLASS A COMMON STOCK

                        Pursuant to the Plan, on the Effective Date, 9,085,517 shares of New Class A Common Stock will be issued and distributed to substantially all of the holders of Allowed Claims in Class 3 and 810,811 shares of New Class A Common Stock will be reserved to satisfy the obligation of Reorganized CHI under the Management Options. For a discussion of the Management Options, see Section IX.C below, entitled "Management Option Plan."

                        Each share of New Class A Common Stock will entitle its holder to one vote. Holders of New Class A Common Stock will have the right to participate proportionately in dividends, if any, distributed by Reorganized CHI.

                        b.          NEW CLASS B COMMON STOCK

                        Pursuant to the Plan, on the Effective Date, 914,483 shares of New Class B Common Stock will be issued and distributed to a holder of Allowed Class 3 Claims.

                        Each share of New Class B Common Stock will entitle its holder to a one- hundredth (1/100) of one vote. Holders of New Class B Common Stock will have the right to participate proportionately in dividends, if any, distributed by Reorganized CHI.

                        The New Class B Common Stock is being issued to a holder of Allowed Class 3 Claims, at such holder's request, to provide to such holder reduced voting rights in Reorganized CHI. Upon any transfer of shares of New Class B Common Stock, the shares of New Class B Common Stock automatically convert into an equal number of shares of New Class A Common Stock.

            2.          NEW SERIES B WARRANTS

                        The New Series B Warrants, which will be issued to the Holders of Allowed Claims in Classes 7, 8 and 9 on the Effective Date and expire on the sixth anniversary of the Effective Date, entitle such holders to subscribe for the purchase of up to an aggregate of 7.5% of the New Common Stock, subject to dilution due to the issuance by Reorganized CHI of shares of New Common Stock pursuant to the exercise of the New Series C Warrants and the Management Options by the holders thereof. The New Series B Warrants are exercisable for up to 1% of the New Common Stock of Reorganized CHI if, as and when the total capital (debt and equity) invested in industrial infrastructure projects that either (i) close within 3 years from the Effective Date or (ii) are subject to Definitive Agreements (as such term is defined in the Series B Warrant Agreement) within such 3 year period and thereafter close within the term of the warrants, equals $60 million. The additional New Series B Warrants exercisable for the remaining 6.5% of the New Common Stock vest incrementally if, as and when the total capital invested in industrial infrastructure projects increases from $60 million to $450 million within the time periods set forth above. The exercise price per share of the New Common Stock subject to the New Series B Warrants will be $10. The New Series B Warrants will have customary antidilution provisions, and protections against Extraordinary Distributions (as such term is defined in the Series B Warrant Agreement).

            3.          NEW SERIES C WARRANTS

                        The New Series C Warrants, which will be issued to the Holders of Allowed Claims in Classes 7, 8 and 9 on the Effective Date and expire on the eighth anniversary thereof, entitle such holders to subscribe for the purchase of up to an aggregate of 5.0% of the New Common Stock, subject to dilution due to the issuance by Reorganized CHI of shares of New Common Stock pursuant to the exercise of the New Series B Warrants and the Management Options by the holders thereof. The exercise price per share of the New

Common Stock subject to the New Series C Warrants will be determined by reference to the accreted value of the Senior Discount Notes as of the Commencement Date, which is approximately $185 million. The exercise price per share of the New Series C Warrants will be approximately $18.45 (assuming a Commencement Date of September 30, 1997) and such warrants will have the benefit of customary antidilution provisions, and protections against Extraordinary Distributions (as such term is defined in the Series C Warrant Agreement).

            4.          MANAGEMENT OPTIONS

                        The Management Options, which will be issued to certain members of CHI's management on the Effective Date pursuant to the Management Option Plan (as such term is defined herein) and expire on the seventh anniversary thereof, will be exercisable for the purchase of up to an aggregate of 7.5% of the New Class A Common Stock, subject to dilution due to the issuance by Reorganized CHI of shares of New Common Stock pursuant to the exercise of the New Series B Warrants and the New Series C Warrants by the holders thereof. The Management Options will have the benefit of customary antidilution provisions, and protections against Extraordinary Distributions (as such term is defined in the Management Option Plan).

                        For a more detailed discussion of the Management Options, see Section IX.C, below, entitled "Management Option Plan."

F.          EXECUTORY CONTRACTS AND UNEXPIRED LEASES
            ----------------------------------------

            1.          GENERAL

                        Pursuant to sections 365(a), 365(f) and 1123(b)(2) of the Bankruptcy Code, all executory contracts and unexpired leases that exist between CHI and any person shall be deemed assumed by Reorganized CHI, other than those executory contracts and unexpired leases (i) which have been assumed pursuant to an order of the Bankruptcy Court entered prior to the Confirmation Date, (ii) which have been rejected pursuant to an order of the Bankruptcy Court entered prior to the Confirmation Date, (iii) as to which a motion for approval of the rejection of such contracts or leases has been filed and served prior to the Confirmation Date, or (iv) which are set forth in Schedule 7.1 to the Plan. Entry by the Clerk of the Bankruptcy Court of the Confirmation Order will constitute approval, pursuant to section 365(a) of the Bankruptcy Code, of such rejections and assumptions by CHI pursuant to the Plan.

                        The Plan requires that all Claims for damages, if any, arising from the rejection of an executory contract or unexpired lease be evidenced by a proof of claim that is filed with the Bankruptcy Court and served upon attorneys for CHI no later than thirty (30) days after the later of (i) notice of entry of an order approving the rejection of such contract or lease and (ii) notice of entry of the Confirmation Order. Failure to file a timely proof of claim will result in such Claim being forever barred.

            2.          INSURANCE POLICIES

                        For purposes of the Plan, each of CHI's insurance policies and any agreements, documents or instruments relating thereto are treated as executory contracts under the Plan. Notwithstanding the foregoing, distributions under the Plan to any holder of a Claim covered by any of such insurance policies and related agreements, documents or instruments that are assumed hereunder, will be in accordance with the treatment provided under
Article VII of the Plan. Nothing contained in Section 7.6 of the Plan will constitute or be deemed a waiver of any claim, right or cause of action that CHI may hold against the insurer under any policy of insurance, or against the holder of a Claim covered by insurance policies.

            3.          INDEMNIFICATION OBLIGATIONS

                        Pursuant to the Plan, the obligations of CHI to defend, indemnify, reimburse or limit the liability of present and former directors, officers or employees who were directors, officers or employees, respectively, on or after the Commencement Date against any Claims or obligations pursuant to CHI's certificates of incorporation or by-laws, applicable state law or specific agreement, or any combination of the foregoing, will survive confirmation of the Plan, remain unaffected thereby, and not be discharged irrespective of whether indemnification, defense, reimbursement or limitation is owed in connection with an event occurring before, on or after the Commencement Date. As of the date hereof, to the knowledge of CHI, no Claims giving rise to a right of indemnification have been asserted against any director, officer, general partner, partner, employee, or consultant who provides management personnel or who serves as a member of management of CHI.

            4.          COMPENSATION AND BENEFIT PROGRAMS

                        Except as provided in Section 7.1 of the Plan and unless otherwise modified, terminated or rejected prior to the Effective Date, all employment, consulting and severance practices and policies, and all compensation and benefit plans, policies, and programs of CHI applicable to its directors, officers, employees, consultants or independent contractors, including, without limitation, all savings plans, retirement plans, health care plans, severance benefit plans, incentive plans, workers' compensation programs and life, disability and other insurance plans are treated as executory contracts under the Plan and are assumed pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code.

            5.          RETIREE BENEFITS

                        Payments, if any, due to any person for the purpose of providing or reimbursing payments for retired employees and their spouses and dependents for medical, surgical, or hospital care benefits, or benefits in the event of sickness, accident, disability, or death under any plan, fund, or program (through the purchase of insurance or otherwise) maintained or established in whole or in part by CHI prior to the Commencement Date will be continued for the duration of the period CHI has obligated itself to provide such benefits, subject to the terms of such plan, fund or program, including any reservation of rights to amend or otherwise modify such plan, fund or program.

                        For a discussion of the Company's retirement plans and pension plans, reference is made to Note 14 "Employee Equity Programs, Directors Compensation and 401(K) Plans" to Item 8 "Financial Statements" and to Item 10 "Directors and Executive Officers of the Registrant" in the Annual Report on Form 10-K annexed as Exhibit B to this Disclosure Statement.

            6.          REJECTION OF CERTAIN PUT AND CALL AGREEMENTS

                        Pursuant to the Plan, the Put and Call Agreements between (i) CHI and SES Partners, L.P. I and (ii) CHI and SES Partners, L.P. II, are treated as executory contracts and, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, are rejected as of the Effective Date.

G.          IMPLEMENTATION OF THE PLAN

            1.          CANCELLATION OF CERTAIN SECURITIES

                        On the Effective Date, (i) all Old Common Stock then issued and outstanding or held in CHI's treasury and (ii) if Class 8 votes to reject the Plan, all Series G Preferred Stock, will be cancelled and extinguished, and no consideration will be paid or delivered with respect thereto, in all events without any action on the part of CHI, Reorganized CHI or any other entity. The share certificates or any other instruments evidencing any Old Common Stock Equity Interest or Series G Stock Equity Interest, if Class 8 votes to reject the Plan, will be deemed cancelled without further action under any applicable agreement, law, regulation, order or rule and the obligations of CHI under any agreement or certificate of designation governing such Equity Interests will be discharged.

            2.          ISSUANCE OR RESERVATION OF NEW SECURITIES

                        a. NEW COMMON STOCK. The issuance of 10,000,000 shares of New Common Stock as follows by Reorganized CHI is authorized without further act or action under applicable law, regulation, order or rule:

                                    (1)   9,085,517 shares of New Class A Common
                                          Stock to be issued to substantially
                                          all of the holders of the Senior
                                          Discount Notes; and

                                    (2)   914,483 shares of New Class B
                                          Common Stock to be issued to a
                                          holder of the Senior Discount
                                          Notes.

                        b. NEW COMMON STOCK ISSUABLE PURSUANT TO NEW WARRANTS AND MANAGEMENT OPTIONS. 2,147,938 shares of New Common Stock issuable pursuant to the New Series B Warrant Agreement, New Series C Warrant Agreement and Management Option Plan, as applicable, are reserved for issuance by Reorganized CHI without further act or action under applicable law, regulation, order or rule and reserved as follows:

                                    (1)    810,811 shares of New Common Stock,
                                           to be reserved for the New Series B
                                           Warrants;

                                    (2)    526,316 shares of New Common Stock to
                                           be reserved for the New Series C
                                           Warrants; and

                                    (3)    810,811 shares of New Class A Common
                                           Stock to be reserved
                                           for Management Options.

                        c. NEW WARRANTS AND MANAGEMENT OPTIONS. The issuance of New Series B Warrants, New Series C Warrants and Management Options as follows by Reorganized CHI is authorized without further act or action under applicable law, regulation, order or rule:

                                    (1)    810,811 New Series B Warrants;

                                    (2)    526,316 New Series C Warrants; and

                                    (3)    810,811 Management Options.

                        In addition to providing for the issuance of the New Common Stock, the restated certificate of incorporation of Reorganized CHI will authorize 10 million shares of preferred stock, par value $0.01. After the Effective Date, the Board of Directors of Reorganized CHI may authorize the issuance of one or more series of such preferred stock for such corporate purposes as the Board of Directors of Reorganized CHI may deem appropriate, and fix the voting powers, designations, preferences, and other rights to the full extent permitted by law.

            3.          REGISTRATION RIGHTS

                        Each person or entity receiving a distribution of New Common Stock, New Warrants or New Common Stock issued upon the exercise of the New Warrants or the Management Options pursuant to the Plan, will be entitled to become a party to the Registration Rights Agreement. For a more detailed discussion of the Registration Rights, see Section XI.C, below, entitled "SECURITIES LAW MATTERS -- Registration Rights; Listing."

            4.          EFFECTUATING DOCUMENTS AND FURTHER TRANSACTIONS

                        CHI or Reorganized CHI is authorized to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and any notes or securities issued pursuant to the Plan.

            5.          CORPORATE ACTION

                        On the Effective Date, all matters provided for under the Plan that would otherwise require approval of the shareholders or directors of CHI or Reorganized CHI, including, without limitation, the issuance of New Common Stock, the New Warrants and the Management Options, the effectiveness of the Restated CHI Certificate of Incorporation and the Amended CHI By-laws, the election or appointment, as the case may be, of directors and officers of Reorganized CHI pursuant to the Plan and the authorization and approval of the Management Option Plan, the Registration Rights Agreement, the Stockholders' Agreement and the Employment Agreements will be deemed to have occurred and will be in effect from and after the Effective Date pursuant to the applicable general corporation law of the state of Delaware, without any requirement of further action by the shareholders or directors of CHI or Reorganized CHI. On the Effective Date or as soon thereafter as is practicable, Reorganized CHI will, if required, file its Restated CHI Certificate of Incorporation with the Secretary of State of Delaware, in accordance with the applicable general corporation law of the state of Delaware. As of the Effective Date, CHI will change its corporate name from "Consolidated Hydro, Inc." to "CHI Energy, Inc."

H.          METHOD OF DISTRIBUTIONS UNDER THE PLAN

            1.          DATE AND DELIVERY OF DISTRIBUTIONS

                        Except as otherwise ordered by the Bankruptcy Court or provided in the Plan, distributions to be made on a specified date will be deemed to have been made on that date if actually made on the later of that date or the date on which such Administrative Expense Claim, Claim or Equity Interest is Allowed, or as soon thereafter as practicable.

                        Cash payments to be made by Reorganized CHI will, at Reorganized CHI's option, be made by check drawn on a domestic bank or by wire transfer from a domestic bank.

                        Subject to Bankruptcy Rule 9010, all distributions will be made to the addresses set forth on the Schedules unless superseded by the proofs of claims or equity interests filed by such holders (or at the last known addresses of such holders if no proof of claim or equity interest is filed or if CHI has been notified in writing of a change of address).

                        No payment of Cash less than one hundred dollars ($100.00) will be made by Reorganized CHI to any holder of a Claim unless a request therefor is made in writing to Reorganized CHI. Any Claim in respect of unclaimed property distributable under the Plan must be made before the first anniversary of the Effective Date. After such date, all Claims in respect of such unclaimed property will, pursuant to section 347(b) of the Bankruptcy Code, be discharged and forever barred from assertion against Reorganized CHI and its property.

            2.          NO FRACTIONAL SHARES

                        No fractional shares of New Common Stock or fractional New Warrants or Cash in lieu thereof will be distributed under the Plan. When any distribution on account of an Allowed Claim or Allowed Equity Interest pursuant to the Plan would otherwise result in the issuance of a number of shares of New Common Stock or New Warrants that is not a whole number, the actual distribution of shares of New Common Stock or New Warrants will be rounded as follows: (i) fractions of 1/2 or greater will be rounded to the next higher whole number and (ii) fractions of less than 1/2 will be rounded to the next lower whole number. The total number of shares of New Common Stock or New Warrants to be distributed to a Class of Claims or Equity Interests, as the case may be, will be adjusted as necessary to account for the rounding provided in
Section 5.1(e) of the Plan.

            3.      DISTRIBUTIONS TO HOLDERS AS OF THE DISTRIBUTION RECORD DATE

                        As at the close of business on the Distribution Record Date, the claims register (for Claims) and the transfer ledgers (for Old Preferred Stock) will be closed, and there will be no further changes in the record holders of any Claims or Old Preferred Stock. CHI and Reorganized CHI will have no obligation to recognize any transfer of any Claims or Old Preferred Stock occurring after the Distribution Record Date. CHI and Reorganized CHI will instead be entitled to recognize and deal for all purposes under the Plan with only those record holders stated on the claims register (for Claims) and transfer ledgers (for Old Preferred Stock) as of the close of business on the Distribution Record Date.

            4.          SURRENDER OF EXISTING SECURITIES AND AGREEMENTS

                        Each holder of a share certificate, bond or other instrument evidencing a Claim or Old Preferred Stock shall surrender such share certificate, bond or similar instrument to Reorganized CHI, unless such requirement is waived by Reorganized CHI. No distribution of property hereunder will be made to or on behalf of any such holders unless and until such share certificate, bond or similar instrument is received by Reorganized CHI or the unavailability of such share certificate, bond or similar instrument is established to the reasonable satisfaction of Reorganized CHI or such requirement is waived by Reorganized CHI. Reorganized CHI may require any holder that is unable to surrender or cause to be surrendered any such share certificates, bonds or similar instruments to deliver an affidavit of loss and indemnity and/or furnish a bond in form and substance (including, without limitation, with respect to amount) reasonably satisfactory to Reorganized CHI. Any holder that fails within the later of one year after the Confirmation Date and the date of Allowance of its Claim or Old Preferred Stock Equity Interest
(i) if possible, to surrender or cause to be surrendered such share certificate, bond or instrument, (ii) if requested, to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to Reorganized CHI and (iii) if requested, to furnish a bond reasonably satisfactory to Reorganized CHI, will be deemed to have forfeited all rights, claims and causes of action against CHI and Reorganized CHI and will not participate in any distribution hereunder.

            5.          HART-SCOTT-RODINO ACT FILING REQUIREMENTS

                        The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), requires the parties to certain business combination, acquisition, and/or change- in-control related transactions to provide the United States Federal Trade Commission and Antitrust Division of the Department of Justice with certain information about the business of the parties involved and the proposed transaction. Any entity which will receive a distribution of New Common Stock under the Plan that satisfies the tests outlined below may be required, prior to the receipt of such shares, to file a Premerger Notification and report pursuant to the HSR Act. In general, in the absence of an available exemption, if (i) an entity entitled to a distribution of New Common Stock under the Plan would own, at the Effective Date, New Common Stock that exceeds $15 million in value (i.e., the statutory size of transaction threshold), and (ii) certain jurisdictional tests are satisfied relating to the amount of sales or assets (i.e., the size) of the acquiring person, the HSR Act would require that such entity file a Premerger Notification and Report Form and delay completion of the acquisition of New Common Stock pursuant to the Plan until the expiration of the applicable waiting periods under the HSR Act. The staff of the Premerger Notification Office of the Federal Trade Commission has taken the position that the "debt workout" exemption to the HSR Act, codified at 16 C.F.R. ss. 802.63(a), is not available to entities who desire to exchange debt claims for voting securities of an issuer if such entities acquired the debt claims after the issuer has filed for bankruptcy or after it otherwise becomes virtually certain that the debt of the issuer would be converted into voting securities. Accordingly, such exemption would not apply to such entities and such entities may be required to observe the notification and waiting period requirements of the HSR Act. If such waiting periods have not expired or been terminated as of the Effective Date, Reorganized CHI may retain, or be required to deliver such entities' shares of New Common Stock into an escrow account, pending the expiration or termination of such waiting period. Holders of the Senior Discount Notes are urged to consult with their legal counsel to determine whether the requirements of the HSR Act will apply to the distribution to such entities of shares of New Common Stock under the Plan.

            6.          WAIVER OF ENFORCEMENT OF PRIORITY

                        Generally, the Plan does not take into account relative priority of the Equity Interests in Classes 7, 8 and 9 as set forth in the Restated Certificate of Incorporation of Consolidated Hydro, Inc. and any subordination provisions relating thereto. Pursuant to the Plan and if Class 8 votes to accept the Plan, (i) on the Effective Date, (a) all holders of Class 7 Equity Interests will be deemed to have waived any and all priority and subordination rights that they may have with respect to distributions to holders of Class 8 Equity Interests and Class 9 Equity Interests pursuant to the Plan, and (b) all holders of Class 8 Equity Interests will be deemed to have waived any and all priority and subordination rights that they may have with respect to distributions to holders of Class 9 Equity Interests; and (ii) the confirmation of the Plan will permanently enjoin, effective as of the Effective Date, (x) all holders of Class 7 Equity Interests from enforcing or attempting to enforce any such rights with respect to the distributions under the Plan to the holders of Class 8 Equity Interests and Class 9 Equity Interests, and (y) all holders of Class 8 Equity Interests from enforcing or attempting to enforce any such rights with respect to the distributions under the Plan to the holders of Class 9 Equity Interests. Notwithstanding the foregoing provision, if Class 8 votes to reject the Plan, such provision will not apply, and will be of no effect, to the holders of Class 8 Equity Interests.

I.          PROCEDURES FOR TREATING DISPUTED CLAIMS AND EQUITY INTERESTS

                        Unless otherwise ordered by the Bankruptcy Court after notice and hearing, CHI or Reorganized CHI will have the exclusive right (except as to applications for allowances of compensation and reimbursement of expenses under sections 330 and 503 of the Bankruptcy Code) to make and file objections to proofs of Administrative Expense Claims, Claims, and Equity Interests. CHI or Reorganized CHI shall serve a copy of each objection upon the holder of the Administrative Expense Claim, Claim, or Equity Interest to which the objection is made as soon as practicable, but in no event later than thirty (30) days after the Effective Date.

                        Notwithstanding any other provision of the Plan, if any portion of a Claim or Equity Interest is Disputed, no payment or distribution provided under the Plan will be made on account of any of such Claim or Equity Interest, unless and until such Disputed Claim or Disputed Equity Interest becomes Allowed.

                        Payments and distributions to each holder of a Claim or Equity Interest that is Disputed, or is not Allowed, to the extent that such Claim or Equity Interest ultimately becomes Allowed, will be made in accordance with the provisions of the Plan governing the class of Claims or Equity Interests in which such Claim or Equity Interest is classified. As soon as practicable after the date that the order or judgment of the Bankruptcy Court Allowing any Disputed Claim or Disputed Equity Interest, or any other Claim or Equity Interest that was not previously Allowed becomes a Final Order, Reorganized CHI will distribute to the holder of such Claim or Equity Interest any payment or property that would have been distributed to such holder if the Claim or Equity Interest had been Allowed as of the Effective Date, without any interest on such payment or property.

J.          OTHER PLAN PROVISIONS

            1.          EXCULPATION

                        None of CHI, Reorganized CHI, the members of any official committee of unsecured creditors appointed in the Chapter 11 Case, the Unofficial Bondholders' Committee, Morgan Stanley, and their respective members, officers, directors, employees, attorneys, advisors, agents, general partners, partners of any of the foregoing, or consultants who provide management personnel or who serve as members of management of CHI, shall have or incur any liability to any holder of an Administrative Expense Claim, Claim or Equity Interest for any act or omission in connection with, or arising out of, the formulation and negotiation of the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence, and, in all respects, CHI, Reorganized CHI, the members of any official committee of unsecured creditors appointed in the chapter 11 case, the Unofficial Bondholders' Committee, Morgan Stanley, and each of their respective members, officers, directors, employees, attorneys, advisors, agents, general partners, partners, and consultants who provide management personnel or who serve as members of management of CHI, shall be entitled to rely upon the advice of attorneys and other professional advisors with respect to their duties and responsibilities under the Plan.

            2.          EXEMPTION FROM TRANSFER TAXES

                        Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust, or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any merger agreements or agreements of consolidation, deeds, bills of sale, or assignments executed in connection with any of the transactions contemplated under the Plan shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

            3.          LIMITED RELEASES

                        a. RELEASEES. All present and former officers and directors of CHI and any other persons who serve or served as members of management of CHI, all members of the Unofficial Bondholders' Committee, all present and former officers, directors and other persons who serve or served as members of the management of any member of such committee, and all advisors or consultants of, or to, CHI and the Unofficial Bondholders' Committee.

                        b. LIMITED RELEASES OF RELEASEES AND OTHER PARTIES. Except as otherwise provided in the Plan, as of the Effective Date, each of CHI, the Debtor in Possession and each holder of a Claim against, or Equity Interest in, CHI or the Debtor in Possession releases all Releasees, the lenders under the DnB Facility, the holders of the Senior Discount Notes, the holders of the Old Preferred Stock and the holders of the Old Common Stock, from claims, obligations, rights, causes of action and liabilities held by CHI, the Debtor in Possession or such holder against such individuals and entities, whether known or unknown, existing or hereafter arising, based in whole or in part upon any act or omission or other event occurring prior to the Commencement Date or during the course of the Chapter 11 Case, including through the Effective Date, in any way relating to CHI, the Debtor in Possession, the Chapter 11 Case, the Plan, the DnB Facility Agreement, the Senior Discount Notes, the Old Preferred Stock and the Old Common Stock, and the ownership, management and operation of CHI.

                        c. LIMITED RELEASE BY RELEASEES AND OTHER PARTIES. Except as otherwise provided in the Plan, as of the Effective Date, each of the Releasees, the lenders under the DnB Facility, the holders of the Senior Discount Notes, the holders of the Old Preferred Stock and the holders of the Old Common Stock, releases each of CHI, the Debtor in Possession, and each holder of a Claim against or Equity Interest in CHI or the Debtor in Possession, in each case in any capacity, from claims, obligations, rights, causes of action and liabilities held by such Releasee, the lenders under the DnB Facility, the holders of the Senior Discount Notes, the holders of the Old Preferred Stock and the holders of the Old Common Stock against CHI, the Debtor in Possession or any such Releasee or holder, whether known or unknown, existing or hereafter arising, based in whole or in part upon any act or omission or other event occurring prior to the Commencement Date or during the course of the Chapter 11 Case, including through the Effective Date, in any way relating to CHI, the Debtor in Possession, the Chapter 11 Case, the Plan, the DnB Facility Agreement, the Senior Discount Notes, the Old Preferred Stock and the Old Common Stock, and the ownership, management and operation of CHI.

                        d. BINDING EFFECT OF RELEASES. On the Effective Date, each Releasee and each holder of a Claim and each holder of an Equity Interest will be deemed to have agreed to the provisions of Section 8.1 and 8.2 of the Plan, and will be bound thereby for all purposes whatsoever.

            4.          DISSOLUTION OF COMMITTEE

                        Any statutory committee(s) appointed in CHI's chapter 11 case will be dissolved on the Effective Date.

            5.          COMPLIANCE WITH TAX REQUIREMENTS

                        CHI and Reorganized CHI will comply with all withholding and reporting requirements imposed by any taxing authority of appropriate jurisdiction, and all distributions hereunder will be subject to such requirements.

            6.          VESTING AND LIENS

                        On the Effective Date, Reorganized CHI will be vested with the assets of CHI, free and clear of all Claims, liens, security interests, and Equity Interests, subject only to outstanding Claims, liens, and security interests that are authorized under the Plan. On the Effective Date, all liens against, and security interests in, any assets and properties of CHI, except to the limited extent provided in the Plan, will be extinguished.

            7.          DISCHARGE OF CHI

                        The rights afforded in the Plan and the treatment of all Claims and Equity Interests in the Plan will be in exchange for and in complete satisfaction, discharge and release of Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Commencement Date, against CHI and the Debtor in Possession, or any of its assets or properties. Except as otherwise provided herein, (i) on the Effective Date, all such Claims against, and Equity Interests in, CHI will be satisfied, discharged and released in full, and (ii) all persons will be precluded from asserting against Reorganized CHI or its assets or properties any other or further Claims or Equity Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date.

            8.          PERMANENT INJUNCTION

                        Except as otherwise expressly provided in the Plan or the Confirmation Order, all entities who have held, hold or may hold Claims against, or Equity Interests in, CHI will be permanently enjoined, on and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or

Equity Interest, (ii) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against CHI on account of any such Claim or Equity Interest, (iii) creating, perfecting or enforcing any encumbrance of any kind against CHI or against the property or interests in property of CHI on account of any such Claim or Equity Interest and (iv) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from CHI or against the property or interests in property of CHI on account of any such Claim or Equity Interest. Such injunction will extend to successors of CHI (including, without limitation, Reorganized CHI) and its respective properties and interests in property.

            9.          RETENTION OF JURISDICTION

                        The Bankruptcy Court will retain jurisdiction over CHI's chapter 11 case for, among other things, the purpose of determining all disputes relating to Claims, Equity Interests, and other issues presented by or arising under the interpretation, implementation, or enforcement of the Plan, and to determine matters pending on the Effective Date.

            10.         AMENDMENT OR MODIFICATION OF THE PLAN

                        CHI may alter, amend, or modify the treatment of Claims or Equity Interests provided for under the Plan to the extent provided in the Bankruptcy Code, or as agreed or consented to by the holders of such Claims or Equity Interests.

                        A holder of a Claim or Equity Interest that has accepted the Plan will be deemed to have accepted the Plan as modified if the proposed modification does not adversely change the treatment of such claim or equity interest.

                        CHI reserves the right to revoke and withdraw the Plan at any time prior to entry of the order confirming the Plan, in which event it will be deemed null and void in all respects.

            11.         VOTES SOLICITED IN GOOD FAITH

                        The Plan provides that upon entry of the Confirmation Order, CHI will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and, pursuant to section 1125(e) of the Bankruptcy Code, CHI, the members of the Unofficial Bondholders' Committee, and each of their respective affiliates, agents, officers, directors, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of securities offered and sold under the Plan, and therefore, will have no liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale or purchase of the securities offered and sold under the Plan.

                                      VII.

                       VOTING PROCEDURES AND REQUIREMENTS
                       ----------------------------------

A.          VOTING DEADLINE
            ---------------

                        IT IS IMPORTANT THAT THE HOLDERS OF CLAIMS IN CLASS 3, AND THE HOLDERS OF EQUITY INTERESTS IN CLASSES 7, 8 AND 9 EXERCISE THEIR RIGHT TO VOTE TO ACCEPT OR REJECT THE PLAN. All known holders of
Claims and Equity Interests entitled to vote on the Plan have been sent a Ballot together with this Disclosure Statement. Such holders should read the Ballot carefully and follow the instructions contained therein. Please use only the Ballot that accompanies this Disclosure Statement.

                        CHI has engaged The Altman Group, Inc. as its Voting Agent to assist in the transmission of voting materials and in the tabulation of votes with respect to the Plan. FOR YOUR VOTE TO COUNT, YOUR BALLOT MUST BE RECEIVED AT THE FOLLOWING ADDRESS NO LATER THAN THE VOTING DEADLINE OF 5:00 P.M., EASTERN TIME, ON SEPTEMBER 9, 1997:

                             CONSOLIDATED HYDRO, INC.
                             C/O THE ALTMAN GROUP, INC.
                             60 EAST 42ND STREET
                             NEW YORK, NEW YORK  10165
                             (212) 681-9600

                        IF YOU MUST RETURN YOUR BALLOT TO YOUR BROKER, OR THE AGENT FOR YOUR BROKER, YOU MUST RETURN YOUR BALLOT TO
THEM IN SUFFICIENT TIME FOR THEM TO PROCESS IT AND RETURN IT TO
THE ABOVE-ADDRESS BY THE VOTING DEADLINE.

                        IF A BALLOT IS DAMAGED OR LOST, YOU MAY CONTACT CHI'S VOTING AGENT, THE ALTMAN GROUP, INC., TO REQUEST A REPLACEMENT BALLOT. ANY BALLOT WHICH IS EXECUTED AND RETURNED BUT WHICH DOES NOT INDICATE AN ACCEPTANCE OR REJECTION OF THE PLAN WILL BE DEEMED AN ACCEPTANCE OF THE PLAN. IF YOU HAVE ANY QUESTIONS CONCERNING VOTING PROCEDURES, YOU MAY CONTACT THE VOTING AGENT AT THE ADDRESS SPECIFIED ABOVE OR BY TELEPHONING: (212) 681- 9600.

                        Additional copies of this Disclosure Statement are available upon request made to the Voting Agent:

                              The Altman Group, Inc.
                              60 East 42nd Street
                              New York, New York  10165
                              (212) 681-9600

B.          HOLDERS OF CLAIMS AND EQUITY INTERESTS ENTITLED TO VOTE
            -------------------------------------------------------

                        The Claims and Equity Interests in the following Classes are impaired under the Plan and entitled to receive a distribution; consequently, each holder of such claim or equity interest, as of the AUGUST 8, 1997 VOTING RECORD DATE established by CHI for purposes of this solicitation, may vote to accept or reject the Plan:

                               Class 3  --  Senior Discount Note Claims
                               Class 7  --  Series F Equity Interests
                               Class 8  --  Series H Equity Interests
                               Class 9  --  Series G Equity Interests

                        Each holder of a Claim in Class 3 should vote the face amount of the Senior Discount Notes it holds. Notwithstanding the use of the face amount of the Senior Discount Notes for voting purposes, for allowance purposes, only the accreted value of the Notes, as of the Commencement Date, will be Allowed. Pursuant to section 502(b)(2) of the Bankruptcy Code, any Claim for unmatured interest will not be Allowed.

C.          VOTE REQUIRED FOR ACCEPTANCE BY A CLASS
            ---------------------------------------

                        The Bankruptcy Code defines acceptance of a plan by a class of claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of the claims of that class which cast ballots for acceptance or rejection of the plan. Thus, acceptance by a class of claims occurs only if at least two-thirds in dollar amount and a majority in number of the holders of claims voting cast their Ballots in favor of the Plan.

                        The Bankruptcy Code defines acceptance of a plan by a class of equity interests as acceptance by holders of at least two-thirds in amount of interests of that class which cast ballots for acceptance or rejection of the plan. Thus, acceptance by a class of equity interests occurs only if the holders of at least two-thirds in amount of equity interests voting cast their Ballots in favor of the Plan.

                        A vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that such acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

D.          VOTING PROCEDURES
            -----------------

                        CHI is providing copies of this Disclosure Statement, Ballots, and where appropriate, Master Ballots, to all registered holders (AS OF THE AUGUST 8, 1997 VOTING RECORD DATE) of Senior Discount Note Claims in Class 3, Series F Equity Interests in Class 7, Series H Equity Interests in Class 8 and Series G Preferred Equity Interests in Class 9. Registered holders may include brokers, banks and other nominees. If such registered holders do not hold for their own accounts, they or their agents (collectively with such registered holders, "Nominees") should provide copies of this Disclosure Statement and appropriate Ballots to their customers and to beneficial owners. Any beneficial owner who has not received a Ballot should contact his or her Nominee, or the Voting Agent.

            1. HOLDERS OF CLAIMS IN CLASS 3 AND EQUITY INTERESTS IN CLASSES 7, 8 AND 9

                        a.          BENEFICIAL OWNERS

                        Any beneficial owner, as of the Voting Record Date, of Senior Discount Notes, Series F Preferred Stock, Series G Preferred Stock, or Series H Preferred Stock in his, her, or its own name can vote by completing and signing the enclosed Ballot and returning it directly to the Voting Agent (using the enclosed pre-addressed postage-paid envelope) so as to be received by the Voting Agent before the Voting Deadline. If no envelope was enclosed, contact the Voting Agent for instructions.

                        Any beneficial owner holding, as of the Voting Record Date, Senior Discount Notes, Series F Preferred Stock, Series G Preferred Stock, or Series H Preferred Stock in "street name" through a Nominee can vote by completing and signing the Ballot (unless the Ballot has already been signed, or "prevalidated," by the Nominee), and returning it to the Nominee in sufficient time for the Nominee to then forward the vote so as to be received by the Voting Agent before the Voting Deadline of 5:00 p.m. (Eastern Time) on September 9, 1997. Any Ballot submitted to a Nominee will not be counted until such Nominee properly completes and timely delivers a corresponding Master Ballot to the Voting Agent. IF YOUR BALLOT HAS ALREADY BEEN SIGNED (OR "PREVALIDATED") BY YOUR NOMINEE, YOU MUST RETURN THE BALLOT DIRECTLY TO THE VOTING AGENT SO THAT IT IS RECEIVED BY THE VOTING AGENT BEFORE THE VOTING DEADLINE.

                        b.          NOMINEES.

                        A Nominee which, on the Voting Record Date, is the registered holder of Senior Discount Notes, Series F Preferred Stock, Series G Preferred Stock, or Series H Preferred Stock for a beneficial owner, can obtain the votes of the beneficial owners of such securities, consistent with customary practices for obtaining the votes of securities held in "street name," in one of the following two ways:

                        The Nominee may "prevalidate" a Ballot by (i) signing
            the Ballot, (ii) indicating on the Ballot the name of the registered holder, the amount of securities held by the Nominee for the beneficial owner, and the numbers of the accounts in which such securities are held by the Nominee, and (iii) forwarding such Ballot, together with the Disclosure Statement, return envelope, and other materials requested to be forwarded, to the beneficial owner for voting. The beneficial owner must then complete the information requested in Item 3 of the Ballot, if appropriate, and return the Ballot directly to the Voting Agent in the pre-addressed, postage-paid envelope so that it is received by the Voting Agent before the Voting Deadline. A list of the beneficial owners to whom "prevalidated" Ballots were delivered should be maintained by the Nominee for inspection for at least one year from the Voting Deadline.

                                       OR

                        If the Nominee elects not to prevalidate Ballots, the
            Nominee may obtain the votes of beneficial owners by forwarding to the beneficial owners the unsigned Ballots, together with the Disclosure Statement, a return envelope provided by, and addressed to, the Nominee, and other materials requested to be forwarded. Each such beneficial owner must then indicate his or her vote on the Ballot, complete the information requested in Item 3 of the Ballot, if appropriate, EXECUTE the Ballot, and return the Ballot to the Nominee. After collecting the Ballots, the Nominee should, in turn, complete a Master Ballot compiling the votes and other information from the Ballots, execute the Master Ballot, and deliver the Master Ballot to the Voting Agent so that it is received by the Voting Agent before the Voting Deadline. All Ballots returned by beneficial owners should be retained by Nominees for inspection for at least one year from the Voting Deadline. PLEASE NOTE: The Nominee should advise the beneficial owner to return his or her ballot to the Nominee by a date calculated by the Nominee to allow it to prepare and return the Master Ballot to the Voting Agent so that it is received by the Voting Agent before the Voting Deadline.

                        c.          SECURITIES CLEARING AGENCIES.

                        CHI expects that each of The Depository Trust Company and the Philadelphia Depository Trust Company, as the nominee holder of Senior Discount Notes, Series F Preferred Stock, Series G Preferred Stock, or Series H Preferred Stock will arrange for its respective participants to vote by executing an omnibus proxy in favor of such participants. As a result of the omnibus proxy, such participant will be authorized to vote its Voting Record Date positions held in the name of such securities clearing agencies.

                        d.          OTHER.

                        If a Ballot is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should indicate such capacity when signing, and unless otherwise determined by CHI, must submit proper evidence satisfactory to CHI of their authority to so act.

                        For purposes of voting to accept or reject the Plan, the beneficial owners of such securities will be deemed to be the "holders" of such claims or equity interests, as the case may be, represented by such securities. Unless otherwise ordered by the Bankruptcy Court, Ballots or Master Ballots which are signed, dated, and timely received, but on which a vote to accept or reject the Plan has not been indicated, will be deemed to be votes accepting the Plan. In the event that any Ballots or Master Ballots are received which are not properly executed, CHI, in its discretion, may request that the Voting Agent attempt to contact such holders or Nominees to cure any such defects in their Ballots or Master Ballots.

                        Except as provided below, unless the Ballot or Master Ballot being furnished is timely submitted to the Voting Agent before the Voting Deadline together with any other documents required by such Ballot or Master Ballot, CHI may, in its sole discretion, reject such Ballot or Master Ballot as invalid, and therefore, decline to utilize it in connection with seeking confirmation of the Plan by the Bankruptcy Court.

                        In the event of a dispute with respect to a Claim or Equity Interest, any vote to accept or reject the Plan cast with respect to such claim or equity interest will not be counted for purposes of determining whether the Plan has been accepted or rejected, unless the Bankruptcy Court orders otherwise.

                        CHI IS NOT AT THIS TIME REQUESTING THE DELIVERY OF, AND NEITHER CHI NOR THE VOTING AGENT WILL ACCEPT, CERTIFICATES REPRESENTING ANY NOTES OR EQUITY SECURITIES. PRIOR TO THE EFFECTIVE DATE, CHI WILL FURNISH ALL SUCH HOLDERS WITH APPROPRIATE LETTERS OF TRANSMITTAL TO BE USED TO REMIT SUCH SECURITIES IN EXCHANGE FOR THE DISTRIBUTION UNDER THE PLAN. INFORMATION REGARDING SUCH REMITTANCE PROCEDURE (TOGETHER WITH ALL APPROPRIATE MATERIALS) WILL BE DISTRIBUTED BY CHI AFTER THE COMMENCEMENT DATE.

            2.          WITHDRAWAL OF BALLOT OR MASTER BALLOT

                        Any holder of a Claim or Equity Interest entitled to vote who has delivered a valid Ballot or Master Ballot may withdraw its vote by delivering a written notice of withdrawal to the Voting Agent before the Voting Deadline. To be valid, the notice of withdrawal must (a) describe the Claim or Equity Interest to which it relates, (b) be signed by the party who signed the Ballot or Master Ballot to be revoked, and (c) be received by the

Voting Agent prior to the Voting Deadline. CHI may contest the validity of any withdrawals.

                        Any holder who has delivered a valid Ballot or Master Ballot may change its vote by delivering to the Voting Agent a properly completed subsequent Ballot or Master Ballot so as to be received before the Voting Deadline. In the case where more than one timely, properly completed Ballot or Master Ballot is received, only the Ballot or Master Ballot that bears the latest date will be counted.


                                      VIII.

                            CONFIRMATION OF THE PLAN
                            ------------------------

A.          CONFIRMATION HEARING

                        Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on confirmation of a plan. As promptly as practicable after the commencement by CHI of its Chapter 11 Case, CHI will request the Bankruptcy Court to schedule the Confirmation Hearing. Notice of the Confirmation Hearing will be provided to all creditors and equity holders or their representatives. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the Confirmation Hearing or any subsequent adjourned Confirmation Hearing.

                        Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of a plan. Any objection to confirmation of the Plan must be in writing, must conform to the Bankruptcy Rules, must set forth the name of the objectant, the nature and amount of Claims or Equity Interests held or asserted by the objectant against CHI's estate or property, the basis for the objection and the specific grounds therefor, and must be filed with the Bankruptcy Court, with a copy to Chambers, together with proof of service thereof, and served upon (i) Weil, Gotshal & Manges LLP, Attorneys for CHI, 767 Fifth Avenue, New York, New York 10153, Attention: Lori
R. Fife, Esq. and Larren M. Nashelsky, Esq., (ii) Richards, Layton & Finger, Attorneys for CHI, One Rodney Square, Wilmington, Delaware 19899, Attention:
Thomas L. Ambro, Esq., (iii) United States Department of Justice, Office of the United States Trustee, Eastern District of Pennsylvania, District of Delaware, 601 Walnut Street, Curtis Center, Suite 950 West, Philadelphia, Pennsylvania 19106, Attention: Assistant United States Trustee, and (iv) Wachtell, Lipton, Rosen & Katz, Attorneys for the Unofficial Bondholders' Committee, 51 West 52nd Street, New York, New York 10019, Attention: Chaim J. Fortgang, Esq., so as to be received no later than the date and time designated in the notice of the Confirmation Hearing.

                        Objections to confirmation of the Plan are governed by Bankruptcy Rule 9014. UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

B.          REQUIREMENTS FOR CONFIRMATION OF THE PLAN

            1.          STATUTORY REQUIREMENTS

                        At the Confirmation Hearing, the Bankruptcy Court will determine whether the following confirmation requirements specified in section 1129 of the Bankruptcy Code have been satisfied:

                                                o   The Plan complies with the
                        applicable provisions of the Bankruptcy Code.

                                                o   CHI has complied with the
                        applicable provisions of the Bankruptcy Code.

                                                o   The Plan has been proposed
                        in good faith and not by any means proscribed by law.

                                                o   Any payment made or promised
                        by CHI or by a person
                        issuing securities or acquiring property under the Plan for services or for costs and expenses in, or in connection with, the chapter 11 case, or in connection with the Plan and incident to the chapter 11 case, has been disclosed to the Bankruptcy Court, and any such payment made before confirmation of the Plan is reasonable, or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable.

                                                o   CHI has disclosed the
                        identity and affiliations of any
                        individual proposed to serve, after confirmation of the Plan, as a director, officer, or voting trustee of CHI, or a successor to CHI under the Plan, and the appointment to, or continuance in, such office of such individual is consistent with the interests of creditors and equity holders and with public policy, and CHI has disclosed the identity of any insider that will be employed or retained by CHI, and the nature of any compensation for such insider.

                                                o   With respect to each Class
                        of Claims or Equity Interests,
                        each holder of an impaired Claim or impaired Equity Interest either has accepted the Plan or will receive or retain under the Plan on account of such holder's claim or equity interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount such holder would receive or retain if CHI were liquidated on the Effective Date under chapter 7 of the Bankruptcy Code. See discussion of "Best Interests Test," below.

                                                o  Except to the extent the Plan
                        meets the "Nonconsensual Confirmation" standards discussed below, each Class of Claims or Equity Interests has either accepted the Plan or is not impaired under the Plan.

                                                o  Except to the extent that the
                        holder of a particular claim has agreed to a different treatment of such claim, the Plan provides that Administrative Expenses and Other
                        Priority Claims will be paid in full on the Effective Date and that Priority Tax Claims will be either paid in full on the Effective Date or will receive on account of such claims deferred cash payments, over a period not exceeding six years after the date of assessment of such claims, of a value, as of the Effective Date, equal to the allowed amount of such claims.

                                                o  At least one Class of
                        impaired Claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in such Class.

                                                o  Confirmation of the Plan is
                        not likely to be followed by the liquidation or the need for further financial reorganization of CHI or any successor to CHI under the Plan, unless such liquidation or reorganization is proposed in the Plan. See discussion of "Feasibility," below.

                                               o   All fees payable under
                        section 1930 of title 28 have been paid on or prior to the Effective Date.

                                                o  The Plan provides for the
                        continuation after the Effective Date of payment of all Retiree Benefits without modification by the Plan, thereby complying with section 1114(e)(1) of the Bankruptcy Code.

                        CHI believes that each of the foregoing elements will be satisfied.

            2.          UNFAIR DISCRIMINATION AND FAIR AND EQUITABLE TESTS

                        Since the holders of the Old Common Stock are deemed to reject the Plan, CHI is moving for confirmation of the Plan under section 1129(b) of the Bankruptcy Code as to Class 10. If Class 8 votes to reject the Plan, CHI will also move for confirmation of the Plan under section 1129(b) of the Bankruptcy Code as to Classes 8 and 9. To obtain such confirmation, it must be demonstrated to the Bankruptcy Court that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to each class that rejects the Plan.

                        A plan of reorganization "does not discriminate unfairly" if (i) the legal rights of a rejecting class are treated in a manner that is consistent with the treatment of other classes whose legal rights are related to the legal rights of the rejecting class, and (ii) no class receives payments in excess of that which it is legally entitled to receive for its Claims or Equity Interests. CHI believes that under the Plan all impaired Classes of Claims and Equity Interests are treated in a manner that is consistent with the treatment of other classes of Claims and Equity Interests to which their legal rights are related, if any, and no Class of Claims or Equity Interests will receive payments or property with an aggregate value greater than the aggregate value of the Allowed Claims and Allowed Equity Interests in such class. Accordingly, CHI believes that the Plan does not discriminate unfairly as to any impaired Class of Claims or Equity Interests.

                        The Bankruptcy Code establishes different "fair and equitable" tests for secured creditors, unsecured creditors and equity interest holders as follows:

                       o Secured Creditors - Either (i) each impaired secured creditor retains its liens securing its secured claim and it receives on account of its secured claim deferred cash payments having a present value equal to the amount of its allowed secured claim, (ii) each impaired secured creditor realizes the indubitable equivalent of its allowed secured claim, or (iii) the property securing the claim is sold free and clear of liens, with such liens to attach to the proceeds and the treatment of such liens on proceeds as provided in clause (i) or (ii) of this subparagraph.

                       o Unsecured Creditors - Either (i) each impaired unsecured creditor receives or retains under the plan property of a value equal to the amount of its allowed claim or (ii) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the plan of reorganization, subject to the applicability of the judicial doctrine of contributing new value.

                       o Equity Interest Holders - Either (i) each equity interest holder will receive or retain under the plan of reorganization property of a value equal to the greater of (a) the fixed liquidation preference or redemption price, if any, of such stock or (b) the value of the stock or (ii) the holders of interests that are junior to the stock will not receive any property under the plan of reorganization, subject to the applicability of the judicial doctrine of contributing new value.

                        CHI believes that the Plan can be confirmed on a non-consensual basis. CHI will show at the Confirmation Hearing that the Plan provides recoveries to the holders of Allowed Claims and Allowed Equity Interests that satisfy the conditions of section 1129(b) of the Bankruptcy Code.

            3.          FEASIBILITY

                        The Bankruptcy Code conditions confirmation of a plan of reorganization on, among other things, a finding that it is not likely to be followed by the liquidation or the need for further financial reorganization of a debtor. For purposes of determining whether the Plan satisfies this condition, CHI has analyzed the capacity of Reorganized CHI to service its obligations following the Effective Date. As part of this analysis, CHI has prepared projections of their financial performance for each of the five fiscal years in the period ending December 31, 2002 (the "Projection Period"). These projections, and the significant assumptions on which they are based, are included in Exhibit D to the Disclosure Statement, entitled "Projected Financial Information." Based upon its analysis of such projections, CHI believes that Reorganized CHI will be able to make all payments required to be made under the Plan, and therefore, that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization. CHI further believes that it will be able to repay or refinance any of the then-outstanding indebtedness under the Plan at or prior to the maturity of such indebtedness.

                        The financial information and projections appended to this Disclosure Statement include for the five fiscal years of the Projection
Period:

                        o Pro Forma Consolidated Balance Sheet of Reorganized CHI as of December 31, 1997, December 31, 1998, December 31, 1999, December 31, 2000, December 31, 2001 and December 31, 2002;

                        o Projected Consolidated Statement of Operations of CHI for the 26 week period ending December 31, 1997, including confirmation adjustments, and Projected Consolidated Statement of Operations of Reorganized CHI for each of the five fiscal years in the period ending December 31, 2002;

                        o Projected Consolidated Statement of Cash Flows of CHI for the 26 week period ending December 31, 1997, including confirmation adjustments, and Projected Consolidated Statement of Cash Flows of Reorganized CHI for each of the five fiscal years in the period ending December 31, 2002; and

                        THE PRO FORMA FINANCIAL INFORMATION AND THE PROJECTIONS ARE BASED ON THE ASSUMPTION THAT THE PLAN WILL BE CONFIRMED BY THE BANKRUPTCY COURT AND, FOR PROJECTION PURPOSES, THAT THE EFFECTIVE DATE UNDER THE PLAN AND DISTRIBUTIONS THEREUNDER OCCUR ON OR ABOUT DECEMBER 31, 1997. CHI HAS PREPARED THE PROJECTIONS BASED UPON CERTAIN ASSUMPTIONS THAT IT BELIEVES TO BE REASONABLE UNDER THE CIRCUMSTANCES. THE PROJECTIONS HAVE NOT BEEN EXAMINED OR COMPILED BY INDEPENDENT ACCOUNTANTS. CHI MAKES NO REPRESENTATION AS TO THE ACCURACY OF THE PROJECTIONS OR THE ABILITY OF REORGANIZED CHI TO

ACHIEVE THE PROJECTED RESULTS. MANY OF THE ASSUMPTIONS ON WHICH THE PROJECTIONS ARE BASED ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES. INEVITABLY, SOME ASSUMPTIONS WILL NOT MATERIALIZE AND UNANTICIPATED EVENTS AND CIRCUMSTANCES MAY AFFECT THE ACTUAL FINANCIAL RESULTS. THEREFORE, THE ACTUAL RESULTS ACHIEVED MAY VARY FROM THE PROJECTED RESULTS AND THE VARIATIONS MAY BE MATERIAL. IT IS URGED THAT ALL OF THE ASSUMPTIONS BE EXAMINED CAREFULLY IN EVALUATING THE PLAN.

            4.          BEST INTERESTS TEST

                        As described above, the Bankruptcy Code requires that each holder of an impaired Claim or Equity Interest either (a) accepts the Plan or (b) receives or retains under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive or retain if CHI were liquidated under chapter 7 of the Bankruptcy Code on the Effective Date.

                        The first step in meeting this test is to determine the dollar amount that would be generated from the liquidation of CHI's assets and properties, including limited partnership interests in the context of a chapter 7 liquidation case. In order to dispose of CHI's assets and properties in the most time efficient and orderly process, the stock of the direct primary subsidiaries of CHI would be sold with the project debt at those entities and their subsidiaries or partnerships being assumed in the transaction(s). The total cash available would be the sum of the proceeds of the disposition of the stock of these direct primary subsidiaries and the net unrestricted cash held by CHI at the time of the distribution of the proceeds in the chapter 7 case. The next step is to reduce that total by the amount of any Claims secured by such assets (excluding any obligations at the subsidiaries which were assumed in the sale such as project financings, capital leases and leveraged leases), the costs and expenses of the liquidation, and such additional administrative expenses and priority claims that may result from the termination of CHI's business (i.e. senior management severance expenses during the sale period) and the use of chapter 7 for the purposes of liquidation. Next, any remaining Cash would be allocated to creditors and preferred and common shareholders in strict priority in accordance with section 726 of the Bankruptcy Code. Finally, the present value of such allocation (taking into account the time necessary to accomplish the liquidation) is compared to the value of the property that is proposed to be distributed under the Plan on the Effective Date.

                        CHI's costs of liquidation under chapter 7 would include the fees payable to a trustee in bankruptcy as well as those which might be payable to attorneys and other professionals that such a trustee may engage, including a financial advisor to market the portfolio of hydroelectric assets for sale, plus any unpaid expenses incurred by CHI during a chapter 11 case and allowed in the chapter 7 case, such as compensation of attorneys, financial advisors, appraisers, accountants and other professionals, and costs and expenses of members of any statutory committee on unsecured creditors appointed by the United States Trustee pursuant to section 1102 of the Bankruptcy Code and any other committee so appointed as well as accrued payables for goods and other services including damages from the breach or rejection of obligations incurred and executory contracts entered into by CHI both prior to, and during the pendency of, the chapter 11 case.

                        The foregoing types of Claims, costs, expenses, and fees and such other Claims which may arise in a liquidation case or result from a pending chapter 11 case must be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay pre-chapter 11 priority and unsecured Claims.

                        In applying the "best interests test", it is possible that Claims and Equity Interests in the chapter 7 case may not be classified according to the seniority of such Claims and Equity Interests as provided in the Plan. In the absence of a contrary determination by the Bankruptcy Court, all pre-chapter 11 unsecured Claims which have the same rights upon liquidation would be treated as one class for purposes of determining the potential distribution of the liquidation proceeds resulting from CHI's chapter 7 case. The distributions from the liquidation proceeds would be calculated ratably according to the amount of the Claim held by each creditor. Section 510 of the Bankruptcy Code specifies that contractual subordination provisions are enforceable in a chapter 7 liquidation case. Thus, the distributions from the liquidation proceeds will be made in accordance with contractual subordination provisions.

                        The distribution of proceeds from a liquidation is governed by the Bankruptcy Code which establishes an order of priority pursuant to the Bankruptcy Code, no junior creditor receives any distribution until all senior creditors are paid in full, with interest, and no equity holder receives any distribution until all creditors are paid in full with interest. Consequently, and because the creditors of CHI are structurally subordinated to the prior payment of the obligations owed by CHI's subsidiaries, CHI believes that in a chapter 7 case, holders of the Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock, and Old Common Stock would receive no distributions from the bankruptcy estate.

                        After consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in a chapter 11 case, including (i) the increased costs and expenses of a liquidation under a chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (ii) the erosion in value of core hydroelectric assets in a chapter 7 case in the context of the accelerated liquidation required under chapter 7 and the "forced sale" atmosphere that would prevail, (iii) the loss of any potential value realizable from the Industrial Infrastructure Business currently being pursued by management, (iv) the adverse effects on the salability of the Company as a result of the departure of key employees, and (v) substantial increases in claims which would be satisfied on a priority basis or on parity with creditors in a chapter 11 case, CHI has concluded that confirmation and implementation of the Plan will provide each creditor and equity holder with a recovery that is not less than it would receive pursuant to a liquidation of CHI under chapter 7 of the Bankruptcy Code.

                        Moreover, any distributions in a chapter 7 case may not occur for a substantial period of time, particularly in light of the length of time required to receive the regulatory approvals that may be necessary to sell the assets of the bankruptcy estate, including the stock of the direct primary subsidiaries of CHI. In this regard, it is possible that distribution of the proceeds of the liquidation could be delayed for a year or more after the completion of such liquidation in order to resolve the claims, receive regulatory approvals, and prepare for distributions. In the event litigation were necessary to resolve claims asserted in the chapter 7 case, including, potentially, those from customers, the delay could be further extended.

                        THE LIQUIDATION ANALYSIS ANNEXED AS EXHIBIT E TO THIS DISCLOSURE STATEMENT IS AN ESTIMATE OF THE PROCEEDS THAT MAY BE GENERATED AS A RESULT OF A HYPOTHETICAL CHAPTER 7 LIQUIDATION OF THE ASSETS OF CHI WHICH CONSIST OF THE STOCK OF ITS SUBSIDIARIES AND CERTAIN GENERAL PARTNERSHIP INTERESTS. THE ANALYSIS IS BASED UPON A NUMBER OF SIGNIFICANT ASSUMPTIONS WHICH ARE DESCRIBED, INCLUDING EFFECTUATING THE LIQUIDATION THROUGH A SALE OF THE STOCK OF THE 13 DIRECT PRIMARY SUBSIDIARIES OF CHI. THE LIQUIDATION ANALYSIS DOES NOT PURPORT TO BE A VALUATION OF THE COMPANY'S ASSETS AND IS NOT NECESSARILY INDICATIVE OF THE VALUES THAT MAY BE REALIZED IN AN ACTUAL LIQUIDATION.

C.          EFFECTIVENESS OF THE PLAN

            1.          CONDITIONS PRECEDENT TO EFFECTIVENESS

                        The Plan will be consummated, and the Effective Date will occur, on the first Business Day (or as soon thereafter as is practicable) after the date on which the following conditions have been satisfied or waived:

                        a. CONFIRMATION ORDER. The Confirmation Order, in form and substance reasonably acceptable to CHI, the Unofficial Bondholders' Committee and the Creditors' Committee, if any, shall have been signed by the Bankruptcy Judge, and there shall not be a stay or injunction in effect with respect thereto;

                        b. WORKING CAPITAL FACILITY. Reorganized CHI shall have credit availability under a working capital facility, in amount, form and substance acceptable to CHI and the Unofficial Bondholders' Committee, to provide Reorganized CHI with (i) access to letters of credit for projects, (ii) working capital to meet ordinary and peak requirements and (iii) additional borrowings to support future projects;

                        c. EXECUTION AND DELIVERY OF CERTAIN AGREEMENTS. The following agreements, in form satisfactory to CHI, the Unofficial Bondholders' Committee and the Creditors' Committee, if any, shall have been executed and delivered, and all conditions precedent thereto shall have been satisfied:

                          (1)    Amended CHI By-Laws;

                          (2)    Restated CHI Certificate of Incorporation;

                          (3)    Employment Agreements;

                          (4)    New Series B Warrant Agreement;

                          (5)    New Series C Warrant Agreement;

                          (6)    Management Option Plan and Management
                                 Option Agreements;

                          (7)    Registration Rights Agreement; and

                          (8)    Stockholders' Agreement.

                        d. DOCUMENTATION. All actions, documents and agreements necessary to implement the Plan shall have been effected or executed.

                        CHI and the Unofficial Bondholders' Committee may waive one or more of the foregoing conditions to effectiveness, by a writing signed by an authorized representative of each and filed with the Bankruptcy Court.

            2.          EFFECT OF FAILURE OF CONDITIONS

                        Pursuant to the Plan, if each of the conditions precedent to effectiveness has not been satisfied or duly waived by CHI and the Unofficial Bondholders' Committee before the first Business Day that is more than sixty (60) days after the Confirmation Date, or such later date as is proposed and approved, the Bankruptcy Court may, after notice and a hearing, vacate the order confirming the Plan. In such event, the Plan will be null and void in all respects, and nothing contained in the Plan will (a) constitute a waiver or release of any Claims against, or Equity Interests in, CHI or (b) prejudice in any manner the rights of CHI and the holders of Claims or Equity Interests. If, however, the conditions precedent to effectiveness are satisfied or duly waived prior to entry of such order of vacatur, then notwithstanding the filing of a motion therefor, the Confirmation Order shall not be vacated.

            3.          EFFECT OF CONFIRMATION

                        Except as otherwise provided in the Plan or in the Confirmation Order, the rights afforded in the Plan and the treatment of all creditors and equity holders thereunder will be in complete satisfaction, discharge, and release of all Claims and Equity Interests of any nature whatsoever, including any interest accrued thereon from and after the Commencement Date, against CHI, its estate, its assets, and its properties and interests in property. Except as otherwise provided in the Plan, on the Effective Date, all such Claims against, and Equity Interests in, CHI will be deemed satisfied, discharged, and released in full. All entities will be precluded from asserting against CHI, its successors, or its assets or properties, any other or further Claims or Equity Interests based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Confirmation Date.

                        As of the Effective Date, all persons and entities will be permanently enjoined and precluded from asserting against CHI, Reorganized CHI, and their respective assets and properties, any other Claims based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date. Upon confirmation of the Plan, its provisions will bind CHI and its creditors and equity interest holders, whether or not they have filed proofs of Claims or Equity Interests, have accepted the Plan, or are entitled to receive distributions thereunder.

                        CHI's property will revest in Reorganized CHI on the Effective Date, and will be free and clear of all liens, claims and interests of holders of Claims and Equity Interests, except as provided in the Plan. From and after the Effective Date, Reorganized CHI may operate its business, and may use, acquire and dispose of property free of any restrictions imposed under the Bankruptcy Code. All injunctions of stays provided for in the Chapter 11 Case under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date. From and after the Effective Date, any "50-percent shareholder" of Reorganized CHI within the meaning of section 382(g)(4)(D) of the Internal Revenue Code of 1986, as amended, will be permanently enjoined from claiming a worthless stock deduction with respect to its Equity Interest for any taxable year of such shareholder ending prior to the Effective Date.


                                       IX.

                  GOVERNANCE AND MANAGEMENT OF REORGANIZED CHI
                  --------------------------------------------

A.          GOVERNANCE AND MANAGEMENT OF REORGANIZED CHI
            --------------------------------------------

            1.          GENERAL

                        On the Effective Date, the management, control and operation of Reorganized CHI will become the general responsibility of the Board of Directors of Reorganized CHI.

            2.          BOARD OF DIRECTORS OF REORGANIZED CHI

                        The Board of Directors of Reorganized CHI will consist of seven (7) directors as follows: Morgan Stanley will have the right to designate two (2) directors; SBC will have the right to designate two (2) directors; management of Reorganized CHI will have the right to designate two
(2) directors; and there will be one (1) independent director designated by the remaining members of the Board of Directors. Procedures governing the nomination and election of members of the Board of Directors are subject to the Stockholders' Agreement. The initial Board of Directors of Reorganized CHI will only have five (5) directors, with Morgan Stanley and SBC each reserving one (1) of their two (2) designations at this time. The initial members of the Board of Directors of Reorganized CHI will be as follows: James T. Stewart (Chairman and
CEO), Edward M. Stern (President and COO), Michael Petrick (a Morgan Stanley designee), James DuPlessie (a SBC designee) and an independent director. The identity of the independent director and the compensation to be paid to the non-management members of the Board of Directors of Reorganized CHI will be disclosed at, or immediately prior to, the Confirmation Hearing.

            3.          EXECUTIVE OFFICERS OF REORGANIZED CHI

                        The executive officers of CHI on the Confirmation Date will continue to serve as the executive officers of Reorganized CHI. The identity and cash compensation of the executive officers of Reorganized CHI for fiscal year 1997 and post-Effective Date are as follows:

====================================================================================================================================
               NAME                   AGE                      CURRENT                 FISCAL 1997 CASH    POST-EFFECTIVE
                                                              POSITION                   COMPENSATION         DATE BASE
                                                                                                           COMPENSATION11
------------------------------------------------------------------------------------------------------------------------------------
James T. Stewart12                    49          Chairman & Chief Executive      $300,000 - Salary           $325,000
                                                  Officer                         $250,000 - Other
------------------------------------------------------------------------------------------------------------------------------------
Edward M. Stern13                     38          President, Chief Operating      $231,762 - Salary           $250,000
                                                  Officer & Secretary             $171,270 - Other
------------------------------------------------------------------------------------------------------------------------------------
Michael I. Storch                     45          Executive Vice President        $244,408 - Salary           $250,000
                                                                                  $ 73,525 - Other
------------------------------------------------------------------------------------------------------------------------------------
Pascal J. Brun                        48          Senior Vice President           $120,524 - Salary           $129,000
                                                                                  $ 58,012 - Other
------------------------------------------------------------------------------------------------------------------------------------
Mary V. Gilbert14                     35          Senior Vice President &         $124,615 - Salary           $180,000
                                                  Chief Financial Officer         $ 52,500 - Other
------------------------------------------------------------------------------------------------------------------------------------
All Executive Officers as a           N/A                        N/A                          N/A           $2.3 million
group, including the above
referenced persons (16
persons)
====================================================================================================================================


11. In addition to base compensation, the executive officers of Reorganized CHI will be eligible for (i) an annual bonus of up to 150% of base salary (depending on each executive's compensation arrangement) and (ii) Management Options. For a discussion of the Management Options, see Section IX.C, below, entitled "Governance and Management of Reorganized CHI -- Management Option Plan".

12. Mr Stewart was elected Chief Executive Officer and a Director of CHI as of July 1, 1996.

13. Mr. Stern was elected President and Chief Operating Officer of CHI in September, 1996.

14. Ms. Gilbert was elected Senior Vice President and Chief Financial Officer of CHI in January, 1997.

                        The business experience of CHI's current officers and directors is set forth in Item 10 "Directors and Officers of the Registrant" in the Annual Report on Form 10-K, annexed as Exhibit B to this Disclosure Statement.

            4.    EMPLOYMENT AGREEMENTS OF EXECUTIVE OFFICERS OF REORGANIZED CHI

                        On the Effective Date, Reorganized CHI is entering into employment agreements with the following four (4) executive officers: James T. Stewart, Edward M. Stern, Michael I. Storch and Mary V. Gilbert. The respective terms of the employment agreements are between two and three years. Post-Effective Date base compensation for each of the executive officers executing employment agreements is set forth in the chart above. Each such executive officer is also entitled to (i) incentive compensation, (ii) Management Options, (iii) participation in benefit plans, (iv) severance and (v) disability and death benefits, and is subject to non-compete restrictions. A form of the Employment Agreements is annexed to the Plan as Exhibit C.

            5. RESTATED CERTIFICATE OF INCORPORATION AND AMENDED BY-LAWS OF REORGANIZED CHI

                        The Amended CHI By-Laws and the Restated CHI Certificate of Incorporation will become effective as of the Effective Date and will, among other things, (a) prohibit the issuance of non-voting equity securities as required by section 1123(a)(6) of the Bankruptcy Code, (b) effectuate the provisions of the Plan and (c) provide that the corporate name of CHI will be changed to CHI Energy, Inc.

B.          OWNERSHIP OF REORGANIZED CHI

            The following list sets forth those entities which, to CHI's knowledge, based on the ownership of the Senior Discount Notes as of August 1, 1997, will own beneficially or have investment discretion with respect to more than five percent (5%) of the New Common Stock (subject to dilution from the New Warrants and the Management Options), as of the Effective Date:

Name of                Estimated Amount of        Estimated Percentage
Beneficial Holder      Beneficial Ownership       of Beneficial Ownership
-----------------      --------------------       -----------------------


Morgan Stanley & Co.    3,610,000 shares of New     36.1%
                        Class A Common Stock


Swiss Bank Corporation  3,136,000 shares of New     31.4%
and affiliates          Class A Common Stock

Merrill Lynch Asset      1,520,000 shares of New     15.2%
Management               Common Stock




Stonehill Investment     656,000 shares of New        6.6%
Corp.                    Class A Common Stock


Gem Capital              605,000 shares of New        6.1%
                         Class A Common Stock



C.          MANAGEMENT OPTION PLAN

            1.          GENERAL

                        Approval of the Plan will be deemed an approval or ratification, as the case may be, of a stock option plan, substantially in the form annexed to the Plan as Exhibit D (the "Management Option Plan") pursuant to which the Management Options will be granted. The Management Option Plan is intended to provide incentives that will retain and motivate those highly competent individuals that are key employees of Reorganized CHI. The Management Option Plan is also intended to align the interests of such employees with those of Reorganized CHI's stockholders. The Management Option Plan will be adopted prior to the Effective Date by the Board of Directors of CHI, although no options will be granted until the Effective Date. Up to 810,811 shares of New Class A Common Stock may be granted under the Management Option Plan.

                        THE SOLICITATION OF THE HOLDERS OF NEW COMMON STOCK WILL BE DEEMED A SOLICITATION FOR APPROVAL OF THE MANAGEMENT OPTION PLAN. CHI BELIEVES THAT THE ORDER CONFIRMING THE PLAN SHOULD CONSTITUTE SUCH APPROVAL OF THE MANAGEMENT OPTION PLAN FOR PURPOSES OF SECTIONS 422 AND 162(M) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "TAX CODE"). THERE CAN BE NO ASSURANCE, HOWEVER, THAT THE INTERNAL REVENUE SERVICE WILL AGREE WITH SUCH POSITION.

                        As of the Effective Date, Management Options to acquire New Class A Common Stock at an exercise price of $10 per share of New Class A Common Stock are being granted pursuant to the Management Option Plan to twenty-four (24) CHI employees, including each of the named executive officers. The Management Options entitle such holders to purchase up to an aggregate of 7.5% of the New Class A Common Stock, subject to dilution due to the issuance by Reorganized CHI of shares of New Common Stock pursuant to the exercise of the New Series B Warrants and the New Series C Warrants by the holders thereof. The Management Options will vest and become exercisable as follows:

            Effective Date                    33 1/3% of the Management Options
            First Anniversary thereof         22 2/9% of the Management Options
            Second Anniversary thereof        22 2/9% of the Management Options
            Third Anniversary thereof         22 2/9% of the Management Options

                        The Management Options will also become vested and exercisable upon a change in control of Reorganized CHI. The Management Options granted as of the Effective Date will terminate on the seventh (7th) anniversary of the Effective Date unless terminated at an earlier date following termination of an optionee's employment. No employee of Reorganized CHI will be eligible under the Management Option Plan to be granted Management Options to purchase more than 350,000 shares of New Class A Common Stock.

            2.          TAX CONSEQUENCES

                        A.          MANAGEMENT OPTIONS

                        The Management Options granted as of the Effective Date under the Management Option Plan will be either "incentive stock options" under
Section 422(b) of the Tax Code or non qualified stock options. In that regard, a vote in favor the Plan is intended to be treated as a vote by the holders of the New Common Stock in favor of the Management Option Plan for purposes of Section 422(b) of the Tax Code. In order to qualify as an incentive stock option, a stock option must have an exercise price that is not less than the fair market value of the underlying stock at the time of grant.

                        An employee who exercises a Management Option qualifying as an incentive stock option by delivering shares previously acquired pursuant to the exercise of a Management Option is treated as making a "disqualifying disposition" of such shares if the employee delivers such shares before the expiration of the applicable holding period (as specified in Section 422 of the Tax Code) with respect to such shares. Upon the exercise of a Management Option with previously acquired shares as to which no disqualifying disposition occurs, it would appear that the employee would not recognize gain or loss with respect to such previously acquired shares.

                        A deduction will not be allowed to Reorganized CHI or any of its subsidiaries for federal income tax purposes with respect to the grant or exercise of a Management Option qualifying as an incentive stock option or the disposition, after the applicable holding period, of the shares of New Class A Common Stock acquired upon exercise of such Management Option. In the event of a disqualifying disposition, a federal income tax deduction will be allowed to Reorganized CHI in an amount equal to the ordinary income included in gross income by the optionee, provided that such amount constitutes an ordinary and necessary business expense to Reorganized CHI and is reasonable and the limitations of Sections 162(m) and 280G of the Tax Code (discussed below) do not apply.

                        B.          NON-QUALIFIED STOCK OPTIONS ("NQSO")


                        A NQSO is an option that does not qualify as an "incentive stock option" under Section 422(b) of the Tax Code. An individual who receives a NQSO will not recognize any taxable income upon the grant of such NQSO. Generally, upon exercise of a NQSO, an individual will be treated as having received ordinary income in an amount equal to the excess of the fair market value of the shares of stock at the time of exercise over the exercise price.

                        The ordinary income recognized with respect to the transfer of shares of New Class A Common Stock upon exercise of a NQSO under the Management Option Plan will be subject to both wage withholding and employment taxes. In addition to the customary methods of satisfying the withholding tax liabilities that arise upon the exercise of a NQSO, if permitted by the compensation committee of the Board of Directors of Reorganized CHI, an individual may satisfy the liability in whole or in part by tendering other shares of New Class A Common Stock owned by the individual, which will be valued at their fair market value as of the date that the tax obligation arises.


                        A deduction for federal income tax purposes will be allowed to Reorganized CHI or a subsidiary thereof in an amount equal to the ordinary income included in gross income by the individual in connection with the exercise of such option, provided that such amount constitutes an ordinary and necessary business expense and is reasonable and the limitations of Sections 162(m) and 280G of the Tax Code do not apply.

                        C.     CHANGE IN CONTROL

                        Upon a "change in control" of Reorganized CHI, the then outstanding options under the Management Option Plan shall become fully exercisable. In general, if the total amount of payments to optionees that are contingent upon a "change of control" of Reorganized CHI (as determined for purposes of Section 280G of the Tax Code), including payments upon the exercise of options under the Management Option Plan that vest upon a "change in control," equals or exceeds three times the recipient's "base amount" (generally, such recipient's average annual compensation for the five years preceding the change in control), then, subject to certain exceptions, the payments may be treated as "parachute payments" under the Tax Code, in which case a portion of such payments would be non-deductible to Reorganized CHI and the recipient would be subject to a 20% excise tax on such portion of the payments. No assurance can be given that the Management Options granted under the Management Option Plan will not be subject to Section 280G of the Tax Code.

                        D. CERTAIN LIMITATIONS ON DEDUCTIBILITY OF EXECUTIVE COMPENSATION

                        With certain exceptions, Section 162(m) of the Tax Code denies a deduction to publicly held corporations for compensation paid to certain executive officers in excess of $1 million per executive per taxable year (including, in some cases, any deduction with respect to the exercise of a NQSO or the disqualifying disposition of stock purchased pursuant to a Management Option). An exception to Section 162(m) of the Tax Code applies to certain compensation paid pursuant to plans in existence while a company is privately held. The Management Option Plan is expected to be adopted by the Board of Directors of CHI prior to the effective date of the Plan. It is intended that compensation payable under the Management Option Plan will qualify for an exception to the Section 162(m) limitations. However, no assurance can be given that compensation under the Management Option Plan will qualify for any such exception.


                                       X.

                                  RISK FACTORS
                                  ------------

                        HOLDERS OF CLAIMS AGAINST, AND EQUITY INTERESTS IN, CHI SHOULD CAREFULLY READ AND CONSIDER THE FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT (AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH AND/OR INCORPORATED BY REFERENCE), PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN. THESE RISK FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION.

A.          CERTAIN BANKRUPTCY LAW CONSIDERATIONS

            1.          FAILURE TO SATISFY VOTE REQUIREMENT

                        If votes are received in number and amount sufficient to enable a Bankruptcy Court to confirm the Plan, CHI intends to file a voluntary petition for reorganization under chapter 11 of the Bankruptcy Code and to seek, as promptly as practicable thereafter, confirmation of the Plan. In the event that sufficient votes are not received, CHI may nevertheless file a petition for relief under chapter 11 of the Bankruptcy Code. In such event, CHI may seek to accomplish an alternative restructuring of its capitalization and its obligations to creditors and equity holders. There can be no assurance that the terms of any such alternative restructuring would be similar to or as favorable to the holders of Senior Discount Notes, other creditors, and holders of Old Preferred Stock, as those proposed in the Plan.

            2.          RISK OF NON-CONFIRMATION OF THE PLAN


                        Although CHI believes that the Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion. Moreover, there can be no assurance that modifications of the Plan will not be required for confirmation or that such modifications would not necessitate the resolicitation of votes.

            3.          RISK OF NON-OCCURRENCE OF THE EFFECTIVE DATE

                        Although CHI believes that the Effective Date may occur soon after the Confirmation Date, there can be no assurances as to such timing. Moreover, if the conditions precedent to the Effective Date have not occurred or been waived within sixty (60) days after the Confirmation Date, the Bankruptcy Court may vacate the order confirming the Plan, in which event, the Plan would be deemed null and void, and CHI may propose to solicit votes on an alternative plan of reorganization that may not be as favorable to parties in interest as the Plan.

            4.          EFFECT OF CHI'S CHAPTER 11 CASE ON ITS SUBSIDIARIES

                        CHI does not anticipate the commencement of a chapter 11 case for any of its operating subsidiaries, and affiliated entities which own the hydroelectric projects set forth in Schedule 1 to this Disclosure Statement. CHI does not believe that the commencement of the Chapter 11 Case will adversely affect the businesses of such entities. Nevertheless, if there is a protracted chapter 11 case, the possibility of adverse effects on such entities may increase. Although CHI does not believe that creditors or customers of substantially all, if not all, of its subsidiaries, and affiliated entities which own the hydroelectric projects have the right to assert that they have the legal right to take actions with respect to such entities due to the commencement of a case by CHI, certain of such creditors or customers may attempt to take certain actions nonetheless. In the event such creditors or customers seek to do so, the subsidiaries and related entities will not have the benefit of the "automatic stay." Although there can be no assurance, CHI believes that such actions would not have a material adverse effect on the business or financial condition of CHI.

B.          FACTORS AFFECTING THE VALUE OF THE
            SECURITIES TO BE ISSUED UNDER THE PLAN

            1.          THE INDUSTRIAL INFRASTRUCTURE BUSINESS

                        CHI's entry into a new business -- the Industrial Infrastructure Business -- has certain risks which are inherent in developing any new business. In addition, CHI may be disadvantaged by its small size, short history in this market, and lack of recognition and stature by potential customers in the Industrial Infrastructure Business. Several potential competitors have recently emerged who have indicated their intention to focus on providing services to the industrial energy market. CHI's competition includes CRSS, independent power producers and cogenerators (such as Destec or Enron), utility affiliates (such as Southern Electric or Duke Energy), utility and independent power producer partnerships (such as a unit of American Electric Power and Cogentrix) and regulated utilities.

                        The Industrial Infrastructure Business requires numerous permits, approvals and certificates from appropriate federal, state and local governmental agencies as well as compliance with certain environmental protection legislation and the EPA. While the Company believes that it will be able to obtain the requisite approvals for its future industrial projects, there is no assurance that the Company will be successful in obtaining such approvals. There is also no assurance that the Company will be able to raise development capital, obtain satisfactory project development agreements, construction contracts, energy, sales and services agreements, licenses and permits or financing commitments with respect to the industrial projects currently in development or any industrial projects that may be developed in the future.

                        Despite efforts over the last six to twelve months, CHI has not been able to consummate any industrial infrastructure business. If CHI continues to be unsuccessful in developing the Industrial Infrastructure Business, the value of securities issued by Reorganized CHI will be adversely and significantly affected. In addition, pursuant to the vesting requirements set forth in the Series B Warrant Agreement, some or all of the Series B Warrants distributed to the holders of Equity Interests in Classes 7, 8 and 9, may not vest.

            2.          THE HYDROELECTRIC BUSINESS

                        A.          COMPETITIVE CONDITIONS

                        The hydroelectric industry is highly competitive and includes a number of participants with aggregate sales and financial resources greater than those of CHI and its subsidiaries. The Company encounters competition for the operation and acquisition of additional conventional hydroelectric projects from subsidiaries of utilities, contractors and other independent energy producers.

                        B.          PRECIPITATION, WATER FLOW AND SEASONALITY

                        For hydroelectric facilities, the amount of energy generated at any particular facility depends upon the quantity of water flow at the site of the facility. Dry periods reduce water flow at particular sites below historical averages, particularly if the facility has low storage capacity. Excessive water flow may result from prolonged periods of higher than normal precipitation or sudden melting of snow packs, possibly causing flooding of facilities and/or a reduction of generation at such sites until water flows return to normal. In cases of reduced or excess water flow, energy generation at such sites may be diminished. The amount of water flow in any given period will have a direct effect on the Company's production, revenues and cash flow.

                        C.   CHANGES IN APPLICABLE RATES, ENERGY PRICE DECLINES

                        By the year 2004, rates paid to the Company pursuant to current power purchase agreements representing approximately 37% of the Company's average power sales revenue for fiscal year 1997, will be affected by changes from scheduled rates to rates based on the applicable utilities' then avoided cost. Consequently, the Company's revenue at such time will be adversely affected if the then current utility avoided cost is lower than the scheduled rate previously in effect. Recently, several public utilities, including customers of the Company (most notably Niagara Mohawk), have approached independent power producers to renegotiate specified rates in their power purchase agreements because in some instances these agreements force the utilities to purchase power from independent power producers at higher rates than their current avoided cost, resulting in higher rates to consumers. Although the Company believes that its power purchase agreements are valid, binding and enforceable contracts, and economic when analyzed over the life of such contracts, there can be no assurance that attempts by utilities to renegotiate or terminate such contracts will not in some cases be successful and that the consequences will not have a material adverse effect on the Company's future revenues.

                        D.          DEPENDENCE ON CERTAIN CUSTOMERS

                        Although no customer accounts for more than 21% of the Company's sales for the fiscal year ended June 30, 1997, the loss of certain customers could have a material adverse effect on sales. A substantial portion of the Company's power is sold to three customers pursuant to various long-term power purchase agreements. Sales to Commonwealth Electric Company, Niagara Mohawk Corporation and New England Power Company, represented approximately 21%, 20% and 12%, respectively, of the consolidated revenues of the Company for fiscal year 1997. Although the ratings of the debt securities of a substantial majority of the utilities which presently purchase power from the Company are currently investment grade, there can be no assurance of their, or any other customer's long-term creditworthiness.

            3.          CAPITAL REQUIREMENTS

                        The business of Reorganized CHI and its subsidiaries, including development of the Industrial Infrastructure Business, is expected to have significant capital needs. While CHI's projections assume that the Company will generate funds and have sufficient borrowings to meet its capital needs for the foreseeable future, the Company's ability to gain access to additional capital, if needed, cannot be assured, particularly in view of competitive factors and industry conditions.

            4.          VARIANCES FROM PROJECTIONS

                        The fundamental premise of the Plan is the deleveraging of CHI and the implementation and realization of CHI's business plan, as reflected in the projections attached to this Disclosure Statement. The projections reflect numerous assumptions concerning the anticipated future performance of Reorganized CHI and its subsidiaries, some of which may not materialize. Such assumptions include, among other items, assumptions concerning the general economy, the ability to make necessary capital expenditures, the ability to establish market strength for the Industrial Infrastructure Business, the ability to raise capital for the Industrial Infrastructure Business, and utilities honoring the Power Purchase Agreements they have entered into with the Company. CHI believes that the assumptions underlying the projections are reasonable. However, unanticipated events and circumstances occurring subsequent to the preparation of the projections may affect the actual financial results of Reorganized CHI. Therefore, the actual results achieved throughout the periods covered by the projections necessarily will vary from the projected results, and such variations may be material and adverse.

            5.          LACK OF TRADING MARKET

                        Reorganized CHI will not seek the listing of the New Common Stock on a national securities exchange or quotation in the national market system of the National Association of Securities' Dealers Automated Quotation System. Accordingly, there can be no assurance that any such securities would ever be listed or included, or that an active trading market for the New Common Stock or the New Warrants would develop and continue. In addition, there can be no assurance as to the degree of price volatility in the market for any of the new securities that does develop. Accordingly, no assurance can be given that a holder of New Common Stock or New Warrants will be able to sell such securities in the future or as to the price at which any such sale may occur. If such markets were to exist, the securities could trade at prices higher or lower than the value ascribed to them in this Disclosure Statement, depending upon many factors, including prevailing interest rates, markets for similar securities, industry conditions, and the performance of, and investor expectations for, Reorganized CHI and its subsidiaries.

            6.          DIVIDEND POLICIES

                        CHI does not anticipate that any dividends will be paid on the New Common Stock in the foreseeable future. In addition, the covenants in the new Working Capital Facility may limit the ability of Reorganized CHI to pay dividends. Certain institutional investors may only invest in dividend-paying equity securities or may operate under other restrictions which may prohibit their ability to invest in New Common Stock.

            7.          SIGNIFICANT HOLDERS

                        As of the Effective Date, certain holders of the Senior Discount Notes will receive distributions of the New Common Stock representing in excess of five percent (5%) of the outstanding shares of the New Common Stock. For a list of such holders, see Section IX.B, below, entitled "Management and Governance of Reorganized CHI -- Ownership of Reorganized CHI." If holders of significant numbers of shares of New Common Stock were to act as a group, such holders could be in a position to control the outcome of actions requiring stockholder approval. This concentration of ownership could also facilitate or hinder a negotiated change of control of Reorganized CHI and, consequently, have an impact upon the value of the New Common Stock. In that regard, all holders of New Common Stock will be subject to the Stockholders' Agreement, which agreement includes certain "drag along" and "tag along" rights. For a discussion of the Stockholders' Agreement and its rights and obligations, see Article XI.D., below, entitled "Securities Law Matters -- Stockholders' Agreement."

C.          CERTAIN TAX MATTERS

                        For risks associated with certain federal income tax consequences of the Plan to holders of Claims and Equity Interests and to CHI, see Article XII, below, entitled "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN."


                                       XI.

                             SECURITIES LAW MATTERS


A.          THE SOLICITATION

                        CHI is relying on Section 3(a)(9) of the Securities Act of 1933 (the "1933 Act") to exempt from the registration requirements of such act (and of any equivalent state securities or "blue sky" laws) the offer of New Common Stock, New Series B Warrants and New Series C Warrants, which may be deemed to be made by CHI pursuant to its solicitation of votes on the Plan.

                        CHI has no contract, arrangement, or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent, or any other person for soliciting votes to accept or reject the Plan or for soliciting any exchanges of the Senior Discount Notes, the Series F Preferred Stock, the Series G Preferred Stock or the Series H Preferred Stock. CHI has received assurances that no person will provide any information to holders of the Senior Discount Notes, the Series F Preferred Stock, the Series G Preferred Stock or the Series H Preferred Stock relating to the solicitation or the Plan other than to refer the holders of such securities to the information contained in this Disclosure Statement and in the Ballots delivered with it. In addition, none of the financial advisors to CHI or the Unofficial Bondholders' Committee, the Voting Agent, and no broker, dealer, salesperson, agent, or any other person, is engaged or authorized to express any statement, opinion, recommendation, or judgment with respect to the relative merits and risks of the solicitation, the value and terms of the New Common Stock, New Series B Warrants, New Series C Warrants and Management Options, or the Plan (and the transactions contemplated thereby).

B.                      ISSUANCE OF NEW SECURITIES UNDER THE PLAN

                        Section 1145 of the Bankruptcy Code exempts from such registration the offer or sale of a debtor's securities under a chapter 11 plan if such securities are offered or sold in exchange for a claim against, or equity interest in, or a claim for an administrative expense in a case concerning, such debtor. In reliance upon this exemption, the New Common Stock, New Series B Warrants and the New Series C Warrants to be issued on the Effective Date as provided in the Plan, generally will be exempt from the registration requirements of the 1933 Act and state and local securities laws. Accordingly, such securities may be resold without registration under the 1933 Act or other federal securities laws pursuant to the exemption provided by
Section 4(l) of the 1933 Act, unless the holder is an "underwriter" with respect to such securities, within the meaning of Section 1145(b) of the Bankruptcy Code. In addition, such securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states. However, recipients of securities issued under the Plan are advised to consult with their own counsel as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirements or conditions to such availability.

                        Section 1145(b) of the Bankruptcy Code defines "underwriter" for purposes of the 1933 Act as one who (a) purchases a claim with a view to distribution of any security to be received in exchange for the claim, or (b) offers to sell securities issued under a plan for the holders of such securities, or (c) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution, or (d) is a control person of the issuer of the securities.

                        Notwithstanding the foregoing, statutory underwriters may be able to sell securities without registration pursuant to the resale limitations of Rule 144 under the 1933 Act which, in effect, permits the resale of securities received by statutory underwriters pursuant to a chapter 11 plan, subject to applicable volume limitations, notice and manner of sale requirements, and certain other conditions. Parties which believe they may be statutory underwriters as defined in section 1145 of the Bankruptcy Code are advised to consult with their own counsel as to the availability of the exemption provided by Rule 144.

C.          REGISTRATION RIGHTS

                        The Plan contemplates that Reorganized CHI will enter into, on the Effective Date, a registration rights agreement in the form of Exhibit H to the Plan (the "Registration Rights Agreement"). Under the Registration Rights Agreement, holders of the New Common Stock and New Warrants (including shares of New Common Stock issued upon the exercise thereof) will be entitled to certain demand and incidental (or "piggyback") registration rights, and holders of the Management Options will be entitled to certain incidental (or "piggyback") registration rights with respect to shares of New Class A Common Stock issued upon the exercise thereof. The Registration Rights Agreement will contain customary suspension, "hold back", indemnification/contribution and priority provisions. It is anticipated that Reorganized CHI will maintain its status as a reporting company under the Exchange Act.

D.          STOCKHOLDERS' AGREEMENT

                        Under the terms of the Plan, each holder (including each original recipient and transferee of an original recipient or other transferee) of the New Common Stock, and the New Common Stock issued upon exercise of the New Warrants and Management Options (collectively, the "New Securities") is bound by the Stockholders' Agreement attached as Exhibit I to the Plan. The Stockholders' Agreement provides for a seven member board of directors and sets forth certain procedures governing the nomination and election of directors. The board will consist of two members of the Company's management, one independent outside director, two directors designated by SBC and two directors designated by Morgan Stanley. On the Effective Date, Morgan Stanley and SBC will each designate one of their two directors. At anytime thereafter, either or both may designate their second director and cause such person to be elected by the board or shareholder vote. In addition, the Stockholders' Agreement provides that each holder of New Common Stock is entitled to participate on a pro rata basis in any sale of 50% or more of the outstanding New Common Stock and that each holder of New Securities (including, in certain circumstances, holders of New Warrants and Management Stock Options) may be required to sell their New Securities in any sale of 66-2/3% or more of the New Common Stock. For a complete description of the terms and conditions of the Stockholders' Agreement, please review Exhibit I to the Plan.


                                      XII.

               CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

                        The following discussion summarizes certain federal income tax consequences of the implementation of the Plan to CHI and its subsidiaries and certain holders of Claims and Equity Interests. The following summary does not address the federal income tax consequences to holders whose Claims are entitled to reinstatement or payment in full in cash



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under the Plan (e.g., holders of Other Priority Claims, Secured Claims, General
Unsecured Claims, or Intercompany Claims).

                        The following summary is based on the Tax Code, Treasury regulations promulgated and proposed thereunder, judicial decisions and published administrative rules and pronouncements of the Internal Revenue Service ("IRS") as in effect on the date hereof. Changes in such rules or new interpretations thereof may have retroactive effect and could significantly affect the federal income tax consequences described below.

                        The federal income tax consequences of the Plan are complex and are subject to significant uncertainties. CHI has not requested a ruling from the IRS or an opinion of counsel with respect to any of the tax aspects of the Plan. Thus, no assurance can be given as to the interpretation that the IRS will adopt. In addition, this summary does not address foreign, state or local tax consequences of the Plan, nor does it purport to address the federal income tax consequences of the Plan to special classes of taxpayers (such as foreign taxpayers, broker-dealers, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, tax-exempt organizations, and investors in pass-through entities).

                        ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM OR EQUITY INTEREST. ALL HOLDERS OF CLAIMS OR EQUITY INTERESTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

A.          CONSEQUENCES TO CHI

                        The Company expects to report consolidated net operating loss ("NOL") carryforwards for federal income tax purposes of approximately $65 million for its taxable year ended June 30, 1997, approximately $45 million of which are attributable to CHI. A minor portion of the Company's NOL carryforwards is subject to certain prior limitations. See Item 8, "Financial Statements" in the Annual Report on Form 10-K, annexed as Exhibit B to this Disclosure Statement, Note 15 (Income Taxes). The Company's NOL carryforwards remain subject to examination by the IRS and thus subject to possible reduction. Moreover, as discussed below, such NOL carryforwards (and possibly certain other tax attributes of the Company) may be reduced or subject to limitation upon the implementation of the Plan.

            1.          CANCELLATION OF DEBT

                        In general, the Tax Code provides that a debtor in a bankruptcy case must reduce certain of its tax attributes (such as its NOL carryforwards and possibly tax basis in



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






assets) by the amount of any cancellation of debt ("COD"), that is, the amount by which the debt discharged exceeds any consideration given in exchange therefor. Under current law, any reduction in tax attributes generally occurs on a separate company basis, even though the debtor files a consolidated federal income tax return.

                        As a result of the discharge of the Allowed Senior Discount Note Claims pursuant to the Plan, CHI may suffer COD and attribute reduction, except to the extent that the payment of the cancelled debt would have given rise to a tax deduction.

                        Due to the application of the high yield discount obligation (HYDO) rules of the Tax Code, CHI has not deducted for federal income tax purposes any of the original issue discount ("OID") in respect of the Allowed Senior Discount Note Claims, pending the payment of such amount in cash. Thus, CHI should not incur any COD or attribute reduction in respect of the cancellation of the OID portion of such Claims. Accordingly, the amount of COD, if any, that would be incurred by CHI depends upon, among other things, the allocation, for federal income tax purposes, of the consideration to be distributed in respect of the Allowed Senior Discount Note Claims to the "principal" (non-OID) portion of such Claims. Pursuant to the Plan, all distributions in respect of the Allowed Senior Discount Note Claims will be allocated first to the original principal amount of such Claims as determined for federal income tax purposes (i.e., approximately $112 million), with the excess, if any, allocated to the remainder (OID) portion of such Claims. Given such allocation, and assuming the New Common Stock has a reorganization value of approximately $81 million (see Section XIII.B., below, entitled "Reorganization Value"), CHI believes that it would recognize approximately $16 million of COD and attribute reduction in respect of the discharge of the Senior Note Discount Claims. Nevertheless, there is no assurance that the IRS would respect such allocation for federal income tax purposes. In the event that such allocation were successfully challenged, it is possible that any NOL carryforwards of CHI (but not its subsidiaries) remaining as of the end of the taxable year in which the discharge occurs could be eliminated, and that CHI's tax basis in its assets could be significantly reduced, due to the resulting COD and attribute reduction.

            2.       LIMITATIONS ON NOL CARRYFORWARDS AND OTHER TAX ATTRIBUTES

                        Following the implementation of the Plan, any consolidated NOLs (and carryforwards thereof) and certain other tax attributes of the Company allocable to periods prior to the Effective Date will be subject to the limitations imposed by section 382 of the Tax Code.

                        Under section 382, if a corporation undergoes an "ownership change," the amount of its pre-change losses that may be utilized to offset future taxable income is, in general, subject to an annual limitation. Such limitation also may apply to certain losses or deductions which are "built-in" (i.e., economically accrued but unrecognized) as of the date of the ownership change that are subsequently recognized. The issuance of New Common Stock



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

pursuant to the Plan will constitute an ownership change of the Company. The following discussion is based on the section 382 rules as applied to ownership changes pursuant to a confirmed chapter 11 plan.

                        The amount of the annual limitation to which the Company would be subject generally should be equal to the product of (i) the lesser of the value of the equity of Reorganized CHI immediately after the ownership change or the value of CHI's gross assets immediately before such change (with certain adjustments) and (ii) the "long-term tax exempt rate" in effect for the month in which the ownership change occurs (5.64% for ownership changes occurring in August 1997). However, if the Company does not continue its historic business or use a significant portion of its assets in a new business for two years after the ownership change, the annual limitation would be zero.

                        As indicated above, section 382 also can operate to limit built-in losses recognized subsequent to the date of the ownership change. If a loss corporation has a net unrealized built-in loss at the time of an ownership change (taking into account most assets and all items of "built-in" income and deductions), then any built-in losses recognized during the following five years (up to the amount of the original net built-in loss) generally will be treated as a pre-change loss and similarly will be subject to the annual limitation. Conversely, if the loss corporation has a net unrealized built-in gain at the time of an ownership change, any built-in gains recognized during the following five years (up to the amount of the original net built-in gain) generally will increase the annual limitation in the year recognized, such that the loss corporation would be permitted to use its pre-change losses against such built-in gain income in addition to its regular annual allowance. In general, a loss corporation's net unrealized built-in gain or loss will be deemed to be zero unless it is greater than the lesser of (i) $10 million or
(ii) 15% of the fair market value of its assets (with certain adjustments) before the ownership change. It is not known whether the Company will be in a net unrealized built-in gain or a net unrealized built-in loss position on the Effective Date.

                        An exception to the foregoing annual limitation (and built-in gain and loss) rules generally applies where qualified (so-called "old and cold") creditors of the debtor receive at least 50% of the vote and value of the stock of the reorganized debtor pursuant to a confirmed chapter 11 plan. Under this exception, a debtor's pre-change losses are not limited on an annual basis but are reduced by the amount of any interest deductions claimed during the three taxable years preceding the date of the reorganization, and during the part of the taxable year prior to and including the reorganization, in respect of the debt converted into stock in the reorganization. Moreover, if this exception applies, any further ownership change of the debtor within a two-year period will preclude the debtor's utilization of any pre-change losses at the time of the subsequent ownership change against future taxable income.

                        An old and cold creditor includes a creditor who has held its debt for at least 18 months prior to the chapter 11 case. In addition, any stock received by a creditor who does not become a direct or indirect 5-percent shareholder of the reorganized debtor generally will be treated as received by an old and cold creditor, other than in the case of any creditor whose participation in the plan makes evident to the debtor that the creditor has not owned the debt for the requisite period.

                        Subject to any subsequent trading in the Senior Discount Note Claims, CHI anticipates that it would qualify for this exception. However, if CHI so desires it may elect not to apply this exception and instead remain subject to the annual limitation and built-in gain and loss rules described above. Because no interest deductions have been claimed by the Company in respect of the Senior Discount Notes, there would be no reduction in the amount of the Company's NOL carryforwards required by this exception (except to the extent of any interest deductions claimed upon satisfaction of the Senior Discount Note Claims pursuant to the Plan). The statute does not address whether this exception can be applied on a consolidated basis or only on a separate company basis to the debtor. Although not free from doubt, CHI believes that, if the exception were applied on a separate company basis, the pre- change losses of the Company attributable to subsidiaries would be subject to the annual limitation (and built-in gain and loss) rules as described above, rather than the annual limitation rules generally applicable to corporations outside bankruptcy.

            3.          ALTERNATIVE MINIMUM TAX

                        In general, an alternative minimum tax ("AMT") is imposed on a corporation's alternative minimum taxable income at a 20% rate to the extent such tax exceeds the corporation's regular federal income tax. For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, even though a corporation otherwise might be able to offset all of its taxable income for regular tax purposes by available NOL carryforwards, only 90% of a corporation's taxable income for AMT purposes may be offset by available NOL carryforwards (as recomputed for AMT purposes).

                        In addition, if a corporation undergoes an "ownership change" within the meaning of section 382 and is in a net unrealized built-in loss position (as determined for AMT purposes) on the date of the ownership change, the corporation's aggregate tax basis in its assets would be reduced for certain AMT purposes to reflect the fair market value of such assets as of the change date.

                        Any AMT that a corporation pays generally will be allowed as a nonrefundable credit against its regular federal income tax liability in future taxable years when the corporation is no longer subject to the AMT.





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

B.          CONSEQUENCES TO HOLDERS OF SENIOR DISCOUNT NOTE CLAIMS

                        Pursuant to the Plan, holders of Senior Discount Note Claims will receive, in discharge of their allowed claims, a combination of (i) $15 million of cash (up to $5,000,000 after the Effective Date, but on or before March 31, 1998), without taking into account the Unofficial Bondholders' Committee Expenses, and (ii) New Common Stock.

                        The federal income tax consequences of the Plan to a holder of a Senior Discount Note Claim depends, in part, on whether such Claims constitute "securities" for federal income tax purposes. The term "security" is not defined in the Tax Code or in the regulations issued thereunder and has not been clearly defined by judicial decisions. The determination of whether a particular debt constitutes a "security" depends upon an overall evaluation of the nature of the debt. One of the most significant factors considered in determining whether a particular debt is a security is its original term. In general, debt obligations issued with a weighted average maturity at issuance of five years or less (e.g., trade debt and revolving credit obligations) do not constitute securities, whereas debt obligations with a weighted average maturity at issuance of 10 years or more constitute securities. The following discussion assumes that the Senior Discount Note Claims constitute "securities" for federal income tax purposes. However, each holder is urged to consult its tax advisor regarding the status of such Claims.

            1.          GAIN OR LOSS

                        In general, each holder of a Senior Discount Note Claim will not recognize any loss upon implementation of the Plan, and will recognize any gain realized (computed as described below) to the extent of any cash received (other than any portion treated as imputed interest). The amount of a holder's gain realized generally will equal the excess, if any, of (i) the sum of the fair market value of the New Common Stock and the amount of cash received in respect of its Claim (excluding any amount treated as imputed interest, and possibly any amount received in respect of the portion of such Claim representing accrued OID) and (ii) the tax basis in its Claim (other than possibly the portion of such Claim representing accrued OID). See "Distributions in Discharge of Accrued OID", below. Each holder should consult its tax advisor regarding the potential application of the installment sale provisions of the Tax Code in the event post-Effective Date cash distributions are made in overlapping taxable years.

                        The Plan provides that interest will not accrue on any post-Effective Date cash distribution for the period through December 31, 1997, and will accrue at the prime rate for the period thereafter. Accordingly, any post-Effective Date cash distribution will be subject to the imputed interest rules under section 1281 et seq. of the Tax Code. Such provisions apply to, among others, accrual basis taxpayers and banks. Pursuant to such provisions, a portion of any post-Effective Date cash distribution will be treated as imputed interest.




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

                        The character of any gain or loss recognized by a holder in respect of its Claim as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the Claim constitutes a capital asset in the hands of the holder, whether the Claim has been held for more than one year at the time of the Effective Date or was purchased at a discount, and whether and to what extent the holder has previously claimed a bad debt deduction. In this regard, section 582(c) of the Tax Code provides that the sale or exchange of a bond, debenture, note, certificate, or other evidence of indebtedness by certain financial institutions shall be considered the sale or exchange of a non-capital asset. Accordingly, any gain or loss recognized by such financial institutions as a result of the implementation of the Plan will be ordinary gain or loss, regardless of the nature of their Claims.

                        A holder's aggregate tax basis in the New Common Stock received in satisfaction of its Claim will equal the holder's adjusted tax basis in its Claim (including any claim representing accrued OID), decreased by the amount of cash received, and increased by any gain or interest income recognized in respect of its Claim. In general, the holder's holding period for the New Common Stock received will include the holder's holding period for the Claim (except possibly to the extent the New Common Stock was issued in respect of the portion of the Claim representing accrued OID).

            2.          DISTRIBUTIONS IN DISCHARGE OF ACCRUED OID

                        Pursuant to the Plan, all distributions in respect of Allowed Senior Discount Note Claims will be allocated first to the original principal amount of such Claims as determined for federal income tax purposes (i.e., approximately $112 million), with any excess allocated to the remainder
(OID) portion of such Claims. However, there is no assurance that such allocation would be respected by the IRS for federal income tax purposes.

                        In general, to the extent any amount received (whether stock, cash or other property) by a holder of a debt is received in satisfaction of accrued interest or OID during its holding period such amount will be taxable to the holder as interest income (if not previously included in the holder's gross income). Conversely, a holder generally recognizes a deductible loss to the extent any accrued interest claimed was previously included in its gross income and is not paid in full. However, the IRS has privately ruled that a holder of a security, in an otherwise tax-free exchange for stock, could not claim a current deduction with respect to any unpaid OID. Accordingly, it is unclear whether a holder of an Allowed Senior Discount Note Claim would be entitled to a current deduction to the extent of the unpaid OID portion of its Claim.

                        Each holder of a Senior Discount Note Claim is urged to consult its tax advisor regarding the allocation of consideration and the deductibility of unpaid OID for tax purposes.




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

            3.          SUBSEQUENT SALE OF NEW COMMON STOCK

                        Any gain recognized by a holder upon a subsequent taxable disposition of New Common Stock received pursuant to the Plan in satisfaction of a Claim (or any stock or other property received for it in a later tax-free exchange) will be treated as ordinary income to the extent of (i) any bad debt deductions (or additions to a bad debt reserve) claimed with respect to its Claim and any ordinary loss deduction incurred upon satisfaction of its Claim, less any income (other than interest income) recognized by the holder upon satisfaction of its Claim, and (ii) with respect to a cash-basis holder, also any amounts which would have been included in its gross income if the holder's Claim had been satisfied in full but which was not included by reason of the cash method of accounting.

                        In addition, the Treasury Department is expected to promulgate regulations that will provide that any accrued "market discount" not treated as ordinary income upon a tax-free exchange of market discount bonds would carry over to the nonrecognition property received in the exchange. If such regulations are promulgated and applicable to the Plan, any holder of a Senior Discount Note Claim which has accrued market discount would carry over such accrued market discount to the New Common Stock received pursuant to the Plan, such that any gain recognized by the holder upon a subsequent disposition of such New Common Stock also would be treated as ordinary income to the extent of any accrued market discount not previously included in income. In general, a Claim will have accrued "market discount" if such claim was acquired after its original issuance at a discount to its adjusted issue price.

            4.          WITHHOLDING

                        All distributions to holders of allowed claims under the Plan are subject to any applicable withholding (including employment tax withholding). Under federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to "backup withholding" at a 31% rate. Backup withholding generally applies if the holder
(a) fails to furnish its social security number or other taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN, (c) fails properly to report interest or dividends, or (d) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.

C.          CONSEQUENCES TO HOLDERS OF OLD PREFERRED STOCK

                        Pursuant to the Plan, holders of Old Preferred Stock will receive, in discharge of their Allowed Equity Interests, New Warrants (unless Class 8 votes to reject the Plan, in which event Old Series G Preferred Stock could be extinguished for no consideration). Under



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






current law, the exchange of Old Preferred Stock for New Warrants will be treated as a taxable event, with the consequences described below. If the Series G Preferred Stock is extinguished for no consideration, the federal income tax consequences to the holders of the Series G Preferred Stock will be the same as that discussed below with respect to the Old Common Stock.

            1.          POTENTIAL DIVIDEND CHARACTERIZATION

                        An exchange of Old Preferred Stock for New Warrants will be treated as a dividend to the extent of the Company's current or accumulated earnings and profits, unless the redemption is "substantially disproportionate" with respect to the shareholder under section 302(b)(2) of the Tax Code, or is "not essentially equivalent to a dividend" with respect to the shareholder under section 302(b)(1) of the Tax Code. In determining whether any of these tests have been met, the shareholder must take into account not only stock it actually owns (including any stock acquired pursuant to the Plan, such as in respect of any Senior Discount Note Claims), but also stock constructively owned within the meaning of section 318 of the Tax Code. Under section 318(a)(4), if a person has an option to acquire stock, such stock shall be considered as owned by such person. Warrants are treated as options for this purpose.

                        A distribution to a shareholder will be "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the shareholder's interest in the Company. If, as a result of a redemption of the Old Preferred Stock in exchange for New Warrants, a shareholder of the Company whose relative stock interest in the Company is minimal and who exercises no control over corporate affairs suffers a reduction in his proportionate interest in the Company (after taking into account any ownership of New Common Stock received as a result of being a holder of Senior Discount Notes and any stock constructively owned as a result of receiving the New Warrants), that shareholder should be regarded as having suffered a meaningful reduction in his interest in the Company.

                        Dividends received by corporate shareholders will be eligible for the 70% dividends-received deduction, subject to certain holding period and debt financing limitations under the Tax Code. Furthermore, section 1059 of the Tax Code requires a corporate shareholder to reduce its basis (but not below zero) in any New Common Stock owned immediately after the exchange (ignoring any stock constructively owned) by the "nontaxed portion" of any "extraordinary dividend" if the holder has not held its stock for more than two years as of the date the amount or payment of such dividend is announced, declared or agreed to. Generally, the nontaxed portion of an extraordinary dividend is the amount of the dividends-received deduction. Under the Taxpayer Relief Act of 1997, the extent (if any) by which the nontaxed portion of an extraordinary dividend exceeds the holder's tax basis in its stock would be treated as current gain from the sale or exchange of such stock. Also, in the case of any redemption of stock which would not have been treated (in whole or in part) as a dividend if any options had not been taken into account under section 318(a)(4), any amount



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

treated as a dividend with respect to such redemption would be treated as an extraordinary dividend without regard to the period the taxpayer held such stock.

            2.          SALE OR EXCHANGE TREATMENT

                        In general, if the redemption is not treated as a distribution taxable as a dividend, the redemption of the Old Preferred Stock for New Warrants would result in taxable gain or loss (subject to the "wash sale rule" discussed below) in an amount equal to the difference between (i) the fair market value of the New Warrants received by such holder and (ii) the tax basis in its Old Preferred Stock. The character of any gain or loss recognized as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the Old Preferred Stock constitutes a capital asset in the hands of the holder, and whether the Old Preferred Stock has been held for more than one year at the time of the Effective Date.

                        To the extent a loss would otherwise be recognizable on the exchange, such loss may be deferred under the "wash sale" rules of the Tax Code. Section 1091(a) of the Tax Code provides for the disallowance of a loss on the sale or other disposition of shares of stock or securities where it appears that, within a period beginning 30 days before the date of such sale or disposition and ending 30 days after such date, the holder acquired, or has entered into a contract or option to acquire, substantially identical stock or securities. If the Old Preferred Stock and the New Common Stock receivable upon exercise of the New Warrants are considered "substantially identical" and the exchange of Old Preferred Stock for the New Warrants results in a loss to the holder, such loss may be disallowed and added to the tax basis of the New Warrants received. The extent to which such loss would be disallowed is unclear. Holders of Old Preferred Stock should consult their tax advisors.

            3.          PROPOSED REGULATIONS

                        Regulations have been proposed which could change the federal income tax treatment of New Warrants received in reorganization exchanges. It is unclear how such regulations would apply to an exchange in which warrants are the sole consideration received. Moreover, it is not clear whether the proposed regulations will be finalized in their current form or whether they would be effective with respect to the exchanges occurring pursuant to the Plan.

                        Due to the highly factual nature of the section 302 tests and the proposed regulations, each holder of Old Preferred Stock should consult its tax advisor as to the tax consequences of an exchange of Old Preferred Stock for New Warrants pursuant to the Plan.





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

D.          CONSEQUENCES TO HOLDERS OF OLD COMMON STOCK

                        A holder of Old Common Stock will recognize a loss as of the Effective Date for federal income tax purposes in an amount equal to such holder's adjusted tax basis in its stock at such time. Any such loss normally will be a capital loss, and will be either a short-term or long-term capital loss, depending upon whether such holder has a holding period in such stock of more than one year at the time of the Effective Date.

                        With respect to taxpayers other than corporate taxpayers, capital losses for a particular tax year are allowed as a deduction for federal income tax purposes to the extent of such taxpayer's capital gains for such tax year, plus $3,000. A noncorporate taxpayer is allowed to carry over excess capital losses for use in succeeding tax years. With respect to corporate taxpayers, capital losses may be deducted only to the extent of capital gains. Corporate taxpayers generally may carry back net capital losses to each of the three years preceding the year in which such capital losses arise; any excess capital losses may be carried forward by a corporate taxpayer to the five years following the tax year in which such capital losses arise.

                        THE FOREGOING SUMMARY HAS BEEN PROVIDED FOR
INFORMATIONAL PURPOSES ONLY. ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.


                                      XIII.

                                    VALUATION

A.          ESTIMATED LIQUIDATION VALUE OF ASSETS

                        As a condition to confirmation of the Plan, section 1129(a)(7)(A)(ii) of the Bankruptcy Code requires that each holder of a Claim or Equity Interest in an impaired class of Claims or Equity Interests that has not voted to accept the Plan must be distributed on account of such Claim or Equity Interest consideration of a value not less than that which it would receive if CHI was liquidated under chapter 7 of the Bankruptcy Code on the Effective Date. The information contained in Exhibit E attached to this Disclosure Statement provides a summary of the liquidation values of CHI's properties and interests in property, on a consolidated basis, assuming a chapter 7 liquidation in which a trustee appointed by the Bankruptcy Court would liquidate the properties and interests in property of CHI. Reference should be made to the Liquidation Analysis annexed as Exhibit E to this Disclosure Statement for a complete discussion and presentation of such liquidation analysis. The Liquidation Analysis was prepared by the Company and Houlihan Lokey.



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







                        Underlying the Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by management of CHI, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of CHI and management. The Liquidation Analysis is also based upon assumptions with regard to liquidation decisions that are subject to change. Accordingly, the values reflected may not be realized if CHI was actually to be the subject of such a liquidation. The chapter 7 liquidation period is assumed to be a period of twenty-four months following the operations of CHI in its Chapter 11 Case for three months. This period would allow for the collection of receivables, sale of properties and interests in property, and the winding down of operations.

B.          REORGANIZATION VALUE

                        CHI has been advised by Houlihan Lokey with respect to the value of Reorganized CHI. Houlihan Lokey has undertaken its valuation analysis for the purpose of determining the value available to distribute to creditors and Equity Interest holders pursuant to the Plan and to analyze the relative recoveries to creditors and Equity Interest holders thereunder. The analysis is based on the financial projections as well as current market conditions and statistics. The values are as of an assumed Effective Date of December 31, 1997 and are based upon information available to and analyses undertaken by Houlihan Lokey in May and June, 1997 and as updated in July 1997. The value of Reorganized CHI reflects the enterprise value of Reorganized CHI, the holding company, or effectively the residual equity value in all of the subsidiary projects of CHI after all project-related debt and expenses of the holding company. The range of reorganization values for Reorganized CHI includes
(i) the going concern value of CHI's business, (ii) the $15,000,000 in Cash that will be distributed under the Plan and the projected remaining excess unrestricted cash available to the Company on the Effective Date, and (iii) the projected value of the net operating losses of Reorganized CHI as of the Effective Date and excludes the cash required to pay administrative expenses. Based upon the foregoing assumptions, the reorganization value of Reorganized CHI is assumed for purposes of the Plan by CHI, based on advice from Houlihan Lokey, to be approximately $85.8 million to $114.9 million, with a mid-point value of $100.1 million. The going concern value of CHI's business after the distribution under the Plan of the $15,000,000 cash payment to the holders of Allowed Claims in Class 3 is assumed for purposes of the Plan to range from approximately $70.8 million to $99.9 million, with a mid-point of $85.1 million.

                        Since the going concern value of CHI's business was determined after all subsidiary and project debt obligations and it is assumed no borrowings will be outstanding under the New Working Capital Facility on the Effective Date, CHI had employed an assumed range of equity values for Reorganized CHI of approximately $70.8 million to $99.9 million, with a midpoint of $85.1 million. The assumed equity values for Reorganized CHI were then reduced by approximately $2.5 million to $5.1 million, with a mid-point of $3.7 million to adjust for the issuance of the New Warrants to purchase approximately 12.5% of



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






the New Common Stock and the Management Options to purchase approximately 7.5% of the New Class A Common Stock. See Section XIII.C., below, entitled "Valuation -- Warrant and Management Option Values." Based on the adjusted range of equity values (after deducting the value of the New Warrants and Management Options) for Reorganized CHI of $68.3 million to $94.8 million, with a midpoint of $81.4 million, and the distribution of 10,000,000 shares of New Common Stock, the value per share of the New Common Stock is estimated to range from $6.83 to $9.48, with a mid-point of $8.14.

                        Houlihan Lokey used a discounted cash flow analysis to arrive at the going concern value of CHI's business. These valuation techniques reflect the longer-term focus on the intrinsic value of the cash flow projections in CHI's business plan. The discount rates used by Houlihan Lokey to arrive at the going concern value of CHI's business were based on methodologies employed by Houlihan Lokey in estimating the required rates of return on alternative investments as well as the judgment of Houlihan Lokey and its experience in valuing businesses of similar financial and operating risks. The foregoing valuations also are based on a number of additional assumptions, including a successful reorganization of CHI's business and finances in a timely manner, the probability of achievement of the forecasts reflected in the financial projections, the projected amount of available unrestricted cash at the Effective Date, the availability of certain tax attributes, the continuation of current market conditions through the Effective Date and the Plan becoming effective in accordance with its terms.

                        Estimates of value do not purport to be appraisals or necessarily reflect the values that may be realized if assets are sold through a formal sales process. The estimates of value represent hypothetical reorganization values of Reorganized CHI as the continuing owner and operator of its business and assets. Such estimates reflect computations of the estimated reorganization value of Reorganized CHI through the application of various valuation techniques and do not purport to reflect or constitute appraisals, liquidation values or estimates of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan, which may be significantly different than the amounts set forth herein. The value of an operating business such as the Company's business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial condition and prospects of such a business. AS A RESULT, THE ESTIMATE OF THE RANGE OF REORGANIZATION VALUES AND THE GOING CONCERN VALUE OF CHI'S BUSINESS SET FORTH HEREIN IS NOT NECESSARILY INDICATIVE OF ACTUAL OUTCOMES, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN THOSE SET FORTH HEREIN. BECAUSE SUCH ESTIMATE IS INHERENTLY SUBJECT TO UNCERTAINTIES, NEITHER CHI, HOULIHAN LOKEY, NOR ANY OTHER PERSON ASSUMES RESPONSIBILITY FOR ITS ACCURACY. IN ADDITION, THE VALUATION OF NEWLY-ISSUED SECURITIES SUCH AS THE NEW COMMON STOCK AND THE NEW WARRANTS IS SUBJECT TO ADDITIONAL UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT. Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates, conditions in the financial markets, the anticipated initial securities holdings of prepetition creditors, some of which may prefer to liquidate their investment rather than hold it on a long-term basis, and other factors that generally influence the prices of securities. It should be noted that there is presently no trading market for the New Common Stock and the New Warrants and there can be no assurance that such a trading market will develop.

                        In preparing a range of the estimated reorganization value of Reorganized CHI and the going concern value of CHI's business, Houlihan
Lokey: (i) reviewed certain historical financial information of CHI for recent years and interim periods, (ii) reviewed certain internal financial and operating data of CHI, including financial projections provided by management relating to its business and prospects, (iii) met with certain members of senior management of CHI to discuss operations and future prospects, (iv) reviewed publicly available financial data and considered the market values of public companies deemed generally comparable to the operating business of CHI, (v) reviewed the financial terms to the extent publicly available of certain acquisitions of companies that Houlihan Lokey believes are comparable to the operating business of CHI, (vi) considered certain economic and industry information relevant to the operating business, and (vii) conducted such other analyses as Houlihan Lokey deemed appropriate. Although Houlihan Lokey conducted a review and analysis of CHI's business, operating assets and liabilities and business plans, Houlihan Lokey assumed and relied on the accuracy and completeness of all financial and other information furnished to it by CHI and publicly available information. In addition, Houlihan Lokey did not independently verify management's projections in connection with such valuation and, other than with respect to certain real property, no independent evaluations or appraisals of CHI's assets were sought or were obtained in connection therewith.

C.          NEW WARRANTS AND MANAGEMENT OPTIONS VALUES

                        As a result of Plan negotiations, the Plan contemplates the distribution of the New Warrants to holders of Old Preferred Stock and the Management Options to certain key executives of Reorganized CHI. The exercise price of the New Series B Warrants and the Management Options is $10.00 per share which is greater than the estimated mid-point equity value per share of New Common Stock. The exercise price of the New Series C Warrants is estimated to be $18.45 per share assuming a commencement date of September 30, 1997, which is greater than the estimated mid-point equity value per share of New Common Stock. The exercise of the New Warrants and the Management Options requires the payment to Reorganized CHI of Cash in the amount of the exercise price. For purposes of this analysis it is assumed that all New Warrants and Management Options are issued as of the Effective Date. While warrants may be valued using complex mathematical computations, these computations are based upon highly subjective assumptions, including, among others, the estimated trading prices of the equity securities into which the warrants may be converted and the projected volatility of price movements of those shares. Based on (i) an assumed trading price equal to the assumed range of unadjusted equity values for Reorganized CHI of approximately $70.8 million to $99.9 million with a midpoint of $85.1 million, (ii) a distribution of approximately 10,000,000 shares of New Common Stock and 2,147,938 shares of New Common Stock on account of the New Warrants and Management Options and (iii) an estimated trading volatility of 30% (based on observed historical trading volatilities of publicly traded companies that are comparable to CHI), Houlihan Lokey computed the theoretical value of the New Warrants, using a variant of a standard computation methodology for the valuation of warrants (including applying a discount to reflect the vesting provisions of the New Series B Warrants), to be in a range from $0.7 million to $1.5 million for the New Series B Warrants and $0.6 million to $1.4 million for the New Series C Warrants, with an aggregate value in a range from $1.4 million to $2.9 million. Utilizing the same methodology, but including a discount associated with the vesting schedule for the Management Options, Houlihan Lokey computed the theoretical value of the Management Options to be in a range from $1.1 million to $2.2 million. The aggregate value range for the New Warrants and the Management Options of $2.5 million to $5.1 million was calculated using the range of the New Warrant and Management Option values calculated at an estimated trading volatility of 30% for the assumed range of equity values for Reorganized CHI outlined above.

                        THERE CAN BE NO ASSURANCE THAT THE NEW COMMON STOCK WILL TRADE AT THE ESTIMATED REORGANIZATION EQUITY VALUE PER SHARE, THAT THE TRADING VOLATILITY OF THE NEW COMMON STOCK WILL BE PERCEIVED TO BE 30%, OR THAT THE MARKET VALUES OF THE NEW WARRANTS AND THE MANAGEMENT OPTIONS WILL BE IN THE RANGES DESCRIBED ABOVE. IN ADDITION, THE MATHEMATICAL COMPUTATION METHODOLOGY USED DOES NOT ACCOUNT FOR THE POTENTIAL DILUTIVE IMPACT OF THE NEW WARRANTS AND MANAGEMENT OPTIONS. FINALLY, ACTUAL TRADING VALUES FOR THE NEW WARRANTS AND MANAGEMENT OPTIONS FREQUENTLY DIFFER MATERIALLY FROM THOSE VALUES DERIVED FROM MATHEMATICAL COMPUTATIONS. ACCORDINGLY, THE FOREGOING COMPUTATION OF VALUE CANNOT BE RELIED UPON AS A MEASURE OF REALIZABLE VALUE OF THE NEW WARRANTS OR MANAGEMENT OPTIONS.

                        THE VALUATIONS HEREIN REPRESENT ESTIMATED
REORGANIZATION VALUES AND NEW WARRANT AND MANAGEMENT OPTION VALUES AND DO NOT NECESSARILY REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS. THE EQUITY VALUES AND WARRANT AND MANAGEMENT OPTION VALUES ASCRIBED IN THE ANALYSIS DO NOT PURPORT TO BE ESTIMATES OF THE POST-REORGANIZATION MARKET TRADING VALUES. SUCH TRADING VALUE, IF ANY, MAY BE MATERIALLY DIFFERENT FROM THE REORGANIZATION EQUITY VALUE AND NEW WARRANT AND MANAGEMENT OPTION VALUE RANGES ASSOCIATED WITH THE VALUATION ANALYSIS.

                                      XIV.

                              FINANCIAL INFORMATION

A.          GENERAL

                        The audited consolidated balance sheets for the fiscal years ended June 30, 1996, and June 30, 1995, and the related consolidated statements of operations, and stockholders' equity/(deficit), and cash flows for each of the three years ended June 30, 1996, June 30, 1995, and June 30, 1994, of CHI and its Nondebtor Subsidiaries are contained in the Annual Report on Form 10-K, a copy of which is annexed as Exhibit B to this Disclosure Statement, and the full text of which is incorporated herein by reference. This financial information is provided to permit the holders of Claims and Equity Interests to better understand CHI's historical business performance and the impact of the Chapter 11 Case on CHI's businesses.

                        CHI will be required to file monthly operating reports with the Bankruptcy Court. Such financial information will be on file with the Bankruptcy Court and publicly available for review.

B.          CHANGE IN FISCAL YEAR

                        On the Effective Date, Reorganized CHI will change its fiscal year. The old fiscal year commenced on July 1st of each year and ended on June 30th of the next calendar year. The new fiscal year will commence on January 1st of each year and end on December 31st of that same calendar year. Accordingly, the projected financial information set forth on Exhibit D uses Reorganized CHI's new fiscal year of January 1st through December 31st.

C.          SELECTED FINANCIAL DATA

                        See Item 6 "Selected Financial Data" set forth in the Annual Report on Form 10-K annexed as Exhibit B to this Disclosure Statement.

D.          MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                        For a detailed discussion by management of CHI's financial condition, most recent results of operations, liquidity, and capital resources, see Item 7 "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Annual Report on Form 10-K annexed as Exhibit B to this Disclosure Statement.

E.          RECENT PERFORMANCE

                        See the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997, annexed as Exhibit C to this Disclosure Statement.


                                       XV.

                          ALTERNATIVES TO CONFIRMATION
                          AND CONSUMMATION OF THE PLAN

                        If the Plan is not confirmed and consummated, the alternatives to the Plan include (i) liquidation of CHI under chapter 7 of the Bankruptcy Code and (ii) an alternative plan of reorganization.

A.          LIQUIDATION UNDER CHAPTER 7

                        If no plan can be confirmed, CHI's Chapter 11 Case may be converted to a case under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected to liquidate the assets of CHI for distribution in accordance with the priorities established by the Bankruptcy Code. A discussion of the effects that a chapter 7 liquidation would have on the recovery of holders of Claims and Equity Interests and CHI's liquidation analysis are set forth in Section VIII.B, above, entitled "CONFIRMATION OF THE PLAN -- Requirements for Confirmation of the Plan -- Consensual Confirmation -- Best Interests Test." CHI believes that liquidation under chapter 7 would result in
(i) smaller distributions being made to creditors than those provided for in the Plan because of, among other things, (a) the likelihood that the assets of CHI would have to be sold or otherwise disposed of in a less orderly fashion over a shorter period of time, (b) the loss of any incremental value that might be created by the Industrial Infrastructure Business after a reorganization, (c) additional administrative expenses involved in the appointment of, and the administration of the chapter 7 case by, a trustee, and (d) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of CHI's operations, and (ii) no distributions being made to any holders of Equity Interests.

B.          ALTERNATIVE PLAN OF REORGANIZATION

                        If the Plan is not confirmed, CHI (or if CHI's exclusive period in which to file a plan of reorganization has expired, any other party in interest) could attempt to formulate a different plan. Such a plan might involve either a reorganization and continuation of CHI's business or an orderly liquidation of its assets. With respect to an alternative plan, CHI has explored various alternatives in connection with the formulation and development of the Plan. CHI believes that its Plan enables creditors and holders of preferred equity to realize the best value and recovery under the circumstances. In a liquidation under chapter 11, CHI's assets could be sold in a more orderly fashion over a more extended period of time than in a liquidation under chapter 7, possibly resulting in somewhat greater (but indeterminate) recoveries than might be obtained in chapter 7. Further, if a trustee were not appointed, because such appointment is not required in a chapter 11 case, the expenses for professional fees most likely would be less than those allowed in a chapter 7 case. Although preferable to a chapter 7 liquidation, CHI believes that any alternative liquidation under chapter 11 is a less attractive alternative to creditors and equity holders than the Plan because of the greater return to such parties in interest pursuant to the Plan.


                                      XVI.

                                   CONCLUSION

                        CHI believes the Plan is in the best interests of all creditors and equity holders and urges the holders of impaired Claims and Equity Interests entitled to vote, to vote to accept the Plan and to evidence such acceptance by returning their Ballots so they will be received not later than 5:00 p.m. (Eastern Time) on September 9, 1997.

Dated:       Stamford, Connecticut
             August 8, 1997

                                            CONSOLIDATED HYDRO, INC.



                                            By:        /s/Edward M. Stern
                                                          ----------------------
                                                  Name:   Edward M. Stern
                                                  Title:  President

                                                                    EXHIBIT A













                             PLAN OF REORGANIZATION

                                                                       EXHIBIT B














               CONSOLIDATED HYDRO, INC. ANNUAL REPORT ON FORM 10-K

                                                                       EXHIBIT C
















             CONSOLIDATED HYDRO, INC. QUARTERLY REPORT ON FORM 10-Q

                                                                       EXHIBIT D
















                         PROJECTED FINANCIAL INFORMATION

                                    EXHIBIT D
                         PROJECTED FINANCIAL INFORMATION

                        This exhibit sets forth the following financial information and projections for the five fiscal years of the Projection Period:

                        o Pro Forma Consolidated Balance Sheet of Reorganized CHI as of December 31, 1997, December 31, 1998, December 31, 1999, December 31, 2000, December 31, 2001 and December 31, 2002;

                        o Projected Consolidated Statement of Operations of CHI for the 26 week period ending December 31, 1997, including confirmation adjustments, and Projected Consolidated Statement of Operations of Reorganized CHI for each of the five fiscal years in the period ending December 31, 2002;

                        o Projected Consolidated Statement of Cash Flows of CHI for the 26 week period ending December 31, 1997, including confirmation adjustments, and Projected Consolidated Statement of Cash Flows of Reorganized CHI for each of the five fiscal years in the period ending December 31, 2002; and

GENERAL

                        The projections set forth below were developed by CHI and its advisors and are based on a number of significant assumptions, including the successful reorganization of CHI, an assumed Effective Date of December 31, 1997, and no significant downturn in the specific markets in which the Company operates.

                        THE PROJECTIONS, AND THEREFORE, THE VALUATIONS, ARE BASED UPON A NUMBER OF SIGNIFICANT ASSUMPTIONS. ACTUAL
OPERATING RESULTS AND VALUES MAY VARY.

                        The financial projections with respect to the estimated effect of the transactions contemplated by the Plan on the Company's capitalization, results of operations, and cash flow for the period ending December 31, 2002. The Company does not, as a matter of course, publicly disclose projections as to its future revenues, earnings, or cash flow. In connection with CHI's consideration of the Plan, certain projections of the future financial performance of the Company's operating businesses were prepared. Accordingly, after the Effective Date, Reorganized CHI does not intend to update or otherwise revise the projections to reflect circumstances existing since their preparation in the first six-months of 1997 to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, Reorganized CHI does not intend to update or revise the projections to reflect changes in general economic or industry conditions. However, Reorganized CHI's regular quarterly and annual financial statements, and the accompanying discussion and analysis, contained in Reorganized CHI's Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, will contain disclosure concerning Reorganized CHI's actual financial condition and results of operations during the period covered by the projections. Significant assumptions underlying the financial projections are set forth below and should be read (together with the Company's historical financial information set forth below, in the most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, attached as Exhibits B and C, respectively, to this Disclosure Statement) in conjunction therewith.

                        THE PROJECTIONS WERE PREPARED BY CHI TO ASSIST EACH HOLDER IN DETERMINING WHETHER TO ACCEPT OR REJECT THE PLAN. BECAUSE THE PROJECTIONS HAVE NOT BEEN COMPILED, OR PREPARED FOR EXAMINATION OR REVIEW, BY THE COMPANY'S INDEPENDENT AUDITORS (WHO ACCORDINGLY ASSUME NO RESPONSIBILITY FOR
THEM), THE PROJECTIONS WERE NOT PREPARED TO CONFORM TO THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING FINANCIAL FORECASTS. WHILE PRESENTED WITH NUMERICAL SPECIFICITY, THESE PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS (WHICH THE COMPANY BELIEVES ARE REASONABLE), AND ARE SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY. CONSEQUENTLY, THE INCLUSION OF THE PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS A REPRESENTATION BY THE COMPANY (OR ANY OTHER PERSON) THAT THE PROJECTIONS WILL BE REALIZED, AND ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE PRESENTED BELOW. DUE TO THE FACT THAT SUCH PROJECTIONS ARE SUBJECT TO SIGNIFICANT UNCERTAINTY AND ARE BASED UPON ASSUMPTIONS WHICH MAY NOT PROVE TO BE CORRECT, NEITHER THE COMPANY NOR ANY OTHER PERSON ASSUMES ANY RESPONSIBILITY FOR THEIR ACCURACY OR COMPLETENESS.

                        THE ASSUMPTIONS CONTAINED IN THE PROJECTIONS AND RESULTANT COMPUTATIONS WERE MADE SOLELY FOR PURPOSES OF PREPARING THE PROJECTIONS. ALTHOUGH CHI EXPECTS TO UTILIZE A CONSISTENT METHODOLOGY, THE CHANGES BETWEEN THE AMOUNTS OF ANY OR ALL OF THE FOREGOING ITEMS AS ASSUMED IN THE PROJECTIONS AND THE ACTUAL AMOUNTS THEREOF AS OF THE EFFECTIVE DATE MAY BE MATERIAL.

                                                                       EXHIBIT E
















                              LIQUIDATION ANALYSIS

                                                                       EXHIBIT E
                              LIQUIDATION ANALYSIS



                        The following liquidation analysis is an estimate of the proceeds that may be generated as a result of a hypothetical chapter 7 liquidation of the assets of CHI which consist of the stock of its subsidiaries and certain general partnership interests. The analysis is based upon a number of significant assumptions which are described, including effectuating the liquidation through a sale of the stock of the 13 direct primary subsidiaries of CHI, the holding company. The liquidation analysis does not purport to be a valuation of the Company's assets and is not necessarily indicative of the values that may be realized in an actual liquidation. All dollar amounts are in millions.


     Estimated Disposition Value of the Operating Subsidiaries and
       General Partnership Interests of CHI (a)                          $43.8

     Estimated Net Unrestricted Cash (b)                                 $23.6

                 Gross Liquidation Proceeds                              $67.4

     Less: Chapter 7 Trustee Fees (c)                                    ($2.0)
     Less: Other Chapter 7 Administrative Expenses (d)                   ($3.4)
     Less: Chapter 11 Administrative Expenses (e)                        ($2.8)
                                                                         ------

                    Net Liquidation Proceeds                             $59.2

                    Present Value of Net Liquidation
                             Proceeds as of Assumed December
                             31, 1997 Effective Date (f)                 $46.4

     Less:  Priority Claims (g)                                          $ 0.0
                                                                         -----

                    Net Proceeds Distributable to Holder of
                             Impaired Claims And Equity Interests        $46.4
                                                                         =====


NOTES TO LIQUIDATION ANALYSIS:
-----------------------------

(a) The Estimated Disposition of the Operating Subsidiaries and General Partnership Interests of CHI assumes the operations of CHI are sold as a going-concern and on a consolidated basis through a sale of the 13 direct primary subsidiaries. The 13 direct primary subsidiaries of CHI are: CHI Finance, Inc., CHI Acquisitions, Inc., CHI Universal, Inc., Littlefield Hydro Company, Inc., Essex Company, Asotin Hydro Company, Inc., Consolidated Hydro New York, Inc., Consolidated Hydro Vermont, Inc., Kinneytown Hydro Company, Inc., LaChute Hydro Company, Inc., Minnewana Hydro Company, Inc., Boot Hydropower, Inc., and Aziscohos Hydro Company, Inc. A sale of effectively the entire operations of CHI through a sale of the direct subsidiaries of the holding company is the most efficient method of disposing of the assets of CHI due to, among other things, (i) the extensive regulatory approvals which would be required by various federal, state and municipal agencies for each subsidiary if one-off sales were pursued, and (ii) the extensive time required for individual subsidiaries to be marketed for sale. The estimated sales proceeds from a sale of the 13 direct primary subsidiaries of CHI are based upon the net present value of the projected free cash flow of the hydroelectric operations of the Company after corporate overhead and all subsidiary capital expenditure and debt service requirements. The discount rate utilized in this analysis to derive the net present value is based upon (i) certain company-specific information provide by senior management regarding the industry and the business, (ii) information regarding recent sales by the Company of certain assets in a non-forced sale environment, (iii) other relevant company and industry information, and (iv) a liquidation premium. A liquidation premium in the discount rate takes into account the effect the liquidation process would have on the operations of the business, including the impact on employees, suppliers and customers of the Company and the resulting impact on sales and cash flow as well as reflecting the forced sale nature of the sales process.

(b) Reflects the total unrestricted cash accumulated as of the estimated liquidation date of December 31, 1999. This amount includes free cash flow earned during the interim period prior to the liquidation sale but excludes (i) $5.0 million which is assumed to be required for general working capital and (ii) $4.5 million related to the use of letters of credit through the New Working Capital Facility which would not be available in a liquidation scenario. Interest is assumed to be earned on the cash balances at a rate of 5%.

(c) Section 326 of the Bankruptcy Code limits the Chapter 7 Trustee Fees to 3% of all monies disbursed or turned over in the case by the Chapter 7 Trustee to parties in interest, excluding the debtor, but including holders of secured claims. In this analysis, Chapter 7 Trustee Fees were estimated at the cap imposed by Section 326.

(d) Includes administrative claims for fees for certain accounting, legal, and other professionals including financial advisors, who would likely be required to assist the Trustee in case administration and in the sale process.

(e) Includes costs associated with the administration of the Chapter 11 prior to its conversion to a Chapter 7, including estimated senior management severance programs in order to retain management throughout the sale process.

(f) The Net Liquidation Proceeds have been discounted back to the Effective Date in order to make the recoveries to unsecured creditors and equity holders comparable under the Plan and as a result of a Chapter 7 case.

(g)         No priority claims, other than administrative expenses, are assumed.

DISTRIBUTION OF NET PROCEEDS

                        The following table sets forth an estimated distribution of the $46.4 million in net proceeds distributable to holders of nonpriority unsecured claims and equity interests in a hypothetical chapter 7 liquidation of CHI on the Effective Date and a comparison to estimated recoveries under the proposed chapter 11 Plan. The distribution in such liquidation gives effect to strict enforcement of all contractual subordination provisions. All dollar amounts are in millions.

==========================================================================================================
    Class          Security             Commencement    Chapter 7    Liquidation    Chapter 11     Plan
                                         Date Claim       Value       Recovery         Value     Recovery
----------------------------------------------------------------------------------------------------------
      3         Senior Discount            $184.5         $46.4         25.1%          $96.4       52.2%
                     Notes
----------------------------------------------------------------------------------------------------------
      7       Series F 8% Senior            $80.3         $0.0          0.0%           $0.6        0.7%
                   Preferred
----------------------------------------------------------------------------------------------------------
      8       Series H Cumulative          $124.0         $0.0          0.0%           $0.9        0.7%
                   Preferred
----------------------------------------------------------------------------------------------------------
      9         Series G Junior             $85.8         $0.0          0.0%           $0.6        0.7%
                   Preferred
----------------------------------------------------------------------------------------------------------
     10        Old Common Stock              N/A          $0.0          N/A            $0.0         N/A
==========================================================================================================


As illustrated by the foregoing, CHI believes that under the Plan each holder of an impaired claim in Class 3 and each holder of an impaired equity interest in Classes 7, 8 and 9 will receive on account of such claim or equity interest, property of a value, as of the Effective Date, that is more than the value such holder would receive if CHI were liquidated under chapter 7 of the Bankruptcy Code on the Effective Date. Accordingly, CHI believes the Plan satisfies the requirements of the best interests test set forth in section 1129(a)(7) of the Bankruptcy Code.

                                                                      SCHEDULE 1

















                          CHI'S HYDROELECTRIC PROJECTS